              As filed with the Securities and Exchange Commission.


                                                      '33 Act File No. 333-47640

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933


                         POST-EFFECTIVE AMENDMENT NO. 2


                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                      OHIO
         (State or other jurisdiction of incorporation or organization)

                                       63
            (Primary Standard Industrial Classification Code Number)

                                   31-1000740
                      (IRS Employer Identification Number)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
             (Principal Executive Offices of Registrant) (Zip Code)


    PATRICIA R. HATLER, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215

                            TELEPHONE: (614) 249-7111
        (Name, address, zip code, telephone number of agent for service)


          Approximate date of proposed sale to the public: May 1, 2002


If any securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ X ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

                              Cross Reference Sheet

                     Pursuant to Regulation S-K, Item 501(b)


                                                                                                                       Caption in
         Form S-1 Item No. and Caption                                                                                 Prospectus

1.       Forepart of the Registration Statement and
         Outside Front Cover of Prospectus.....................................................................Outside Front Cover

2.       Inside Front and Outside Back Cover
         Table of Contents .....................................................................................Inside Front Cover

3.       Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges....................................................................Summary Information
                                                                                                   (Not applicable with respect to
                                                                                               ratio of earnings to fixed charges)

4.       Use of Proceeds    ...........................................................................................Investments

5.       Determination of Offering Price............................................................................Not Applicable

6.       Dilution Not Applicable

7.       Selling Security Holders   Not Applicable

8.       Plan of Distribution Variable Annuity Contracts
                                                                                                     and the Distribution of GTOs

9.       Description of Securities to be Registered.....................................Description of the Guaranteed Term Options

10.      Interests of Named Experts and Counsel.....................................................................Not Applicable

11.      Information with Respect to Registrant......................................Nationwide Life and Annuity Insurance Company

12.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities.............................................................Not Applicable

                             GUARANTEED TERM OPTIONS
                   Under Variable Annuity Contracts Issued by
                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                              One Nationwide Plaza
                              Columbus, Ohio 43215
                            Telephone: 1-800-848-6331

                   The date of this Prospectus is May 1, 2002.

--------------------------------------------------------------------------------

THIS PROSPECTUS MUST BE READ ALONG WITH THE APPROPRIATE VARIABLE ANNUITY PROSPECTUS AND THE PROSPECTUSES DESCRIBING THE UNDERLYING MUTUAL FUND INVESTMENT OPTIONS. ALL OF THESE PROSPECTUSES SHOULD BE READ CAREFULLY AND MAINTAINED FOR FUTURE REFERENCE.


This prospectus describes investment options referred to as Guaranteed Term Options ("GTOs"), offered by Nationwide Life and Annuity Insurance Company ("NLAIC"). The GTOs are available under certain variable annuity contracts or variable life insurance policies (collectively, "variable contracts") issued by NLAIC. Generally, the variable annuity contracts offered by NLAIC provide an array of underlying mutual fund investment options, to which the contract owner allocates his or her purchase payments. The GTOs are separate, guaranteed interest investment options available under variable contracts.


GTOs provide for guaranteed interest rates to be credited over specified durations (referred to as "Guaranteed Terms"). Three (3), five (5), seven (7) and ten (10) year GTOs are available. The Specified Interest Rate is guaranteed to be credited for the duration of the Guaranteed Term on a daily basis, resulting in a guaranteed annual effective yield unless a withdrawal from the GTO occurs for any reason prior to the expiration of the Guaranteed Term. Different interest rates apply to each GTO and are determined and guaranteed by Nationwide in its sole discretion.

GTOs will produce a guaranteed annual effective yield at the Specified Interest Rate SO LONG AS AMOUNTS INVESTED ARE NEITHER WITHDRAWN NOR TRANSFERRED PRIOR TO THE END OF THE GUARANTEED TERM. IN THE EVENT OF A TRANSFER FOR ANY REASON PRIOR TO THE EXPIRATION OF THE GUARANTEED TERM, THE AMOUNT TRANSFERRED WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT.

Variable product prospectuses in which the GTOs are offered describe certain charges and deductions that may apply to the GTOs. A more detailed discussion of these charges and deductions, as they relate to particular variable contracts, is contained in the variable product prospectuses.

The minimum amount that may be allocated to a GTO is $1,000 per allocation.


NLAIC established the Nationwide Multiple Maturity VA-A, pursuant to Ohio law, to aid in reserving and accounting for GTO obligations. However, all of the general assets of NLAIC are available for the purpose of meeting the guarantees of the GTOs. Amounts allocated to the GTOs are generally invested in fixed income investments purchased by NLAIC. Variable annuity contract owners allocating amounts to a GTO have no claim against any assets of NLAIC, including assets held in the Nationwide Multiple Maturity VA-A.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE GTOS DESCRIBED IN THIS PROSPECTUS MAY NOT BE AVAILABLE IN ALL STATE JURISDICTIONS AND, ACCORDINGLY, REPRESENTATIONS MADE IN THIS PROSPECTUS DO NOT CONSTITUTE AN OFFERING IN SUCH JURISDICTIONS.

TABLE OF CONTENTS

GLOSSARY....................................................

INFORMATION ABOUT THE GTOS..................................
   1. General...............................................
   2. The Specified Interest Rate...........................
   3. The Investment Period.................................
   4. Guaranteed Terms......................................
   5. GTOs at Maturity......................................
   6. The Market Value Adjustment...........................
      A. General Information Regarding the
         Market Value Adjustment............................
      B. Constant Maturity Treasury Rates...................
      C. The Market Value Adjustment Formula................
   7. Contract Charges......................................
   8. GTOs at Annuitization.................................

INVESTMENTS.................................................

CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GTOs......


NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY...............
   1. Business..............................................
      A. Organization.......................................
      B. Business Segments..................................
      C. Ratings............................................
      D. Competition........................................
      E. Regulation.........................................
      F. Employees..........................................
   2. Properties............................................
   3. Legal Proceedings.....................................
   4. Submissions of Matters to a Vote of Security
        Holders.............................................
   5. Market for the Registrant's Common Stock and
        Related Shareholder Matters.........................
   6. Selected Consolidated Financial Data..................
   7. Management's Narrative Analysis of the Results
        of Operations.......................................
      A. Introduction.......................................
      B. Critical Accounting Policies and Recently
            Issued Accounting Pronouncements................
         (i)    Impairment Losses on Investments............
         (ii)   Valuation Allowances on Mortgage Loans
                  on Real Estate............................
         (iii) Deferred Policy Acquisitions Costs for Investment Products and Universal Life
                  Insurance Products........................

         (iv)   Federated Income Taxes......................
      C. Results of Operations
          (i)   Revenues
          (ii)  Benefits and Expensese
          (iii) Other Data
          (iv)  Sales Information
      D.  Business Segments
          (i)   Individual Annuity
          (ii)  Institutional Products
          (iii) Life Insurance
          (iv)  Corporate
      E.  Related Party Transactions

      F.  Off-Balance Sheet Transactions

   8. Quantitative and Qualitative Disclosures About
        Market Risk.........................................
      A. Market Risk Sensitive Financial Instruments........
         (i)    Interest Rate Risk..........................
         (ii)   Asset/Liability Management Strategies
                  to Manage Interest Rate Risk..............
         (iii)  Use of Derivatives to Manage Interest
                  Rate Risk.................................
         (iv)   Foreign Currency Risk Management............
         (v)    Characteristics of Interest Rate
                  Sensitive Financial Instruments...........
         (vi)   Equity Market Risk..........................
      B. Inflation..........................................
   9. Directors and Executive Officers......................
  10. Executive Compensation................................
      A. Compensation.......................................
      B. Performance Incentive Plan.........................
      C. Senior Executive Incentive Plan....................
      D. Nationwide Economic Value
         Incentive Plan.....................................
      E. Deferred Compensation Program......................
      F. Savings Plan.......................................
      G. Supplemental Defined Contribution Plan.............
      H. Amended and Restated Nationwide Financial
           Services, Inc. 1996 Long-Term Equity
           Compensation Plan................................

      I. Equity Compensation Plan of NFS Information........


      J. Option/SAR Grants in Last Fiscal Year for NFS......


      K. Aggregated Option/SAR Exercises in Last
           Fiscal Year and Fiscal Year-end
           Option/SAR Values for NFS........................

      L. Aggregated Option/SAR Exercises in Last
           Fiscal Year and Fiscal Year-end
           Option/SAR Values for GGI........................
      M. Pension Plans......................................
         (i)    Retirement Plan.............................
         (ii)   Excess and Supplemental Plans...............
  11. Compensation Committee Joint Report on
        Executive Compensation..............................
      A. Introduction.......................................
      B. Compensation Philosophy and Objectives.............
      C. Elements of 2001 Executive Compensation............
         (i)    Base Salaries...............................
         (ii)   Annual Incentive Compensation...............
         (iii)  Long-Term Incentive Compensation............

      D. Compensation of the Chief Executive
         Officer............................................
      E. Policy on Deductibility of Compensation............
         (i)    Nationwide Financial Services Inc.'s
                Compensation Committee......................
         (ii)   Nationwide Life Insurance Company
                Compensation Committee......................
      F. Security Ownership of Certain Beneficial
         Owners and Management..............................
      G. Certain Relationships and Other Transactions.......
         (i)    Intercompany Agreement......................
         (ii)   License to Use Nationwide Name and
                Service Marks...............................
         (iii)  Equity Purchase Rights......................
         (iv)   Registration Rights.........................
         (v)    Nationwide Mutual Agents....................
         (vi)   Federal Income Taxes........................
         (vii)  Savings Plan................................
         (viii) Lease.......................................
         (ix)   Modified Coinsurance Agreements.............
         (x)    Cost Sharing Agreement......................
         (xi)   Marketing Allowance Agreements..............
         (xii)  Repurchase Agreement........................
         (xiii) Group Annuity and Life Insurance Contracts..
         (xiv)  Partial Sale of Limited Partnership.........
         (xv)   Transactions with Management and Others.....
  12. Exhibits, Financial Statement Schedules and
      Reports...............................................
   Appendix.................................................

GLOSSARY

CONSTANT MATURITY TREASURY RATE- The rate of interest used in the Market Value Formula. Constant Maturity Treasury Rates for maturity durations of 1, 2, 3, 5, 7 and 10 years are declared regularly by the Federal Reserve Board.

GUARANTEED TERM OPTION ("GTO")- An investment option offered under variable contracts which provides a Specified Interest Rate over Guaranteed Terms, so long as certain conditions are met.

GUARANTEED TERM- The period corresponding to a 3, 5, 7 or 10 year GTO. Amounts allocated to a GTO will be credited with a Specified Interest Rate over the corresponding Guaranteed Term, so long as such amounts are not distributed from the GTO prior to the Maturity Date. Because every Guaranteed Term will end on the final day of a calendar quarter, the Guaranteed Term may last for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of the allocation to the GTO.

MARKET VALUE ADJUSTMENT- The upward or downward adjustment in value of amounts allocated to a GTO which are withdrawn from the GTO for any reason prior to the Maturity Date.

MATURITY DATE- The date on which a GTO matures. The date will be the last day of the calendar quarter during the third, fifth, seventh or tenth anniversary on which amounts are allocated to a 3, 5, 7 or 10 year GTO, respectively.

MATURITY PERIOD- The period during which the value of amounts allocated under a GTO may be distributed without any Market Value Adjustment. The Maturity Period will begin on the day following the Maturity Date and will end on the thirtieth day after the Maturity Date.

SPECIFIED INTEREST RATE- The interest rate guaranteed to be credited to amounts allocated to a GTO so long as the allocations are not distributed for any reason prior to the Maturity Date.

SPECIFIED VALUE- The amount of a GTO allocation, plus interest accrued at the Specified Interest Rate, minus surrenders, transfers and any other amounts distributed. The Specified Value is subject to a Market Value Adjustment at all times other than during the Maturity Period.

INFORMATION ABOUT THE GTOS

1.   GENERAL


     GTOs are guaranteed interest rate investment options available under certain variable contracts issued by NLAIC. There are four different GTOs available: a 3 year GTO; a 5 year GTO; a 7 year GTO; and a 10 year GTO. A GTO may be purchased using purchase payments made to the contracts, or by using funds transferred from other investment options available in the variable contracts. Not all of the variable contracts issued by NLAIC offer GTOs, nor are GTOs available in every state. If GTOs are available under a variable annuity contract or variable life insurance policy, the prospectus for the variable product and this prospectus must be read together.

     The guarantees associated with the GTOs are borne exclusively by, and are legal obligations of, NLAIC. The Nationwide Multiple Maturity VA-A ("MMVAA"), authorized and created in accordance with Ohio law, was established for the sole purpose of reserving and accounting for assets associated with the GTOs. The assets of the MMVAA are owned by NLAIC. Contract owners with GTOs have no claim against the assets of the MMVAA, maintain no interest in the MMVAA and do not participate in the investment experience of the MMVAA.


     GTOs provide for a guaranteed interest rate (the "Specified Interest Rate"), to be credited as long as any amount allocated to the GTO is not distributed for any reason prior to the Maturity Date of the GTO. Each GTO has a Guaranteed Term. Generally, a 3 year GTO offers guaranteed interest at a Specified Interest Rate over 3 years, a 5 year GTO offers guaranteed interest at a Specified Interest Rate over 5 years, and so on. Because every GTO will mature on the last day of a calendar quarter, the Guaranteed Term of a GTO may extend for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of allocations made to 3, 5, 7 or 10 year GTOs, respectively.


     Amounts allocated to a GTO will be credited interest at the Specified Interest Rate for the duration of the Guaranteed Term associated with the GTO. Specified Interest Rates for each GTO are declared periodically at NLAIC's sole discretion. The Investment Period is the period of time during which declared Specified Interest Rates will be effective for new allocations. Investment Periods will typically last for one month, but may be longer or shorter depending on interest rate fluctuations in financial markets. During any particular Investment Period, any transfer allocation or new purchase payment allocation to a GTO will earn the Specified Interest Rate effective for that Investment Period for the duration of the Guaranteed Term of the GTO (see "Specified Interest Rates and Guaranteed Terms").


     Interest at the Specified Interest Rate will be credited daily to amounts allocated to a GTO, providing an annual effective yield. Interest at the Specified Interest Rate will continue to be credited as long as allocations remain in the GTO until the Maturity Date. However, any surrenders, transfers or withdrawals for any reason prior to the Maturity Date will be subject to a Market Value Adjustment.


     NLAIC applies the Market Value Adjustment by using the Market Value Adjustment Factor, which is derived from the Market Value Adjustment Formula. The Market Value Adjustment Factor is multiplied by the part of the Specified Value being withdrawn or transferred, resulting in either an increase or decrease in the amount of the withdrawal or transfer. The Market Value Adjustment Formula reflects the relationship between three factors:


         (1) the Constant Maturity Treasury Rate for the period coinciding with the Guaranteed Term of the GTO at investment;

         (2) the Constant Maturity Treasury Rate for the number of years remaining in a Guaranteed Term when the surrender, transfer or other withdrawal from the GTO occurs; and

         (3)  the number of days remaining in the Guaranteed Term of the GTO.

     Generally, the Market Value Adjustment Formula approximates the relationship between prevailing interest rates at the time of the GTO allocation, prevailing interest rates at time of transfer or surrender and the amount of time remaining in a Guaranteed Term (see "The Market Value Adjustment").

     Contract owners having GTOs with Maturity Dates coinciding with the end of the calendar quarter will be notified of the impending expiration of the GTO at least 15 days and at most 30 days prior to the end of each calendar quarter. Contract owners will then have the option of directing the withdrawal or transfer of the GTO, during the Maturity Period, without application of any Market Value Adjustment. However, any transfers from the GTO during this period may be subject to a surrender charge, assessed by the variable contract.


     If no direction is received by the thirtieth day following the Maturity Date, amounts in the GTO will be automatically transferred (with no Market Value Adjustment) to the available money market sub-account available in the variable contract. For the period commencing with the first day after the Maturity Date and ending on the thirtieth day following the Maturity Date, the GTO will be credited with the same Specified Interest Rate in effect before the Maturity Date (see "GTOs at Maturity").


     The minimum amount of any allocation to a GTO is $1,000 per allocation.


     Under certain rare circumstances, when volatility in financial markets compromises the ability of NLAIC to process allocations to or from the GTOs in an orderly manner, NLAIC may temporarily suspend the right to make additional allocations to the GTOs and/or to effect transfers or withdrawals from the GTOs. NLAIC anticipates invoking this suspension only when acceptance of additional allocations or the processing of withdrawals or transfers from GTOs cannot be executed by NLAIC in a manner consistent with its obligations to contract owners with existing or prospective interests in one or more GTOs. Under no circumstances, however, will NLAIC limit a contract owner's right to make at least one allocation to a GTO, and one transfer or withdrawal from a GTO, in any calendar year. All contract owners will be promptly notified of NLAIC's determination to invoke any suspension in the right to make allocations to, or to effect withdrawals or transfers from, the GTOs.


     In addition, the variable contracts that offer GTOs may impose certain restrictions on the transferability of invested assets within the variable contract. The variable product prospectus should be consulted with regard to specific transfer limitation provisions.

2.   THE SPECIFIED INTEREST RATE


     The Specified Interest Rate is the rate of interest guaranteed by NLAIC to be credited to allocations made to the GTOs for the corresponding Guaranteed Term, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the 4 different GTOs.



     Generally, NLAIC will declare new Specified Interest Rates monthly; however, depending on interest rate fluctuations, NLAIC may declare new Specified Interest Rates more or less frequently.



     NLAIC observes no specific method in establishing the Specified
     Interest Rates. However, NLAIC will attempt to declare Specified
     Interest Rates that are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Guaranteed Terms of the GTOs. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. NLAIC has no way of predicting what Specified Interest Rates may be declared in the future and there is no minimum Specified Interest Rate for any of the GTOs.



     Some NLAIC variable annuity contracts offer a Beneficiary Protector option. Under these contracts, where the contract owner has elected the Beneficiary Protector option, allocations made to the GTOs will be credited a guaranteed interest rate of 0.40% less than the guaranteed interest rate that applies to the GTOs if the Beneficiary Protector option is not elected.


3.   THE INVESTMENT PERIOD

     The Investment Period is the period of time during which a particular Specified Interest Rate is in effect for new allocations to the various GTOs. All allocations made to a GTO during an Investment Period are credited with the Specified Interest Rate in effect at the time of allocation. An Investment Period ends when a new Specified Interest Rate relative to the applicable GTO is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to GTOs during prior Investment Periods. Prior allocations to the GTO will be credited with the Specified Interest Rate in effect when the allocation was made.


     Interest at the Specified Interest Rate is credited to allocations made to GTOs on a daily basis, resulting in an annual effective yield guaranteed by NLAIC, unless amounts are withdrawn or transferred from the GTO for any reason prior to the Maturity Date. Interest at the Specified Interest Rate will be credited for the entire Guaranteed Term associated with the GTO. If amounts are withdrawn or transferred from the GTO for any reason prior to the Maturity Date, a Market Value Adjustment will be applied to the amount withdrawn or transferred.


     Information concerning the Specified Interest Rates in effect for the various GTOs can be obtained by calling the following toll free phone number: 1-800-848-6331.


4.   GUARANTEED TERMS

     The Guaranteed Term is the period of time corresponding with the selected GTO for which the Specified Interest Rate is guaranteed to be in effect, so long as the amounts allocated remain in the GTO until the Maturity Date. A Guaranteed Term always expires on a Maturity Date which will be the last day of a calendar quarter. Consequently, a Guaranteed Term may last up to 3 months longer than the anniversary date of the allocation to the GTO.

     For example, if an allocation is made to a 10 year GTO on August 1, 1999, the Specified Interest Rate for that GTO will be credited until September 30, 2009; the Guaranteed Term will begin on August 1, 1999 and end on September 30, 2009.

     Guaranteed Terms will be exactly 3, 5, 7 or 10 years only when an allocation to a GTO occurs on the first day of a calendar quarter.

5.   GTOS AT MATURITY


     NLAIC will send notice to contract owners of impending Maturity Dates (always the last day of a calendar quarter) at least 15 days and at most 30 days prior to the end of a Guaranteed Term. The notice will include the projected value of the GTO on the Maturity Date and will also specify options that contract owners have with respect to the maturing GTO.


     Once the GTO matures, contract owners may:

     (1) surrender the GTO, in part or in whole, without a Market Value Adjustment during the Maturity Period; however, any surrender charges that may be applicable under the variable contract will be assessed;

     (2) transfer (all or part) of the GTO, without a Market Value Adjustment, to any other investment option under the variable contract, including any of the underlying mutual fund sub-accounts, or another GTO of the same or different duration during the Maturity Period. A confirmation of any such transfer will be sent immediately after the transfer is processed; or

     (3) elect not to transfer or surrender all or a portion of the GTO, in which case the GTO will be automatically transferred to the available money market sub-account of the contract at the end of the Maturity Period. A confirmation will be sent immediately after the automatic transfer is executed.

          The GTO will continue to be credited with the Specified Interest Rate in effect before the Maturity Date during the Maturity Period, and prior to any of the transactions set forth in (1), (2), or (3) above.

6.   THE MARKET VALUE ADJUSTMENT

     A.  GENERAL INFORMATION REGARDING THE MARKET VALUE ADJUSTMENT

         GTOs that are surrendered, transferred or distributed for any reason prior to the Maturity Date for the GTO will be subject to a Market Value Adjustment. The Market Value Adjustment is determined by multiplying a Market Value Adjustment Factor (arrived at by using the Market Value Adjustment Formula) by the Specified Value, or the portion of the Specified Value being withdrawn. The Specified Value is the amount allocated to the GTO, plus interest accrued at the Specified Interest Rate, minus prior distributions. The Market Value Adjustment may either increase or decrease the amount of the distribution.


         The Market Value Adjustment is intended to approximate, without duplicating, NLAIC's experience when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when contract owners make withdrawals or transfers, or when the operation of the variable annuity contract requires a distribution, such as a death benefit. When liquidating assets, NLAIC may realize either a gain or a loss.



         If prevailing interest rates are higher than the Specified Interest Rate in effect at the time of the GTO allocation, NLAIC will realize a loss when it liquidates assets in order to process a surrender, death benefit or transfer; and therefore, application of the Market Value Adjustment under such circumstances will decrease the amount of the distribution.



         Conversely, if prevailing interest rates are lower than the Specified Interest Rate in effect at the time of the GTO allocation, NLAIC will realize a gain when it liquidates assets in order to process a surrender, death benefit or transfer; therefore, application of the Market Value Adjustment under such circumstances will increase the amount of the distribution.


         NLAIC measures the relationship between prevailing interest rates and the Specified Interest Rates through the Market Value Adjustment Formula, and relies upon Constant Maturity Treasury Rates to represent both prevailing interest rates and Specified Interest Rates. The Market Value Adjustment Formula and the Constant Maturity Treasury Rates are described more fully below.


     B.  CONSTANT MATURITY TREASURY RATES


         The Market Value Adjustment Formula used to determine the Market Value Adjustment Factor is based on Constant Maturity Treasury Rates which are declared by the Federal Reserve Board on a regular basis.
         NLAIC uses Constant Maturity Treasury Rates in its Market Value Adjustment Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets, which can be relied upon to reflect the relationship between Specified Interest Rates declared by NLAIC and the prospective interest rate fluctuations.



         Constant Maturity Treasury Rates for 1, 2, 3, 5, 7 and 10 years are published by the Federal Reserve Board on a regular basis. To the extent that the Market Value Adjustment Formula shown below requires a rate associated with a maturity not published (such as a 4, 6, 8 or 9 year maturity), NLAIC will calculate such rates based on the relationship of the published rates. For example, if the published 3 year rate is 6% and the published 5 year rate is 6.50%, the 4 year rate will be calculated as 6.25%.


     C.  THE MARKET VALUE ADJUSTMENT FORMULA

         The Market Value Adjustment Formula is used when a distribution is made from a GTO during the Guaranteed Term. The Market Value Adjustment is a calculation expressing the relationship between three factors:

         (1) the Constant Maturity Treasury Rate for the period of time coinciding with the Guaranteed Term of the GTO;

         (2) the Constant Maturity Treasury Rate for a period coinciding with the time remaining in the Guaranteed Term of a GTO when a distribution giving rise to a Market Value Adjustment occurs; and

         (3) the number of days remaining in the Guaranteed Term of the GTO.

         The formula for determining the Market Value Adjustment Factor is:

                                                           t
                        --------                  --------

                                      1 + a
                                 -----------------
                                  1 + b + .0025
                        --------                  --------

         Where:

         a = the Constant Maturity Treasury Rate for a period equal to the Guaranteed Term at the time of deposit in the GTO;

         b = the Constant Maturity Treasury Rate at the time of distribution for a period of time equal to the time remaining in the Guaranteed Term. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Term; and

         t = the number of days until the Maturity Date, divided by 365.25.


         In the case of "a" above, the Constant Maturity Treasury Rate used will be the Constant Maturity Treasury Rate declared on Fridays by the Federal Reserve Board, and placed in effect by NLAIC on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.



         In the case of "b" above, the Constant Maturity Treasury Rate used will be the Constant Maturity Treasury Rate, declared on Fridays by the Federal Reserve Board, and placed in effect by NLAIC on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the Market Value Adjustment.


         The Market Value Adjustment Factor will be equal to 1 during the Investment Period.

         The Market Value Adjustment Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated.

         This is represented in the addition of .0025 in the Market Value Adjustment Formula.

         The result of the Market Value Adjustment Formula shown above is the Market Value Adjustment Factor. The Market Value Adjustment Factor is the market value that is multiplied by the Specified Value, or that portion of the Specified Value being distributed from a GTO, in order to effect a Market Value Adjustment. The Market Value Adjustment Factor will either be greater than, less than, or equal to 1 and will be multiplied by the Specified Value (or a portion of the Specified Value) being withdrawn from the GTO for any reason. If the Market Value Adjustment Factor is greater than 1, a gain will be realized by the contract owner; if the Market Value Adjustment Factor is less than 1, a loss will be realized. If the Market Value Adjustment Factor is exactly 1, no gain or loss will be realized.


         If the Federal Reserve Board halts publication of Constant Maturity Treasury Rates, or if, for any other reason, Constant Maturity Treasury Rates are not available, NLAIC will use appropriate rates based on U.S. Treasury Bond yields.


         Examples of how to calculate Market Value Adjustments are provided in the Appendix.

7.   CONTRACT CHARGES

     The variable contracts under which GTOs are made available have various fees and charges, some of which may be assessed against allocations made to GTOs.

     Surrender charges, if applicable, will be assessed against full or partial surrenders from the GTOs. If a surrender occurs prior to the Maturity Date for a particular GTO, the amount surrendered is subject to a Market Value Adjustment in addition to any surrender charge assessed pursuant to the terms of the variable contract. The variable product prospectus fully describes the surrender charges. Please refer to the variable product prospectus for complete details regarding the surrender charges under the variable contracts.

     Mortality and expense risk charges, administrative charges and contract maintenance charges that may be assessed under variable contracts are not assessed against any allocation to a GTO. Such charges apply only to the underlying mutual fund options available in the variable contracts.

8.   GTOS AT ANNUITIZATION

     GTOs are not available as investment options for variable annuity contracts that are annuitized. If a variable annuity contract is annuitized while a GTO is in effect, and prior to the Maturity Date of the GTO, a Market Value Adjustment will apply to amounts transferred to other investment options under the variable annuity contract that may be used during annuitization.

INVESTMENTS


NLAIC intends to invest amounts allocated to GTOs in high quality, fixed interest investments (investment grade bonds, mortgages, and collateralized mortgage obligations) in the same manner as NLAIC invests its general account assets. NLAIC takes into account the various maturity durations of the GTOs (3, 5, 7 and 10 years) and anticipated cash-flow requirements when making investments. NLAIC is not obligated to invest GTO allocations in accordance with any particular investment objective, but will generally adhere to NLAIC's overall investment philosophy. The Specified Interest Rates declared by NLAIC for the various GTOs will not necessarily correspond to the performance of the nonunitized separate account.


CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GTOS


The GTOs are available only as investment options under certain variable contracts issued by NLAIC. The appropriate variable product prospectus and, if applicable, the Statement of Additional Information should be consulted for information regarding the distribution of the variable contracts.


NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

1.   BUSINESS

     A.  ORGANIZATION


         Nationwide Life and Annuity Insurance Company (formerly, Financial Horizons Life Insurance Company) (NLAIC) was organized under Ohio law in February 1981. NLAIC is a wholly owned subsidiary of Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company). The Company offers a variety of forms of life insurance, annuities and retirement products.



         Prior to January 27, 1997, NLIC was wholly owned by Nationwide Corporation (Nationwide Corp.). On that date, Nationwide

         Corp. contributed the outstanding shares of NLIC's common stock to Nationwide Financial Services, Inc. (NFS), a holding company formed by Nationwide Corp. in November 1996 for NLIC and other companies within the Nationwide group of companies that offer or distribute long-term savings and retirement products. On March 6, 1997, NFS completed an initial public offering of its Class A common stock.


         During 1996 and 1997, Nationwide Corp. and NFS completed certain transactions in anticipation of the initial public offering that focused the business of NFS on long-term savings and retirement products. On September 24, 1996, NLIC declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of certain subsidiaries that do not offer or distribute long-term savings and retirement products. In addition, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to two affiliates effective January 1, 1996. Additionally, NLIC paid $900.0 million of dividends, $50.0 million to Nationwide Corp. on December 31, 1996 and $850.0 million to NFS, which then made an equivalent dividend to Nationwide Corp., on February 24, 1997.


         NFS contributed $836.8 million to the capital of NLIC during March
         1997.



         In December 2001, NFS invested in a $300.0 million, 7.50% surplus note issued by the Company, which is due on December 17, 2031.


         Besides NLAIC, wholly owned subsidiaries of NLIC as of December 31, 2001 include Nationwide Securities, Inc. (NS) formerly, Nationwide Advisory Services, Inc., and Nationwide Investment Services Corporation
         (NISC).

         The Company is a member of the Nationwide group of companies (Nationwide), which consists of Nationwide Mutual Insurance Company
         (NMIC) and all of its subsidiaries and affiliates.

         NLAIC offers universal life insurance, variable universal life insurance, corporate-owned life insurance and individual annuity contracts on a non-participating basis. NS and NISC are registered broker/dealers.


         The Company is a leading provider of life insurance, long-term savings and retirement products in the United States (U.S.). The Company develops and sells a diverse range of products including individual annuities, private and public sector pension plans, and life insurance. By developing and offering a wide variety of products, the Company believes that it has positioned itself to compete effectively in various stock market and interest rate environments. The Company sells its products through a diverse distribution network, including independent broker/dealers, brokerage firms, pension plan administrators, life insurance specialists, financial institutions, Nationwide Retirement Solutions and Nationwide agents.


         The Company is one of the leaders in the development and sale of variable annuities. As of December 31, 2001, the Company was the 4th largest writer of individual variable annuity contracts in the U.S., according to The Variable Annuity Research & Data Service (VARDS).


         The Company has grown in recent years as a result of its long-term investment in developing the distribution channels necessary to reach its target customers and the products required to meet the demands of these customers. The Company believes its growth has been enhanced further by favorable demographic trends, the growing tendency of Americans to supplement traditional sources of retirement income with self-directed investments, such as products offered by the Company, and the performance of the financial markets, particularly the U.S. stock markets, in recent years.


     B.  BUSINESS SEGMENTS

         The Company reports three product segments: Individual Annuity, Institutional Products and Life Insurance. In addition, the Company reports certain other revenues and expenses, in a Corporate segment.

         The Individual Annuity segment, which accounted for $231.4 million (36%) of the Company's operating income before federal income tax expense for 2001, consists of individual The Best of AMERICA (R) and private label deferred variable annuity products, deferred fixed annuity products and income products. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.


         The Institutional Products segment, which accounted for $207.8 million (32%) of the Company's operating income before federal income tax expense for 2001, is comprised of the Company's private and public sector group retirement plans and medium-term note program. The private sector includes the 401(k) business generated through fixed and variable annuities. The public sector includes the Internal Revenue Code (IRC) Section 457 business in the form of fixed and variable annuities.


         The Life Insurance segment, which accounted for $184.7 million (28%) of the Company's operating income before federal income tax expense for 2001, consists of investment life products, including both individual variable life and corporate-owned life insurance (COLI) products, traditional life insurance products and universal life insurance. Life insurance products provide a death benefit and generally also allow the customer to build cash value on a tax-advantaged basis.


         The Corporate segment accounted for $26.6 million (4%) of the Company's operating income (which excludes non-securitization related net realized gains and losses on investments, hedging instruments and hedged items) before federal income tax expense for 2001.



         Additional information related to the Company's business segments is included in the notes to the financial statements, which can be found later in this prospectus.


     C.  RATINGS


         Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in the Company and its ability to market its annuity and life insurance products. Rating organizations continually review the financial performance and condition of insurers, including the Company. Any lowering of the Company's ratings could have a material adverse effect on the Company's ability to market its products and could increase the surrender of the Company's annuity products. Both of these consequences could, depending upon the extent thereof, have a material adverse effect on the Company's liquidity and, under certain circumstances, net income. NLIC is rated "A+" (Superior) by A.M. Best Company, Inc. (A.M. Best) and its claims-paying ability/financial strength is rated "Aa3" (Excellent) by Moody's Investor Services, Inc. (Moody's), and "AA" (Very Strong) by Standard & Poor's, a Division of The McGraw-Hill Companies, Inc. ("S&P").


         The foregoing ratings reflect each rating agency's opinion of NLIC's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed toward the protection of investors. Such factors are of concern to policyholders, agents and intermediaries.

         The Company's financial strength is also reflected in the ratings of commercial paper. The commercial paper is rated "AMB-1" by A.M Best, "A-1+" by S&P and "P-1" by Moody's.

     D.  COMPETITION

         The Company competes with a large number of other insurers as well as non-insurance financial services companies, such as banks, broker/dealers and mutual funds, some of whom have greater financial resources, offer alternative products and, with respect to other insurers, have higher ratings than the Company. The Company believes that competition in the Company's lines of business is based on price, product features, commission structure, perceived financial strength, claims-paying ratings, service and name recognition.

         On November 12, 1999, the Gramm-Leach-Bliley Act (the Act), was signed into law. The Act modernizes the regulatory framework for financial services in the U. S., which allows banks, securities firms and insurance companies to affiliate more directly than they have been permitted to do in the past. While the Act facilitates these affiliations, to date no significant competitors of the Company have acquired, or have been acquired by, a banking entity under authority of the Act. Nevertheless, it is not possible to anticipate whether such affiliations might occur in the future.

     E.  REGULATION

         NLIC and NLAIC, as with other insurance companies, are subject to extensive regulation and supervision in the jurisdictions in which they do business. Such regulations limit the amount of dividends and other payments that can be paid by insurance companies without prior approval and impose restrictions on the amount and type of investments insurance companies may hold. These regulations also affect many other aspects of insurance companies' businesses, including licensing of insurers and their products and agents, risk-based capital requirements and the type and amount of required asset valuation reserve accounts. These regulations are primarily intended to protect policyholders rather than shareholders. The Company cannot predict the effect that any proposed or future legislation may have on the financial condition or results of operations of the Company.


         Insurance companies are required to file detailed annual and quarterly statutory financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or the restructuring of insurance companies.



         As part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the insurance departments of two or three other states under guidelines promulgated by the National Association of Insurance Commissioners
         (NAIC). The most recently completed examination of NLIC and NLAIC was conducted by the Ohio and Delaware insurance departments for the four-year period ended December 31, 1996. The final reports of these examinations did not result in any significant issues or adjustments. The Ohio Department of Insurance recently started the examination of NLIC and NLAIC for the five-year period ended December 31, 2001. No reports have been issued as of the date of this filing.


         The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of:


         (i) 10% of statutory-basis policyholders' surplus as of the prior December 31; or



         (ii) the statutory-basis net income of the insurer for the 12-month period ending as of the prior December 31.


         As of December 31, 2001, $141.0 million in dividends could be paid by NLIC without prior approval. The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the State of Ohio insurance laws as the amount equal to the Company 's unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer's policyholder surplus must be reasonable in relation to the insurer's outstanding liabilities and adequate for its financial needs. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its stockholders. The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends in the future.

     F.  EMPLOYEES

         As of December 31, 2001, the Company had approximately 3,000 employees. None of the employees of the Company are covered by a collective bargaining agreement and the Company believes that its employee relations are satisfactory.

2.   PROPERTIES


     Pursuant to an arrangement between NMIC and certain of its subsidiaries, during 2001 the Company leased on average approximately 806,000 square feet of office space primarily in the four building home office complex in Columbus, Ohio. The Company believes that its present facilities are adequate for the anticipated needs of the Company.


3.   LEGAL PROCEEDINGS

     The Company is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company.

     In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.


     On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. No class has been certified. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and the other named defendants. On January 25, 2002, the plaintiffs filed the motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. The Company intends to defend this lawsuit vigorously.


     On August 15, 2001, the Company was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 5, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of plan trustees who purchased variable annuities to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from the Company which invested in mutual funds that were offered by separate mutual fund companies; that the Company was a fiduciary under ERISA and that the Company breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by the Company; and that the Company violated ERISA by replacing many of the mutual funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid more in revenue sharing. The amended complaint seeks disgourgement of fees by the Company and other unspecified compensatory damages. On November 15, 2001, the Company filed a motion to dismiss the amended complaint, which has not been decided. On December 3, 2001, the plaintiffs filed a motion for class certification. On January 15, 2002, the plaintiffs filed a response to the Company's motion to dismiss the amended complaint. On February 22, 2002, the Company filed a reply in support of its motion to dismiss. The class has not been certified. The Company intends to defend this lawsuit vigorously.

     There can be no assurance that any such litigation will not have a material adverse effect on the Company in the future.

4.   SUBMISSIONS OF MATTERS TO A VOTE OF SECURITY HOLDERS

     During the fourth quarter of 2001, no matters were submitted to a vote of security holders through the solicitation of proxies or otherwise.

5.   MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS


     There is no established public trading market for NLAIC's shares of common stock. All of its 66,000 shares of common stock issued and outstanding are owned by NLIC.





     NLAIC currently does not have a formal dividend policy.



     Reference is made to the notes of the financial statements for information regarding dividend restrictions, which appears later in this prospectus.

6.   SELECTED CONSOLIDATED FINANCIAL DATA(1)



FIVE-YEAR SUMMARY
(in millions, except per share amounts)
RESULTS OF OPERATIONS(2)                                                         Years ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                              2001          2000          1999          1998        1997
--------------------------------------------------------------------------------------------------------------------------
Policy charges                                          $   1,019.1   $   1,092.2   $     895.6   $     698.9   $     545.2
Life insurance premiums                                       251.1         240.0         220.8         200.0         205.4
Net investment income                                       1,739.2       1,668.4       1,530.5       1,486.8       1,413.9
Net realized (losses) gains on investments,
  hedging instruments and hedged items:
     Unrelated parties                                        (70.3)        (24.9)        (11.0)         17.9          11.1
     Related party                                             44.4          --            --            --            --
Other                                                         195.5         194.6         167.4         108.1          62.8
-----------------------------------------------------------------------------------------------------------------------------
  Total revenues                                            3,179.0       3,170.3       2,803.3       2,511.7       2,238.4
-----------------------------------------------------------------------------------------------------------------------------
Interest credited and other benefits                        1,570.3       1,470.0       1,349.2       1,284.4       1,235.4
Interest expense on debt and trust securities                  54.9          48.5          47.2          35.1          26.1
Other operating expenses                                      991.1       1,027.9         834.1         686.7         569.9
-----------------------------------------------------------------------------------------------------------------------------
  Total benefits and expenses                               2,616.3       2,546.4       2,230.5       2,006.2       1,831.4
-----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before federal
income tax expense and cumulative effect of adoption
of accounting principles                                      562.7         623.9         572.8         505.5         407.0
Federal income tax expense                                    142.8         189.0         191.5         173.1         141.8
-----------------------------------------------------------------------------------------------------------------------------
  Income from continuing operations before cumulative
     effect of adoption of accounting principles              419.9         434.9         381.3         332.4         265.2
Cumulative effect of adoption of accounting
   principles, net of tax                                      (7.1)         --            --            --            --
-----------------------------------------------------------------------------------------------------------------------------
  Net income                                            $     412.8   $     434.9   $     381.3   $     332.4   $     265.2
=============================================================================================================================

Basic and diluted net income per common share           $      3.20   $      3.38   $      2.96   $      2.58   $      2.14
Cash dividends declared                                 $      0.48   $      0.46   $      0.38   $      0.30   $      0.18
Weighted average common shares outstanding
  Basic                                                       128.9         128.7         128.5         128.5         124.0
  Diluted                                                     129.2         128.9         128.6         128.6         124.1

OTHER DATA
RECONCILIATION OF NET INCOME TO
  NET OPERATING INCOME(2)

Net income                                              $     412.8   $     434.9   $     381.3   $     332.4   $     265.2

Realized losses (gains) on investments, hedging
  instruments and hedged items, excluding
  securitizations, net of tax                                  18.0          16.1           7.0         (11.7)         (7.9)
Cumulative effect of adoption of accounting
principles, net of tax                                          7.1          --            --            --            --
-----------------------------------------------------------------------------------------------------------------------------
  Net operating income                                        437.9         451.0         388.3         320.7         257.3
Pro forma adjustments                                          --            --            --            --            (2.9)
-----------------------------------------------------------------------------------------------------------------------------
  Pro forma net operating income                        $     437.9   $     451.0   $     388.3   $     320.7   $     254.4
=============================================================================================================================
Net operating return on average equity(3)
                                                               14.2%         16.7%         16.6%         15.8%         14.5%
=============================================================================================================================


(1) Selected consolidated financial data of NFS. NLAIC is a second tier, wholly-owned subsidiary of NFS.



(2) Comparisons between 2001, 2000, 1999 and 1998 results of operations and those of 1997 are affected by the Company's initial public offering in March 1997 and companion offerings of senior notes and capital securities as well as the $900.0 million of dividends paid prior to the initial public offering. Pro forma amounts adjust for these transactions.

(3) Based on net operating income and excluding accumulated other comprehensive income.



(4) See "Sales Information" included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional disclosure on sales.



(in millions, except per share amounts)

SUMMARY OF FINANCIAL POSITION(2)                                               As of December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                         2001           2000             1999           1998          1997
-------------------------------------------------------------------------------------------------------------------------------
Total invested assets                             $   27,814.4    $  23,359.2      $   22,587.9    $   20,940.5    $ 19,673.2

Deferred policy acquisition costs                      3,213.7        2,872.7           2,555.8         2,022.3       1,665.4

Other assets                                           1,286.1          977.9             755.0           772.6         829.9

Separate account assets                               59,646.7       65,968.8          67,155.3        50,935.8      37,724.4

-------------------------------------------------------------------------------------------------------------------------------
  Total assets                                    $   91,960.9    $  93,178.6      $   93,054.0    $   74,671.2    $ 59,892.9

===============================================================================================================================

Policy reserves                                   $   25,491.6    $  22,243.3      $   21,868.3    $   19,772.2    $ 18,702.8

Other liabilities                                      2,482.3        1,370.6             944.9           917.3         943.1

Long-term debt                                           597.0          298.4             298.4           298.4         298.4

Separate account liabilities                          59,646.7       65,968.8          67,155.3        50,935.8      37,724.4
-------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                   88,217.6       89,881.1          90,266.9        71,923.7      57,668.7
-------------------------------------------------------------------------------------------------------------------------------

NFS-obligated mandatorily redeemable capital
  and preferred securities of subsidiary trusts          300.0          300.0             300.0           300.0         100.0

Shareholders' equity                                   3,443.3        2,997.5           2,487.1         2,447.5       2,124.2

-------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity      $   91,960.9    $  93,178.6      $   93,054.0    $   74,671.2    $ 59,892.9

===============================================================================================================================

Book value per common share                       $      26.71    $     23.29      $      19.35    $      19.04    $    16.53
===============================================================================================================================


CUSTOMER FUNDS MANAGED AND ADMINISTERED

Individual annuity                                $   42,186.7    $  43,694.9      $   44,023.7    $   35,315.2    $ 28,156.4

Institutional products                                50,417.3       47,154.0          48,321.7        38,582.0      25,812.4
Life insurance                                         8,099.2        7,225.5           5,913.8         4,613.4       3,487.0
Asset management:
  Gross                                               24,347.5       22,953.4          22,866.7        19,825.5       7,840.0
  Intercompany eliminations                          (11,911.8)     (10,031.7)         (9,978.5)       (8,154.7)     (5,285.0)
-------------------------------------------------------------------------------------------------------------------------------
  Asset management, net                               12,435.7       12,921.7          12,888.2        11,670.8       2,555.0
-------------------------------------------------------------------------------------------------------------------------------
                                                  $  113,138.9    $ 110,996.1      $  111,147.4    $   90,181.4    $ 60,010.8
===============================================================================================================================


                                                                           Years ended December 31,
--------------------------------------------------------------------------------------------------------------------------
(in millions)                                        2001            2000           1999             1998          1997
--------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME BEFORE FEDERAL INCOME
  TAX EXPENSE BY BUSINESS SEGMENT(2)
Individual annuity                              $    227.2      $    276.3      $    254.4      $    230.2     $    186.9
Institutional products                               205.7           224.6           201.5           164.8          126.2

Life insurance                                       189.7           161.1           122.7            88.8           66.7

Asset management                                      12.7             4.5            22.9            14.0           11.7

Corporate                                            (44.8)          (17.7)          (17.7)          (10.2)           4.4
--------------------------------------------------------------------------------------------------------------------------
                                                $    590.5      $    648.8      $    583.8      $    487.6     $    395.9
==========================================================================================================================

SALES BY BUSINESS SEGMENT(4)

Individual annuity                              $  7,625.6      $  7,338.7      $  6,392.3      $  6,140.2     $  5,636.1

Institutional products                             6,985.7         7,392.2         6,645.6         5,461.8        3,981.9

Life insurance                                     1,540.6         1,530.2         1,095.9           653.2          468.7

7.   MANAGEMENT'S NARRATIVE ANALYSIS OF THE RESULTS
     OF OPERATIONS

     A.   INTRODUCTION


     Management's narrative analysis of the results of operations of NLIC and subsidiaries for the three years ended December 31, 2001 follows. This discussion should be read in conjunction with the Company's financial statements and related notes included later in this report.


     Management's discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities:

     (a) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board;

     (b) tax law changes impacting the tax treatment of life insurance and investment products;

     (c)  the repeal of federal estate tax;

     (d) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors;

     (e) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements;

     (f) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers;

     (g) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market;

     (h) changes in interest rates and the capital markets causing a reduction of investment income and/or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products;

     (i) general economic and business conditions which are less favorable than expected;

     (j) competitive, regulatory or tax changes that affect the cost of, or demand for the Company's products;

     (k) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; and

     (l) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts.

     B.  CRITICAL ACCOUNTING POLICIES AND RECENTLY
         ISSUED ACCOUNTING PRONOUNCEMENTS

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

     The most critical estimates include those used in determining impairment losses on investments, valuation allowances for mortgage loans on real estate, deferred policy acquisition costs for investment products and universal life insurance products and federal income taxes.


     See the notes to the consolidated financial statements, included later in this prospectus, for a discussion of the Company's significant accounting policies, including recently issued accounting pronouncements.


(i)  Impairment Losses on Investments

     Management regularly reviews its fixed maturity and equity securities portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value as compared to amortized cost or cost, as appropriate, of the security, the length of time the security's fair value has been below amortized cost/cost, and by how much, specific credit issues related to the issuer and current economic conditions. Impairment losses result in a reduction of the cost basis of the underlying investment.

     Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

     Significant changes in the factors the Company considers when evaluating investments for impairment losses could result in a significant change in impairment losses reported in the consolidated financial statements.

(ii) Valuation Allowances on Mortgage Loans on Real Estate

     The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the Company determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the estimated value of the mortgage loan. Estimated value is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.

     The valuation allowance account for mortgage loans on real estate is maintained at a level believed adequate by the Company to absorb estimated probable credit losses. The Company's periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Significant changes in the factors the Company considers in determining the valuation allowance on mortgage loans on real estate could result in a significant change in the provision for valuation allowance reported in the consolidated financial statements.

(iii) Deferred Policy Acquisition Costs for Investment Products and Universal Life Insurance Products

     The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses that relate to and vary with the production of new or renewal business have been deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period.


     For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest spreads, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. The Company regularly reviews the estimated future gross profits and revises such estimates when appropriate. The cumulative change in amortization as a result of changes in estimates to reflect current best estimates is recorded as a charge or credit to amortization expense. The most significant assumptions that are involved in the estimation of future gross profits include future market performance and surrender/lapse rates. In the event actual experience differs significantly from assumptions or assumptions are significantly revised, the Company may be required to record a significant charge or credit to amortization expense. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in the notes of the financial statements included in this prospectus.


(iv) Federal Income Taxes

     The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain expenses and the realization of certain tax credits. In the event the ultimate deductibility of certain expenses or the realization of certain tax credits differ from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements.

     C. RESULTS OF OPERATIONS

(i)  Revenues

     Total operating revenues, which include net realized gains and losses from mortgage loan securitizations and exclude all other net realized gains and losses on investments, hedging instruments and hedged items, increased to $3.01 billion in 2001 compared to $3.00 billion for 2000 and $2.70 billion for 1999. The growth in operating revenues over the past two years has primarily been driven by an increase in net investment income due to growth in interest spread-based businesses, offset by lower policy charges in 2001 as a result of depressed equity markets.

     Policy charges include asset fees, which are primarily earned from separate account assets generated from sales of individual and group variable annuities and investment life insurance products; cost of insurance charges earned on universal life insurance products; administration fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products; and surrender fees, which are charged as a percentage of premiums withdrawn during a specified period of annuity and certain life insurance contracts. Policy charges for each of the last three years were as follows:


        (in millions)                         2001          2000          1999
        --------------------------------------------------------------------------------
        Asset fees                        $   614.2     $   714.6      $  616.5
        Cost of insurance charges             201.9         156.5         117.0
        Administrative fees                   128.5         134.2         102.4
        Surrender fees                         72.7          86.1          59.6
        --------------------------------------------------------------------------------
          Total policy charges            $ 1,017.3     $ 1,091.4      $  895.5
        ================================================================================


     The decline in asset fees in 2001 reflects a decrease in total average separate account assets of $9.13 billion, or 13%, while asset fees increased in 2000 due to an increase in total average separate account assets of $11.99 billion or 21%. Market depreciation on investment options underlying variable annuity and investment life insurance products as a result of the sharp declines in the equity markets throughout 2001, partially offset by net flows into these products, resulted in the decrease in average separate account assets in 2001. Net flows into variable annuity and investment life insurance products, as well as market appreciation on underlying investment options, resulted in the increase in average separate account assets in 2000.

     Cost of insurance charges are assessed on the net amount at risk on universal life insurance policies. The net amount at risk is equal to a policy's death benefit minus the related policyholder account value. The amount charged is based on the insured's age and other underwriting factors. The increase in cost of insurance charges is due primarily to growth in the net amount at risk as a result of new sales of corporate and individual investment life insurance products and favorable persistency of in-force business. The net amount at risk related to corporate and individual investment life insurance grew to $32.93 billion at the end of 2001 compared to $28.28 billion and $22.35 billion at the end of 2000 and 1999, respectively.

     The decline in administrative fees in 2001 compared to 2000 is primarily attributable to case terminations in the Institutional Products segment that generated additional administrative fees in 2000, slightly offset by higher premium loads and per-policy administrative fees in 2001. The growth in administrative fees in 2000 compared to 1999 is attributable to administrative fees on case terminations and an increase in premium loads on corporate-owned and individual investment life products from greater sales.

     Lower surrender charges in 2001 were the result of the successful implementation of customer retention programs in the individual variable annuity business during the year. These programs were created as the heightened competitive environment in 2000 led to increased surrender activity and related fees.

     Net investment income includes the investment income earned on investments supporting fixed annuities and certain life insurance products as well as invested assets which are not allocated to product segments, net of related investment expenses. Net investment income totaled $1.73 billion in 2001 compared to $1.65 billion and $1.52 billion in 2000 and 1999, respectively. The increase in net investment income was primarily due to increased invested assets to support growth in individual fixed annuity, institutional products and life insurance policy reserves, partially offset by lower yields in 2001. General account assets supporting insurance products are closely correlated to the underlying reserves on these products. General account reserves supporting these products grew by $3.03 billion and $322.0 million in 2001 and 2000, respectively, and were $25.22 billion as of December 31, 2001. The growth in general account reserves reflects increased customer preference for fixed products in light of declining and volatile equity markets in the second half of 2000 and 2001. In addition, the growth reflects the Company's commitment to strengthen its distribution and service capabilities for fixed products. The change in net investment income was also impacted by average yields on investments, which decreased by 52 basis points in 2001 and increased by 24 basis points in 2000 following market interest rate trends.

     Realized gains and losses on investments, hedging instruments and hedged items, other than those related to securitizations, are not considered by the Company to be recurring components of earnings. The Company makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. In addition, included in this caption are charges related to other-than-temporary impairments of available-for-sale securities and other investments and valuation allowances on mortgage loans on real estate. Also included are changes in the fair value of derivatives qualifying as fair value hedges and the change in the fair value of the hedged items, the ineffective portion of cash flow hedges and changes in the fair value of free-standing derivatives, all of which are considered non-recurring components of earnings.


     Net realized losses on investments, hedging instruments and hedged items totaled $18.3 million for 2001. During 2001, the Company entered into a transaction with NMIC, the Company's ultimate parent, whereby it sold a portion of its interest in a limited partnership that resulted in a $44.4 million realized gain (see the notes to the financial statements included later in this prospectus). Also during 2001, the Company recorded realized losses related to other-than-temporary impairments on securities available-for-sale of $79.9 million, including $25.9 million on fixed maturity securities issued by Enron and affiliated entities.


     Other income includes fees earned by the Company's broker/dealers and in 1999, fees for investment management services, as well as commissions and other income for administration, marketing and distribution services.

(ii) Benefits and Expenses

     Interest credited to policyholder account balances totaled $1.24 billion in 2001 compared to $1.18 billion in 2000 and $1.10 billion in 1999 and principally relates to fixed annuities, both individual and institutional, funding agreements backing the Company's medium-term note program and certain life insurance products. The growth in interest credited reflects the overall increase in policy reserves for these products, partially offset by lower crediting rates in the Institutional Products segment. Crediting rates in the Individual Annuity segment have remained flat despite declining market interest rates in 2001, reflecting the current competitive market conditions.

     Other benefits and claims include policyholder benefits in excess of policyholder account balances for universal life and individual deferred annuities and net claims and provisions for future policy benefits for traditional life insurance products and immediate annuities. The growth in other benefits and claims in both 2001 and 2000 reflects additional life insurance claims primarily as a result of growth in life insurance in-force.

     Amortization of deferred policy acquisition costs (DAC) decreased $4.2 million to $347.9 million in 2001. In 2000, amortization expense of $352.1 million was up $79.5 million from 1999. The majority of the Company's DAC is related to variable and universal life products and deferred annuities where DAC is amortized in proportion to gross profits. The decline in amortization expense in 2001 is attributable to lower estimated gross profits from variable annuities, which were adversely impacted by lower equity markets throughout 2001. Lower amortization from variable annuities was partially offset by additional amortization from growth in life insurance products. Growth in amortization in 2000 compared to 1999 is attributable to higher gross profits from variable annuities due to growth in average account balances during the year coupled with a decrease in estimated future gross profits due to increased surrender activity during 2000.

     Operating expenses were $444.1 million in 2001, a 7% decrease from 2000 operating expenses of $479.0 million. Operating expenses were $463.4 million in 1999. The decrease in 2001 reflects the Company's commitment to aggressive expense management in response to declining revenues and lower sales as a result of declining and volatile equity markets and a slowing economy throughout the year. The increase in 2000 reflected the growth in the number of annuity and life insurance contracts in-force and the related increase in administrative processing costs. The 1999 amount includes costs associated with investment management activities which were assigned to an affiliate in mid-1999.

     Federal income tax expense was $161.4 million representing an effective tax rate of 25.6% for 2001. Federal income tax expense in 2000 and 1999 was $207.7 million and $201.4 million, respectively, representing effective rates of 30.4% and 33.2%. An increase in tax-exempt income and tax credits, including credits from affordable housing partnership investments, resulted in the decrease in effective rates in both years.

(iii) Other Data

     The Company analyzes operating performance using a measure not defined in accounting principles generally accepted in the United States of America
     (GAAP), which the Company refers to as net operating income. The Company calculates net operating income by adjusting net income to exclude all net realized gains and losses on investments, hedging instruments and hedged items, net of tax (except for net realized gains and losses related to securitizations), and cumulative effect of adoption of accounting principles, net of tax. Net operating income or similar measures are commonly used in the insurance industry as a measure of ongoing earnings performance.

     The excluded items are important in understanding the Company's overall results of operations. Net operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and it should be noted that the Company's definition of net operating income may differ from that used by other companies. However, the Company believes that the presentation of net operating income as it is measured for management purposes enhances the understanding of the Company's results of operations by highlighting the results from ongoing operations and the underlying profitability factors of the Company's business. The Company excludes non-securitization related net realized gains and losses on investments, hedging instruments and hedged items, net of tax, from net operating income because such items are often the result of a single non-recurring event which may or may not be at the Company's discretion. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of the Company's business. The Company includes securitization-related net realized gains and losses in net operating income because the Company believes such activities are part of its core asset management capabilities and expects securitization-related income to be a recurring component of earnings in the future. The Company also excludes the cumulative effect of adoption of accounting principles, net of tax, from net operating income as such adjustments are not reflective of the underlying operations of the Company's business.

     The following table reconciles the Company's reported net income to net operating income for each of the last three years.


              (in millions)                                                   2001            2000            1999
              ----------------------------------------------------------------------------------------------------------
              Net income                                                    $ 461.8         $ 475.3         $ 405.1
              Net realized losses on investments, hedging instruments
                and hedged items, net of tax (excluding net realized
                gains and losses related to securitizations)                   13.1            12.6             7.6
              Cumulative effect of adoption of accounting principles,
                net of tax                                                      7.1             --              --
              ----------------------------------------------------------------------------------------------------------
                Net operating income                                        $ 482.0         $ 487.9         $ 412.7
              ==========================================================================================================

(iv) Sales Information

     The Company regularly monitors and reports a non-GAAP measure titled sales. Sales or similar measures are commonly used in the insurance industry as a measure of business generated in the period.

     Sales should not be viewed as a substitute for revenues determined in accordance with GAAP, and the Company's definition of sales might differ from that used by other companies. Sales generate customer funds managed and administered, which ultimately drive revenues. Sales are comprised of statutory premiums and deposits on individual and group annuities and life insurance products sold to a diverse customer base. Statutory premiums and deposits are calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and then adjusted to arrive at sales.

     Sales are stated net of internal replacements, which in the Company's opinion provides a more meaningful disclosure of sales. In addition, sales exclude: mutual fund net flows; funding agreements issued under the Company's medium-term note program; large case bank-owned life insurance
     (BOLI); large case pension plan acquisitions; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, they do not produce steady production flow that lends itself to meaningful comparisons and are therefore excluded from sales.

     The Company believes that the presentation of sales as measured for management purposes enhances the understanding of the Company's business and helps depict trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

     The Company's flagship products are marketed under The BEST of AMERICA brand, and include individual variable and group annuities and variable life insurance. The BEST of AMERICA products allow customers to choose from investment options managed by premier mutual fund managers. The Company has also developed private label variable and fixed annuity products in conjunction with other financial services providers that allow those providers to sell products to their own customer bases under their own brand name.

     The Company also markets group deferred compensation retirement plans to employees of state and local governments for use under IRC Section 457. The Company utilizes its sponsorship by the National Association of Counties and The United States Conference of Mayors when marketing IRC Section 457 products.

     Sales by product and segment for each of the last three years are as follows:


              (in millions)                                         2001           2000            1999
              =============================================================================================
              The BEST of AMERICA products                      $  3,927.2     $  5,475.4      $  4,639.2
              Private label annuities                              1,398.3          998.7           947.8
              Other                                                    2.8           90.9           382.5
              ---------------------------------------------------------------------------------------------
                 Total individual variable annuity sales           5,328.3        6,565.0         5,969.5
              ---------------------------------------------------------------------------------------------
              Deferred fixed annuities                             1,874.4          534.8           332.5
              Immediate fixed annuities                              127.8          127.7            64.2
              ---------------------------------------------------------------------------------------------
                 Total individual fixed annuity sales              2,002.2          662.5           396.7
              ---------------------------------------------------------------------------------------------
                   Total individual annuity sales               $  7,330.5     $  7,227.5      $  6,366.2
              =============================================================================================

              The BEST of AMERICA products                      $  3,067.6     $  3,931.4      $  3,537.7
              Other                                                   56.9           47.3            83.1
              ---------------------------------------------------------------------------------------------
                 Total private sector pension plan sales           3,124.5        3,978.7         3,620.8
              ---------------------------------------------------------------------------------------------

              Total public sector pension plan sales -
                 IRC Section 457 annuities                         1,521.2        2,148.8         2,190.3
              ---------------------------------------------------------------------------------------------
                   Total institutional products sales           $  4,645.7     $  6,127.5      $  5,811.1
              =============================================================================================

              The BEST of AMERICA variable life series          $    552.4     $    573.4      $    425.9
              Corporate-owned life insurance                         742.3          711.4           409.2
              Traditional/Universal life insurance                   245.9          245.4           260.8
              ---------------------------------------------------------------------------------------------
                 Total life insurance sales                     $  1,540.6     $  1,530.2      $  1,095.9
              =============================================================================================

     The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company's products to their own customer base include independent broker/dealers, brokerage firms, financial institutions, pension plan administrators and life insurance specialists. Representatives of an affiliate who market products directly to a customer base include Nationwide Retirement Solutions. The Company also distributes retirement savings products through the agency distribution force of its ultimate parent company, NMIC.

Sales by distribution channel for each of the last three years are summarized as follows:


              (in millions)                                               2001            2000             1999
              =====================================================================================================
              Independent broker/dealers                              $  4,185.9       $ 5,933.4       $  5,097.8
              Brokerage firms                                            2,123.5         1,183.8            900.2
              Financial institutions                                     3,202.9         2,868.0          2,431.2
              Pension plan administrators                                  959.7         1,044.2          1,165.7
              Life insurance specialists                                   742.4           711.4            420.0
              Nationwide Retirement Solutions                            1,591.7         2,328.6          2,470.3
              Nationwide agents                                            710.6           815.8            787.9
              -----------------------------------------------------------------------------------------------------

     The 29% decrease in sales in the independent broker/dealer channel in 2001 reflects primarily lower demand for variable annuities due to declining and volatile equity markets. Also contributing to the decline in 2001 were lower private sector group pension sales due to decreases in the average takeover case size reflecting the depressed equity markets and number of new plans sold in light of the economic slowdown. Total sales through this channel were up 16% in 2000 reflecting the strength of the Company's multiple product strategy, appointment of new distributors, introduction of new products and features and a diverse distribution network.

     Sales through brokerage firms increased 79% in 2001 compared to 2000, principally due to the addition of Waddell & Reed Financial, Inc. as a distributor. Sales through this new relationship totaled $1.04 billion for 2001.

     Sales through financial institutions grew 12% and 18% during 2001 and 2000, respectively, driven mainly by the appointment of new distributors in the bank channel who sell fixed annuity products and a shift in customer preference in 2001 to fixed annuity products in light of the declining and volatile equity markets.

     The increase in sales through life insurance specialists reflects $742.3 million of COLI sales in 2001 compared to $711.4 million in 2000 and $409.2 million in 1999. The Company entered the COLI market in 1998 and quickly became a market leader through a focus on mid-sized cases. Sales for 2001 reflect continued growth in renewal premiums, offset by a sharp decline in first year premiums, as the depressed economic conditions have reduced demand for new executive benefit plans.

     D. BUSINESS SEGMENTS

     The Company reports three product segments: Individual Annuity, Institutional Products and Life Insurance. In addition, the Company reports certain other revenues and expenses in a Corporate segment.

     The following table summarizes operating income before federal income tax expense for the Company's business segments for each of the last three years.


              (in millions)                                2001            2000            1999
              ==========================================================================================
              Individual Annuity                         $ 231.4         $ 281.7         $ 259.2
              Institutional Products                       207.8           230.7           217.8
              Life Insurance                               184.7           152.9           120.8
              Corporate                                     26.6            37.1            20.3
              ------------------------------------------------------------------------------------------
                Operating income before federal
                   income tax expense                    $ 650.5         $ 702.4         $ 618.1
              ==========================================================================================

(i)  Individual Annuity

     The Individual Annuity segment consists of individual The BEST of AMERICA and private label deferred variable annuity products, deferred fixed annuity products and income products. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

         The following table summarizes certain selected financial data for the Company's Individual Annuity segment for the years indicated.


              (in millions)                                                    2001          2000          1999
              =====================================================================================================
                                INCOME STATEMENT DATA
              Revenues:
                  Policy charges                                          $    495.1     $   573.2     $   484.6
                  Net investment income                                        534.7         483.2         458.9
                  Premiums on immediate annuities                               60.9          52.7          26.8
              -----------------------------------------------------------------------------------------------------
                                                                             1,090.7       1,109.1         970.3
              -----------------------------------------------------------------------------------------------------
                Benefits and expenses:
                  Interest credited to policyholder account balances           433.2         396.4         384.9
                  Other benefits                                                68.7          54.0          23.8
                  Amortization of deferred policy acquisition costs            220.0         238.7         170.9
                  Other operating expenses                                     137.4         138.3         131.5
              -----------------------------------------------------------------------------------------------------
                                                                               859.3         827.4         711.1
              -----------------------------------------------------------------------------------------------------
                   Operating income before federal income tax expense     $    231.4     $   281.7     $   259.2
              =====================================================================================================
                OTHER DATA
                Sales:
                  Individual variable annuities                           $  5,328.3     $ 6,565.0     $ 5,969.5
                  Individual fixed annuities                                 2,002.2         662.5         396.7
              -----------------------------------------------------------------------------------------------------
                   Total individual annuity sales                         $  7,330.5     $ 7,227.5     $ 6,366.2
              =====================================================================================================
                Average account balances:
                  Separate account                                        $ 33,419.0     $37,934.0     $31,929.2
                  General account                                            7,619.7       6,942.9       6,712.5
              -----------------------------------------------------------------------------------------------------
                   Total average account balances                         $ 41,038.7     $44,876.9     $38,641.7
              =====================================================================================================
                Account balances as of year end:
                  Individual variable annuities                           $ 36,020.9     $39,621.9     $40,274.7
                  Individual fixed annuities                                 5,756.6       3,941.8       3,722.2
              -----------------------------------------------------------------------------------------------------
                   Total account balances                                 $ 41,777.5     $43,563.7     $43,996.9
              =====================================================================================================
                Return on average allocated capital                             13.4%         20.4%        19.7%
                Pre-tax operating income to average account balances            0.56%         0.63%        0.67%
              -----------------------------------------------------------------------------------------------------

     Pre-tax operating earnings reached $231.4 million in 2001, down 18% compared to 2000 pre-tax operating earnings of $281.7 million, which were up 9% from 1999. The decline in the equity markets during 2001 pushed average separate account balances lower, reducing policy charges and earnings for the year. Growth in average separate account balances in 2000 from market appreciation and net flows lead to higher policy charges in 2000 which were partially offset by higher amortization of DAC due to higher gross profits and additional surrender activity.

     Asset fees were $420.8 million in 2001 down 12% from $478.5 million in 2000 and totaled $415.0 million in 1999. Asset fees are calculated daily and charged as a percentage of separate account assets. The fluctuations in asset fees are primarily due to changes in the market value of the investment options underlying the account balances, which have followed the general trends of the equity markets. Average separate account assets decreased 12% in 2001 to $33.42 billion following a 19% increase in 2000.

     Surrender fees decreased by $19.7 million to $55.7 million in 2001 compared to $75.4 million in 2000 and $52.4 million in 1999. Lower surrender fees in 2001 were the result of the successful implementation of customer retention programs in the individual variable annuity business during the year. These programs were created as the heightened competitive environment in 2000 led to increased surrender activity and related fees.

     Interest spread is net investment income less interest credited to policyholder account balances. Interest spreads vary depending on crediting rates offered by the Company, performance of the investment portfolio, including the rate of prepayments, changes in market interest rates, the competitive environment and other factors.

     The following table depicts the interest spread on average general account reserves in the Individual Annuity segment for each of the last three years.


                                                     2001            2000            1999
              ===============================================================================
              Net investment income                  7.58%           7.88%           7.58%
              Interest credited                      5.69            5.64            5.72
              -------------------------------------------------------------------------------
                Interest spread                      1.89%           2.24%           1.86%
              ===============================================================================

     Interest spreads narrowed in 2001 compared to the prior year. A combination of a competitive environment, a sharp decline in interest rates and a by-product of the Company's investment strategy all contributed to the reduction in spreads. As a strategic move to maintain market share, the Company did not lower crediting rates in the third quarter of 2001 as quickly as earned rates declined. In addition, throughout 2001, the Company had a significant increase in cash flows in the general account due to strong fixed annuity sales. As a result, at certain times throughout the year, cash positions were greater than targeted as the Company acquired appropriate long-term investments, putting pressure on spreads, especially given a declining interest rate environment. Declining interest rates in 2001 resulted in a significant increase in mortgage loan and bond prepayment income, which added 8 basis points to the 2001 interest spread, compared to 4 basis points and 7 basis points, in 2000 and 1999, respectively. Interest spreads in 2000 benefited from a declining interest rate environment that allowed the Company to earn additional spread while still offering competitive crediting rates.

     The Company is able to mitigate the effects of changes in investment yields by periodically resetting the rates credited on fixed features of individual annuity contracts. As of December 31, 2001, individual fixed annuity policy reserves and fixed option of variable annuity reserves of $2.62 billion and $2.96 billion, respectively, are in contracts that adjust the crediting rate periodically with portions resetting in each calendar quarter. Individual fixed annuity policy reserves of $1.55 billion are in contracts that adjust the crediting rate every five years. The Company also has $373.0 million of fixed option of variable annuity policy reserves related to private label annuities that call for the crediting rate to be reset annually and $1.59 billion of individual fixed annuity policy reserves that are in payout status where the Company has guaranteed periodic, typically monthly, payments.

     Account balances ended 2001 at $41.78 billion, down $1.79 billion from the end of 2000 of $43.56 billion, which was down slightly from the end of 1999. Net flows, which consists of deposits less withdrawals, of $3.09 billion and $2.40 billion in 2001 and 2000, respectively, were offset by market depreciation of variable annuities of $4.51 billion and $1.45 billion in 2001 and 2000, respectively. Sales of fixed annuities were $2.00 billion in 2001, up 202% from 2000. The decline in the equity markets fueled interest in fixed annuity sales across the industry. The Company has been able to generate sales growth in excess of industry rates due to a focus, beginning in the second half of 2000, on expanding the number of banks that sell the Company's fixed products. Sales of variable annuities were $5.33 billion in 2001, down 19% from 2000. Variable annuity sales in 2000 were up 10% over 1999. Declining equity markets have reduced consumer demand for variable annuities. Sales of a proprietary variable annuity by Waddell & Reed Financial, Inc. of nearly $1.00 billion in 2001 provided growth in the brokerage channel, partially offsetting declines in the independent broker/dealer and financial institutions channels. According to VARDS, the Company was ranked 4th in total variable annuity sales in 2001 and 2000.

     The decrease in return on average allocated capital in 2001 is primarily a result of lower earnings on individual variable annuities due to depressed equity markets and additional allocated capital to support growth in fixed annuities during 2001.

     The decrease in pre-tax operating income to average account balances in 2001 and 2000 is primarily a result of lower interest spreads on average general account reserves and the Company not being able to reduce its operating expenses as quickly and in proportion to the decrease in policy charges due to declining equity markets in 2001. In 2000, additional DAC amortization as a result of increased surrender activity decreased pre-tax operating income to average account balances.

(ii) Institutional Products

     The Institutional Products segment is comprised of the Company's private and public sector group retirement plans and medium-term note program. The private sector includes the 401(k) business generated through fixed and variable annuities. The public sector includes the IRC Section 457 business in the form of fixed and variable annuities. Sales results do not include business generated through the Company's medium-term note program, large case pension plan acquisitions and Nationwide employee and agent benefit plans, however the income statement data does reflect this business.

     The following table summarizes certain selected financial data for the Company's Institutional Products segment for the years indicated.


              (in millions)                                                   2001          2000          1999
              =======================================================================================================
              INCOME STATEMENT DATA
              Revenues:
                Policy charges                                         $      205.9  $      251.6  $      211.9
                Net investment income                                         847.5         827.4         771.2
              ------------------------------------------------------------------------------------------------------
                                                                            1,053.4       1,079.0         983.1
              ------------------------------------------------------------------------------------------------------
              Benefits and expenses:
                Interest credited to policyholder account balances            627.8         628.8         580.9
                Other operating expenses                                      217.8         219.5         184.4
              ------------------------------------------------------------------------------------------------------
                                                                              845.6         848.3         765.3
              ------------------------------------------------------------------------------------------------------
                  Operating income before federal income tax expense   $      207.8  $      230.7  $      217.8
              ======================================================================================================

              OTHER DATA
              Sales:
                Private sector pension plans                           $    3,124.5  $    3,978.7  $    3,620.8
                Public sector pension plans                                 1,521.2       2,148.8       2,190.3
              ------------------------------------------------------------------------------------------------------
                  Total institutional products sales                   $    4,645.7  $    6,127.5  $    5,811.1
              ======================================================================================================

              Average account balances:
                Separate account                                       $   23,149.9  $   27,806.7  $   22,350.3
                General account                                            11,528.3      10,521.2      10,147.7
              ------------------------------------------------------------------------------------------------------
                  Total average account balances                       $   34,678.2  $   38,327.9  $   32,498.0
              ======================================================================================================

              Account balances as of year end:
                Private sector pension plans                           $   16,405.5  $   18,001.4  $   19,246.2
                Public sector pension plans                                14,288.8      17,294.5      18,949.2
                Funding agreements backing medium-term notes                3,128.1       1,627.7         574.5
              ------------------------------------------------------------------------------------------------------
                  Total account balances                               $   33,822.4  $   36,923.6  $   38,769.9
              ======================================================================================================

              Return on average allocated capital                              22.6%         24.2%         24.5%
              Pre-tax operating income to average account balances              0.60%         0.59%         0.65%
              ------------------------------------------------------------------------------------------------------

     Pre-tax operating income totaled $207.8 million in 2001, down 10% compared to 2000 pre-tax operating income of $230.7 million, which was up 6% from 1999. Declining equity markets throughout 2001 drove average separate account balances, policy charges and earnings lower. In addition, an intensively competitive environment in the public sector market have reduced revenues and earnings. Growth in the medium-term note program partially offset the declines in the pension businesses. Results for 2000 benefited from growth in average account balances due to net flows and market appreciation.


     Asset fees declined 20% to $176.7 million in 2001 compared to $220.2 million in 2000. The decline was driven by a 17% decrease in average separate account assets in 2001 compared to a 24% increase in 2000. Other policy charges are down in 2001 as a result of additional administration fees in 2000 from case terminations.

     Institutional Products segment results reflect an increase in interest spread income attributable to growth in average general account balances from the Company's medium-term note program. Interest spread is net investment income less interest credited to policyholder account balances. Interest spreads vary depending on crediting rates offered by the Company, performance of the investment portfolio, including the rate of prepayments, changes in market interest rates, the competitive environment and other factors.

     The following table depicts the interest spread on average general account reserves in the Institutional Products segment for each of the last three years.


                                                       2001            2000            1999
              =======================================================================================

              Net investment income                    7.35%           7.86%           7.60%
              Interest credited                        5.44            5.98            5.72
              ---------------------------------------------------------------------------------------
                  Interest spread                      1.91%           1.88%           1.88%
              =======================================================================================

     Interest spread on average general account reserves remained flat in 2001 compared to 2000 and 1999. Declining interest rates in 2001 resulted in a significant increase in mortgage loan and bond prepayment income, which added 13 basis points to the 2001 interest spread, compared to 4 basis points and 8 basis points, in 2000 and 1999, respectively. The additional prepayment income offset the impact on spreads of higher than anticipated cash balances at times throughout 2001 and yields declining on new investments more quickly than crediting rates could be adjusted.

     The Company is able to mitigate the effects of changes in investment yields by periodically resetting the rates credited on fixed features sold through group annuity contracts. Fixed annuity policy reserves in the Institutional Products segment as of December 31, 2001, included $6.56 billion in contracts where the guaranteed interest rate is reestablished each quarter and $922.2 million in contracts that adjust the crediting rate periodically with portions resetting in each calendar quarter. In this segment, the Company also has $1.50 billion of fixed option of variable annuity policy reserves that call for the crediting rate to be reset annually on January
     1. The remaining $3.13 billion of fixed annuity policy reserves relate to funding agreements issued in conjunction with the Company's medium-term note program where the crediting rate is either fixed for the term of the contract or variable, based on an underlying index.

     Other operating expenses in 2001 decreased 1% compared to a 19% increase in 2000. The decrease in 2001 reflects the Company's commitment to aggressively manage expenses in response to declining revenues and lower sales as a result of declining and volatile equity markets and a slowing economy throughout the year. Higher operating expenses in 2000 reflect the significant technology investments made as part of the new business model in the public sector business.

     Account balances ended 2001 at $33.82 billion, down $3.10 billion from $36.92 billion at the end of 2000, and compared to $38.77 billion at the end of 1999. The decrease in 2001 is due to market depreciation on variable assets and large case terminations on fixed and variable annuity cases in both 2000 and 1999. The Company's medium-term note program posted a record year with $1.48 billion in new issues and ended 2001 with $3.13 billion in account balances. Private sector sales were down in 2001 reflecting lower sales due to decreases in the average takeover case size reflecting the depressed equity markets and an 11% decline in the number of new plans sold in light of the economic slow down. Sales of public sector pension plans in 2001 decreased 29% compared to 2000 reflecting the impact of earlier case terminations. Declines in sales in both private sector and public sector also reflect increased interest of plan sponsors to use investment vehicles other than group annuity contracts.

     The decrease in return on average allocated capital in 2001 is primarily a result of lower earnings on variable annuities due to depressed equity markets and additional allocated capital to support growth in the medium-term note program.

     Pre-tax operating income to average account balances of 0.60% in 2001 remained relatively flat compared to 0.59% in 2000 and decreased from 0.65% in 1999. The decrease in 2000 was primarily driven by a change in the mix of products, including new products with reduced policy charges and the growth in separate account products.

(iii) Life Insurance

     The Life Insurance segment consists of investment life products, including both individual variable life and COLI products, traditional life insurance products and universal life insurance. Life insurance products provide a death benefit and generally also allow the customer to build cash value on a tax-advantaged basis.

     The following table summarizes certain selected financial data for the Company's Life Insurance segment for the years indicated.


              (in millions)                                                  2001         2000         1999
              ================================================================================================

                                INCOME STATEMENT DATA
              Revenues:

                Policy charges                                         $     316.3  $     266.6  $     199.0
                Net investment income                                        323.3        289.2        253.1
                Other                                                        190.2        187.3        194.0
              ------------------------------------------------------------------------------------------------
                                                                             829.8        743.1        646.1
              ------------------------------------------------------------------------------------------------
              Benefits                                                       431.1        389.3        359.5
              Operating expenses                                             214.0        200.9        165.8
              ------------------------------------------------------------------------------------------------
                                                                             645.1        590.2        525.3
              ------------------------------------------------------------------------------------------------
                  Operating income before federal income tax expense   $     184.7  $     152.9  $     120.8
              ================================================================================================

                                      OTHER DATA
              Sales:
                The BEST of AMERICA variable life series               $     552.4  $     573.4  $     425.9
                Corporate-owned life insurance                               742.3        711.4        409.2
                Traditional/Universal life insurance                         245.9        245.4        260.8
              ------------------------------------------------------------------------------------------------
                  Total life insurance sales                           $   1,540.6  $   1,530.2  $   1,095.9
              ================================================================================================

              Policy reserves as of year end:
                Individual investment life insurance                   $   2,203.7  $   2,092.0  $   1,832.3
                Corporate investment life insurance                        3,236.8      2,552.3      1,498.6
                Traditional life insurance                                 1,873.4      1,813.0      1,787.0
                Universal life insurance                                     785.3        768.2        795.9
              ------------------------------------------------------------------------------------------------
                  Total policy reserves                                $   8,099.2  $   7,225.5  $   5,913.8
              ================================================================================================

              Life insurance in-force as of year end:
                Individual investment life insurance                   $  30,641.0  $  26,781.5  $  21,596.1
                Corporate investment life insurance                        7,727.6      6,143.9      4,088.4
                Traditional life insurance                                24,276.7     23,441.5     24,419.1
                Universal life insurance                                   7,806.3      8,023.1      8,460.1
              ------------------------------------------------------------------------------------------------
                  Total insurance in-force                             $  70,451.6  $  64,390.0  $  58,563.7
              ================================================================================================

              Return on average allocated capital                             12.1%        11.5%        11.0%
              ------------------------------------------------------------------------------------------------

     Life Insurance segment results reflect increased revenues driven by growth in investment life insurance in- force. Life Insurance segment earnings in 2001 increased 21% to $184.7 million, up from $152.9 million a year ago and $120.8 million in 1999. The increase in Life Insurance segment earnings is attributable to revenue growth generated from new sales and high persistency of both individual and corporate investment life insurance products.

     Policy charges increased 19% to $316.3 million in 2001, following a 34% increase to $266.6 million in 2000. Cost of insurance charges, which are assessed on the amount of insurance in-force in excess of the related policyholder account value, increased 29% and 34% in 2001 and 2000, respectively, and reflect growth in insurance in-force and policy reserves from high persistency of in-force contracts and new sales. Administrative fees were flat in 2001 compared to 2000, after increasing 35% in 2000, and reflect lower first year sales growth in 2001.

     Net investment income increased in both 2001 and 2000 as a result of growth in general account corporate-owned life insurance in-force.

     While 2001 mortality experience was higher than 2000, the Company's mortality experience continues to be favorable relative to pricing assumptions. The favorable experience has allowed the Company to renegotiate and lower certain reinsurance premiums.

     Operating expenses were $214.0 million in 2001, up 7% from 2000. Operating expenses for 2000 were $200.9 million, a 21% increase over 1999. Although expenses did increase marginally in 2001 compared to 2000, the increase was significantly less than the increase in segment revenues, reflecting the operational efficiencies and scale advantage being developed in the investment life operation. Technology and process improvement investments intended to streamline and improve the underwriting and policy-issue process made in 2000 are helping to develop these efficiencies.

     Total life insurance sales in 2001 of $1.54 billion were essentially flat compared to $1.53 billion during 2000 and were $1.10 billion in 1999. Individual variable universal life sales have been adversely impacted by the phase out of the estate tax, uncertainty surrounding the taxation of split dollar plans, and the volatile stock market. Sales of new COLI cases were down given the depressed economic conditions where corporations are not forming new executive benefit plans and existing plans are being funded at lower levels. According to the Tillinghast-Towers Perrin Value Variable Life Survey, the Company ranked 6th in variable life sales in 2001, up from 7th in 2000.

(iv) Corporate

The following table summarizes certain selected financial data for the Company's Corporate segment for the years indicated.


             (in millions)                                                   2001       2000      1999
             ============================================================================================
             INCOME STATEMENT DATA
             Operating revenues                                           $  35.5    $  72.1    $  103.7

             Operating expenses                                               8.9       35.0        83.4
             --------------------------------------------------------------------------------------------
               Operating income before federal income tax expense(1)      $  26.6    $  37.1    $   20.3
             ============================================================================================

              ----------
              (1) Excludes net realized gains and losses on investments, hedging instruments and hedged items.

     The Corporate segment consists of net investment income not allocated to the three product segments, unallocated expenses, interest expense on debt and beginning in 2001, results from the Company's structured products initiatives.

     The decline in revenues reflects a decrease in net investment income on real estate investments, passive losses from affordable housing partnership investments, lower investment yields from declining interest rates and fewer investments retained in the Corporate segment as more capital and the related investment earnings are allocated to the product segments to support growth. Operating expenses include interest expense on debt, which totaled $6.2 million, $1.3 million and none in 2001, 2000 and 1999, respectively.

     In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments, hedging instruments and hedged items in the Corporate segment. The Company realized net investment gains of $61.6 million, including $44.4 million from the related party transaction discussed below, from the sale of investments and net losses on other-than-temporary impairments on securities available-for-sale of $79.9 million, including $25.9 million on fixed maturity securities issued by Enron and affiliated entities, during 2001. This compares to realized net investment losses of $8.9 million from the sale of investments and net losses on other-than-temporary impairments on securities available-for-sale of $10.5 million during 2000 and realized net investment losses of $19.1 million from the sale of investments and net gains on other-than-temporary impairments on securities available-for-sale of $7.5 million during 1999. During 2001, the Company entered into a transaction with NMIC, whereby it sold 78% of its interest in a limited partnership (representing 49% of the limited partnership) to NMIC for $158.9 million. As a result of this sale, the Company recorded a realized gain of $44.4 million.

     In addition, the Company realized an after tax loss of $4.8 million related to the adoption of FAS 133 in first quarter 2001 and an after tax loss of $2.3 million related to the adoption of EITF 99-20 in second quarter 2001.

     In an effort to continue to leverage investment expertise, the Company's structured products group structured and executed two transactions in 2001. In the first quarter, the Company structured and launched a $315 million collateralized bond obligation (CBO), generating $1.6 million of operating income for 2001. In the fourth quarter, the Company structured and launched its first commercial mortgage loan securitization, adding $1.9 million of operating income in 2001.

     E. RELATED PARTY TRANSACTIONS

     During 2001, the Company entered into a transaction with NMIC, whereby it sold 78% of its interest in a limited partnership (representing 49% of the limited partnership) to NMIC for $158.9 million. As a result of this sale, the Company recorded a realized gain of $44.4 million, and related tax expense of $15.5 million. The sale price, which was paid in cash, represented the fair value of the limited partnership interest and was based on a valuation of the limited partnership and its underlying investments. The valuation was completed by qualified management of the limited partnership and utilized a combination of internal and independent valuations of the underlying investments of the limited partnership. Additionally, senior financial officers and the Boards of Directors of the Company and NMIC separately reviewed and approved the valuation prior to the execution of this transaction. The Company continues to hold an economic and voting interest in the limited partnership of approximately 14%, with NMIC holding the remaining interests.

     NLIC has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $4.68 billion and $4.80 billion as of December 31, 2001 and 2000, respectively. Total revenues from these contracts were $150.7 million, $156.8 million and $149.7 million for the years ended December 31, 2001, 2000 and 1999, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $118.4 million, $131.9 million and $112.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties.

     The Company files a consolidated federal tax return with NMIC, as described in note 2(i). Total payments (from) to NMIC were $(45.4) million, $74.6 million and $29.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     During second quarter 1999, the Company entered into a modified coinsurance arrangement to reinsure the 1999 operating results of an affiliated company, Employers Life Insurance Company of Wausau (ELOW) retroactive to January 1, 1999. In September 1999, NFS acquired ELOW for $120.8 million and immediately merged ELOW into NLIC terminating the modified coinsurance arrangement. Because ELOW was an affiliate, the Company accounted for the merger similar to poolings-of-interests; however, prior period financial statements were not restated due to immateriality. The reinsurance and merger combined contributed $1.46 million to net income in 1999.

     The Company has a reinsurance agreement with NMIC whereby all of the Company's accident and health business is ceded to NMIC on a modified coinsurance basis. The agreement covers individual accident and health business for all periods presented and group and franchise accident and health business since July 1, 1999. Either party may terminate the agreement on January 1 of any year with prior notice. Prior to July 1, 1999 group and franchise accident and health business and a block of group life insurance policies were ceded to ELOW under a modified coinsurance agreement. Under a modified coinsurance agreement, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by the Company, although a fee is paid to the Company for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC and ELOW for the years ended December 31, 2001, 2000 and 1999 were $200.7 million, $170.1 million, and $193.0 million, respectively, while benefits, claims and expenses ceded were $208.5 million, $168.0 million and $197.3 million, respectively.

     Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among NMIC and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, Nationwide Services Company, a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration, and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2001, 2000 and 1999, the Company made payments to NMIC and Nationwide Services Company totaling $139.8 million, $150.3 million, and $124.1 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

     Under a marketing agreement with NMIC, NLIC makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $26.4 million, $31.4 million and $34.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 2001, 2000 and 1999, the Company made lease payments to NMIC and its subsidiaries of $18.7 million, $14.1 million and $9.9 million, respectively.

     The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. During 2001, the most the Company had outstanding at any given time was $368.5 million and the Company incurred interest expense on intercompany repurchase agreements of $0.2 million for 2001. Transactions under the agreements during 2000 and 1999 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

     The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $54.8 million and $321.1 million as of December 31, 2001 and 2000, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

     Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the three years ended December 31, 2001 were $52.9 million, $65.0 million and $79.7 million, respectively.

     The Company makes seed investments in Gartmore Global Investments, Inc., an affiliate, to capitalize new mutual fund offerings. As of December 31, 2001 and 2000, the fair value of these investments totaled $54.5 million and $49.9 million, respectively.

     On December 19, 2001, the Company sold a 7.50%, $300.0 million surplus note to NFS, maturing on December 17, 2031. The fair value of the surplus note as of December 31, 2001 was $300.0 million. Principal and interest payments are subject to prior approval by the superintendent of insurance of the State of Ohio. The Company is scheduled to pay interest semi-annually on June 17 and December 17 of each year commencing June 17, 2002.

     F. OFF-BALANCE SHEET TRANSACTIONS

     Under the medium-term note program, the Company issues funding agreements, which are insurance obligations, to an unrelated third party trust to secure notes issued to investors by the trust. The funding agreements are recorded as a component of future policy benefits and claims on the Company's consolidated balance sheets. Because the Company has no ownership interest in, or control over, the third party trust that issues the notes, the Company does not include the trust in its consolidated financial statements and therefore, such notes are not reflected in the consolidated financial statements of the Company. As the notes issued by the trust have a secured interest in the funding agreement issued by the Company, Moody's and S&P assign the same ratings to the notes as the insurance financial strength of the Company.

8.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     A.  MARKET RISK SENSITIVE FINANCIAL INSTRUMENTS


         The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks the Company is exposed to.


     (i) Interest Rate Risk

         Fluctuations in interest rates can potentially impact the Company's earnings, cash flows, and the fair value of its assets and liabilities. Generally, in a declining interest rate environment, the Company may be required to reinvest the proceeds from matured and prepaid investments at rates lower than the overall yield of the portfolio, which could reduce interest spread income. In addition, minimum guaranteed crediting rates (typically 3.0% or 3.5%) on certain annuity contracts could result in a reduction of the Company's interest spread income in the event of a significant and prolonged decline in interest rates from market rates at the end of 2001. The average crediting rate of fixed annuity products during 2001 was 5.69% and 5.44% for the Individual Annuity and Institutional Products segments, respectively, well in excess of the guaranteed rates. The Company mitigates this risk by investing in assets with maturities and durations that match the expected characteristics of the liabilities and by investing in mortgage- and asset-backed securities with limited prepayment exposure.


         Conversely, a rising interest rate environment could result in a reduction of interest spread income or an increase in policyholder surrenders. Existing general account investments supporting annuity liabilities have a weighted average maturity of approximately
         5.37 years as of December 31, 2001 and therefore, the change in yield of the portfolio will lag changes in market interest rates. This lag is increased if the rate of prepayments of securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If the Company could not fund the surrenders with its cash flow from operations, the Company may be required to sell investments, which likely would have declined in value due to the increase in interest rates. The Company mitigates this risk by offering products that assess surrender charges or market value adjustments at the time of surrender, by investing in assets with maturities and durations that match the expected characteristics of the liabilities, and by investing in mortgage- and asset-backed securities with limited prepayment exposure.

   (ii)  Asset/Liability Management Strategies to Manage Interest Rate Risk

         The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. Each product line has an investment strategy based on its specific characteristics. The strategy establishes asset maturity and duration, quality and other guidelines. For fixed maturity securities and mortgages, the weighted average maturity is based on repayments, which are scheduled to occur under the terms of the asset. For mortgage- and asset-backed securities, repayments are determined using the current rate of repayment of the underlying mortgages or assets and the terms of the securities.

         For individual immediate annuities having future benefits which cannot be changed at the option of the policyholder, the underlying assets are managed in a separate pool. The duration of assets and liabilities in this pool are kept as close together as possible. For assets, the repayment cash flows, plus anticipated coupon payments, are used in calculating asset duration. Future benefits and expenses are used for liabilities. As of December 31, 2001, the average duration of assets in this pool was 7.56 years and the average duration of the liabilities was 7.50 years. Individual immediate annuity policy reserves on this business were $1.59 billion as of December 31, 2001.

         Because the timing of the payment of future benefits on the majority of the Company's business can be changed by the policyholder, the Company employs cash flow testing techniques in its asset/liability management process. In addition, each year the Company's annuity and insurance business is analyzed to determine the adequacy of the reserves supporting such business. This analysis is accomplished by projecting the anticipated cash flows from such business and the assets required to support such business under a number of possible future interest rate scenarios. The first seven of these scenarios are required by state insurance regulation. Projections are also made using 11 additional scenarios, which involve more extreme fluctuations in future interest rates and equity markets. Finally, to get a statistical analysis of possible results and to minimize any bias in the 18 predetermined scenarios, additional projections are made using 50 randomly generated interest rate scenarios. For the Company's 2001 cash flow testing process, interest rates for 90-day treasury bills ranged from 1.18% to 10.90% under the 18 predetermined scenarios and 0.78% to 21.03% under the 50 random scenarios. Interest rates for longer maturity treasury securities had comparable ranges. The values produced by each projection are used to determine future gains or losses from the Company's annuity and insurance business, which, in turn, are used to quantify the adequacy of the Company's reserves over the entire projection period. The results of the Company's cash flow testing indicated that the Company's reserves were adequate as of December 31, 2001.


   (iii) Use of Derivatives to Manage Interest Rate Risk

         The Company is exposed to changes in the fair value of fixed rate investments (commercial mortgage loans and corporate bonds) due to changes in interest rates. To manage this risk, the Company enters into various types of derivative instruments to minimize fluctuations in fair values resulting from changes in interest rates. The Company principally uses interest rate swaps and short Eurodollar futures to manage this risk.

         Under interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments, thereby creating floating rate investments.

         Short Eurodollar futures change the fixed rate cash flow exposure to variable rate cash flows. With short Eurodollar futures, if interest rates rise (fall), the gains (losses) on the futures adjust the fixed rate income on the investments, thereby creating floating rate investments.

         As a result of entering into commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of the commitment due to changes in interest rates during the commitment period. To manage this risk, the Company enters into short Treasury futures.

         With short Treasury futures, if interest rates rise (fall), the gains (losses) on the futures will offset the change in fair value of the commitment.

         Floating rate investments (commercial mortgage loans and corporate bonds) expose the Company to fluctuations in cash flow and investment income due to changes in interest rates. To manage this risk, the Company enters into receive fixed, pay variable over-the-counter interest rate swaps or long Eurodollar futures strips to convert the variable rate investments to a fixed rate.

         In using interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments; thereby creating fixed rate assets.

         The long Eurodollar futures change the variable rate cash flow exposure to fixed rate cash flows. With long Eurodollar futures, if interest rates rise (fall), the losses (gains) on the futures are used to reduce the variable rate income on the investments, thereby creating fixed rate investments.

    (iv) Foreign Currency Risk Management

         In conjunction with the Company's medium-term note program, from time to time, the Company issues both fixed and variable rate liabilities denominated in foreign currencies. As a result, the Company is exposed to changes in fair value of the liabilities due to changes in foreign currency exchange rates and interest rates. To manage these risks, the Company enters into cross-currency interest rate swaps to convert these liabilities to a variable U.S. dollar rate.

         For a fixed rate liability, the cross-currency interest rate swap is structured to receive a fixed rate, in the foreign currency, and pay a variable U.S. dollar rate, generally 3-month libor. For a variable rate foreign liability, the cross-currency interest rate swap is structured to receive a variable rate, in the foreign currency, and pay a variable U.S. dollar rate, generally 3-month libor.

         The Company is exposed to changes in fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and interest rates. To manage this risk, the Company uses cross-currency interest rate swaps to convert these assets to variable U.S. dollar rate instruments. Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in the foreign currency, and receive a variable U.S. dollar rate, generally 3-month libor.

         Cross-currency interest rate swaps in place against each foreign currency obligation or investment hedge the Company against adverse currency movements with respect to both period interest payments and principal repayment.

     (v) Characteristics of Interest Rate Sensitive Financial Instruments

         The following table provides information about the Company's financial instruments as of December 31, 2001 that are sensitive to changes in interest rates.
         Insurance contracts that subject the Company to significant mortality risk, including life insurance contracts and life-contingent immediate annuities, do not meet the definition of a financial instrument and are not included in the table.


                                                                                                                        There-
(in millions)                           2002            2003           2004             2005            2006            after
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Fixed maturity securities:
 Corporate bonds:
   Principal                        $  1,592.8      $  1,254.7      $  1,338.2      $  1,656.5      $  1,788.9      $  4,477.9
   Average interest rate                   7.4%            6.9%            6.8%            7.2%            7.5%            7.7%
 Mortgage and other asset-
  backed securities:
   Principal                        $  1,088.4      $    838.5      $    837.7      $    705.9      $    635.6      $  1,961.9
   Average interest rate                   7.4%            7.4%            6.9%            6.7%            6.6%            6.8%
 Other fixed maturity securities:
   Principal                        $     20.3      $     43.5      $     50.0      $     15.9      $     29.9      $    240.0

   Average interest rate                  18.2%            7.6%            7.7%            6.1%            6.4%            7.6%
Mortgage loans on real estate:
   Principal                        $    382.0      $    459.8      $    515.9      $    905.8      $    751.0      $  4,111.1
   Average interest rate                   8.5%            7.5%            7.3%            6.9%            7.1%            7.6%

LIABILITIES
Deferred fixed annuities:
   Principal                        $  2,328.0      $  2,121.0      $  1,819.0      $  1,585.0      $  1,493.0      $  9,807.5
   Average credited rate                   5.2%            5.1%            4.9%            4.8%            4.6%            4.5%
Immediate annuities:
   Principal                        $     48.0      $     43.0      $     38.0      $     33.0      $     29.0      $    205.0
   Average credited rate                   7.1%            7.2%            7.2%            7.2%            7.2%            7.2%
Short-term borrowings:
   Principal                        $    100.0      $     --        $     --        $     --        $     --        $     --
   Average interest rate                   1.9%           --              --              --              --              --
Long-term debt:
   Principal                        $     --        $     --        $     --        $     --        $     --        $    300.0
   Average interest rate                  --              --              --              --              --              --

DERIVATIVE FINANCIAL INSTRUMENTS
Interest rate swaps:
  Pay fixed/receive variable
    Notional value                  $     20.0      $     91.8      $    260.6      $    364.1      $    368.4      $    871.0
    Weighted average pay rate              3.5%            6.0%            5.7%            6.1%            5.9%            6.0%
    Weighted average receive               2.6%            2.0%            2.2%            2.3%            2.1%            2.3%
      rate
  Pay variable/receive fixed
    Notional value                  $      5.0      $     28.1      $    529.5      $    426.7      $    570.7      $    835.9
    Weighted average pay rate              2.4%            2.2%            2.5%            2.6%            2.5%            2.5%
    Weighted average receive rate          7.0%            4.1%            4.0%            3.7%            4.3%            5.7%
  Pay variable/receive variable
    Notional value                  $      7.5      $    375.9      $     98.1      $    424.1      $    102.6      $     --
    Weighted average pay rate              5.0%            2.3%            2.6%            2.2%            2.4%           --
    Weighted average receive rate          3.6%            3.5%            3.9%            2.6%            3.9%           --
  Convertible asset swap
    Notional value                  $     --        $     65.9      $    148.7      $     19.8      $     64.4      $     --
    Weighted average receive rate         --               3.4%            3.7%            4.2%            3.2%           --%
  Credit default swap
    Notional value                  $     --        $     10.0      $     25.0      $     48.0      $    131.0      $     --
    Weighted average receive
      rate                          $     --        $      1.3%            2.1%            1.8%            1.1%     $     --
Interest rate futures:
  Long positions
    Contract amount/notional        $     34.0      $      6.0      $      4.0      $      1.0      $     --        $     --
    Weighted average settlement           92.8            92.5            92.3            92.3      $     --        $     --
      price
  Short positions
    Contract amount/notional        $  2,026.4      $  1,363.0      $  1,021.0      $    663.0      $    392.0      $    509.0
    Weighted average settlement           95.8            93.5            93.3            93.3            93.1            92.9
      price


                                                         2001               2000
                                                         Fair               Fair
(in millions)                           Total            Value              Value
-------------------------------------------------------------------------------------
ASSETS
Fixed maturity securities:
 Corporate bonds:
   Principal                         $  12,109.0      $  12,063.9       $   9,858.2
   Average interest rate                     7.4%
 Mortgage and other asset-
  backed securities:
   Principal                         $   6,068.0      $   5,968.8       $   5,169.7
   Average interest rate                     7.0%
 Other fixed maturity securities:
   Principal                         $     399.6      $     338.1       $     415.1

   Average interest rate                     8.0%
Mortgage loans on real estate:
   Principal                         $   7,125.6      $   7,293.3       $   6,327.8
   Average interest rate                     7.5%

LIABILITIES
Deferred fixed annuities:
   Principal                         $  19,153.5      $  18,113.0       $  15,697.8
   Average credited rate                     4.7%
Immediate annuities:
   Principal                         $     396.0      $     308.0       $     282.0
   Average credited rate                     7.2%
Short-term borrowings:
   Principal                         $     100.0      $     100.0       $     118.7
   Average interest rate                     1.9%
Long-term debt:
   Principal                         $     300.0      $     300.0       $      --
   Average interest rate                     7.5%

DERIVATIVE FINANCIAL INSTRUMENTS
Interest rate swaps:
  Pay fixed/receive variable
    Notional value                   $   1,975.9      $     (45.0)      $     (21.3)
    Weighted average pay rate                5.9%
    Weighted average receive                 2.2%
      rate
  Pay variable/receive fixed
    Notional value                   $   2,395.9      $     (32.1)      $     (32.1)
    Weighted average pay rate                2.5%
    Weighted average receive rate            4.6%
  Pay variable/receive variable
    Notional value                   $   1,008.2      $     (20.4)      $       5.2
    Weighted average pay rate                2.3%
    Weighted average receive rate            3.2%
  Convertible asset swap
    Notional value                   $     298.8      $      27.6       $       1.9
    Weighted average receive rate            3.6%
  Credit default swap
    Notional value                   $     214.0      $      (0.7)      $      --
    Weighted average receive                 1.4%
      rate
Interest rate futures:
  Long positions
    Contract amount/notional         $      45.0      $       0.4       $       0.3
    Weighted average settlement              2.7%
      price
  Short positions
    Contract amount/notional         $   5,974.4      $     (33.4)      $     (16.3)
    Weighted average settlement             94.2
      price

              Additional information about the characteristics of the financial instruments and assumptions underlying the data presented in the table above are as follows:

              Mortgage- and asset-backed securities (MBSs and ABSs): The maturity year is determined based on the terms of the securities and the current rate of prepayment of the underlying pools of mortgages or assets. The Company limits its exposure to prepayments by purchasing less volatile types of MBSs and ABSs.

              Other fixed maturity securities and mortgage loans on real estate:
              The maturity year is determined based on the maturity date of the security or loan.


              Deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates, and contract terms. Included are group annuity contracts representing $8.98 billion of general account liabilities as of December 31, 2001, which are generally subject to market value adjustment upon surrender and which may also be subject to surrender charges. Of the total group annuity liabilities, $6.56 billion were in contracts where the crediting rate is reset quarterly, $922.2 million were in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter and $1.50 billion were in contracts where the crediting rate is reset annually on January
              1. Fixed annuity policy reserves of $3.13 billion relate to funding agreements issued in conjunction with the Company's medium-term note program where the crediting rate is either fixed for the term of the contract or variable, based on an underlying index. Also included in deferred fixed annuities are certain individual annuity contracts, which are also subject to surrender charges calculated as a percentage of the deposits made and assessed at declining rates during the first seven years after a deposit is made. As of December 31, 2001, individual annuity general account liabilities totaling $5.58 billion were in contracts where the crediting rate is reset periodically, with portions resetting in each calendar quarter and $373.0 million that reset annually. Individual fixed annuity policy reserves of $1.55 billion are in contracts that adjust the crediting rate every five years. The average crediting rate is calculated as the difference between the projected yield of the assets backing the liabilities and a targeted interest spread. However, for certain individual annuities the credited rate is also adjusted to partially reflect current new money rates.


              Immediate annuities: Included are non-life contingent contracts in payout status where the Company has guaranteed periodic, typically monthly, payments. The maturity year is based on the terms of the contract.


              Short-term borrowings and long-term debt: The maturity year is the stated maturity date of the obligation.



              Derivative financial instruments: The maturity year is based on the terms of the related contracts. Interest rate swaps include cross-currency interest rate swaps that eliminate all foreign currency exposure the Company has with existing assets and liabilities. Cross-currency interest rate swaps in place against each foreign currency obligation hedge the Company against adverse currency movements with respect to both period interest payments and principal repayment. Underlying details by currency have therefore been omitted. Variable swap rates and settlement prices reflect rates and prices in effect as of December 31, 2001.


    (vi) Equity Market Risk


         Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. As of December 31, 2001, 82% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in the Company's separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins, which may require the Company to accelerate the amortization of deferred policy acquisition costs.

B.   INFLATION


     The rate of inflation did not have a material effect on the revenues or operating results of the Company during 2001, 2000 or 1999.


9.   DIRECTORS AND EXECUTIVE OFFICERS


     NLAIC's Board of Directors currently consists of the following seven
     Directors:



    --------------------------------------------------------------------------------------------------------------------------
                          NAME                                AGE              DIRECTOR SINCE          YEAR TERM WILL EXPIRE
    --------------------------------------------------------------------------------------------------------------------------
    Joseph J. Gasper                                           58                   1996                        2002
    W. G. Jurgensen                                            50                   2000                        2002
    Galen R. Barnes                                            55                   2001                        2002
    Michael S. Helfer                                          56                   2001                        2002
    Donna A. James                                             44                   2001                        2002
    Robert A. Oakley                                           55                   2001                        2002
    Robert J. Woodward                                         60                   2001                        2002
    --------------------------------------------------------------------------------------------------------------------------


     NLAIC's Executive Officers currently consist of the following twenty-six Officers:



    --------------------------------------------------------------------------------------------------------------------------
                  NAME                         AGE                                POSITION WITH NATIONWIDE
    --------------------------------------------------------------------------------------------------------------------------
    John R. Cook, Jr.                           58           Senior Vice President - Chief Communications Officer
    David A. Diamond                            47           Senior Vice President - Corporate Strategy
    Joseph J. Gasper                            58           President and Chief Operating Officer
    Philip C. Gath                              54           Senior Vice President - Chief Actuary - Nationwide Financial
    Patricia R. Hatler                          47           Senior Vice President, General Counsel and Secretary
    Richard D. Headley                          53           Executive Vice President
    Michael S. Helfer                           56           Executive Vice President - Corporate Strategy
    David K. Hollingsworth                      48           Senior Vice President - President - Nationwide Insurance Sales
    David R. Jahn                               53           Senior Vice President - Product Management
    Donna A. James                              44           Executive Vice President - Chief Administrative Officer
    W.G. Jurgensen                              50           Chairman of the Board and Chief Executive Officer
    Richard A. Karas                            59           Senior Vice President - Sales - Financial Services
    Gregory S. Lashutka                         58           Senior Vice President - Corporate Relations
    Edwin P. McCausland, Jr.                    57           Senior Vice President - Fixed Income Securities
    Robert H. McNaughten                        61           Senior Vice President - Real Estate Investments
    Michael D. Miller                           49           Senior Vice President - NI Finance
    Brian W. Nocco                              50           Senior Vice President and Treasurer
    Robert A. Oakley                            55           Executive Vice President - Chief Financial Officer
    Mark D. Phelan                              47           Senior Vice President - Technology and Operations
    Douglas C. Robinette                        47           Senior Vice President - Claims
    John S. Skubik                              55           Senior Vice President - Strategic Initiatives
    Mark R. Thresher                            45           Senior Vice President - Finance - Nationwide Financial
    Richard M. Waggoner                         54           Senior Vice President - Operations
    Susan A. Wolken                             51           Senior Vice President - Product Management and Nationwide
                                                             Financial Marketing
    Robert J. Woodward, Jr.                     60           Executive Vice President - Chief Investment Officer
    --------------------------------------------------------------------------------------------------------------------------

Each of the directors and officers listed below is a director or officer respectively of at least one or more of the other major insurance affiliates of the Nationwide group of companies. The business address of the directors and officers listed below is One Nationwide Plaza, Columbus, Ohio 43215.

W. G. JURGENSEN has been Chief Executive Officer of Nationwide since August 2000, Chief Executive Officer-Elect from May to August 2000 and a Director of Nationwide since May 2000. Previously, he was Executive Vice President of Bank One Corporation from 1998 to 2000. Mr. Jurgensen was Executive Vice President of First Chicago NBD Corporation and Chairman of FCC National Bank from 1996 to 1998. Mr. Jurgensen has been with Nationwide for 2 years.

JOSEPH J. GASPER has been President and Chief Operating Officer and a Director of Nationwide since April 1996. Previously, he was Executive Vice President-Property and Casualty Operations of Nationwide from April 1995 to April 1996. He was Senior Vice President-Property and Casualty Operations of Nationwide from September 1993 to April 1995. Prior to that time, Mr. Gasper held various management positions with the Nationwide companies. Mr. Gasper has been with Nationwide for 35 years.

GALEN R. BARNES has been a Director of Nationwide since May 2001. He served as President of Nationwide Insurance Enterprise from April 1996 to April 1999. He was Director and Vice Chairman of the Wausau Insurance Companies, a Nationwide affiliate, from September 1996 to December 1998; and Director, President and Chief Operating Officer from May 1993 to September 1996. Mr. Barnes was Senior Vice President of Nationwide from May 1993 to April 1996. Prior to that time, Mr. Barnes held several positions within Nationwide. Mr. Barnes has been with Nationwide for 25 years.

RICHARD D. HEADLEY has been Executive Vice President of Nationwide since July 2000. Previously, he was Executive Vice President-Chief Information Technology Officer of Nationwide from August 1999 to August 2000, and Senior Vice President-Chief Information Technology Officer of Nationwide from October 1997 to May 1999. Prior to that time, Mr. Headley was Chairman and Chief Executive Officer of Banc One Services Corporation from 1992 to October 1997. Mr. Headley has been with Nationwide for 4 years.

MICHAEL S. HELFER has been Executive Vice President-Corporate Strategy of Nationwide since August 2000. He has been a Director of Nationwide since May 2001. Prior to that time, Mr. Helfer was a partner with Wilmer, Cutler and Pickering from 1978 to October 2000. Mr. Helfer has been with Nationwide for 2 years.

DONNA A. JAMES has been Executive Vice President-Chief Administrative Officer of Nationwide since July 2000 and a Director of Nationwide since May 2001. Ms. James was Senior Vice President-Chief Human Resources Officer from May 1999 to July 2000 and Senior Vice President-Human Resources of Nationwide from December 1997 to May 1999. Previously, she was Vice President-Human Resources of Nationwide from July 1996 to December 1997. Previously, Ms. James was Vice President-Assistant to the CEO of Nationwide from March 1996 to July 1996 and Associate Vice President-Assistant to the CEO from May 1994 to March 1996. Prior to that time, Ms. James held several positions within Nationwide. Ms. James has been with Nationwide for 20 years.

MICHAEL C. KELLER has been Executive Vice President-Chief Information Officer of Nationwide since June 2001. Prior to that time, Mr. Keller was Senior Vice President of Bank One from January 1998 to June 2001, and held various management positions with IBM from July 1982 to December 1997. Mr. Keller has been with Nationwide for 1 year.

ROBERT A. OAKLEY has been Executive Vice President-Chief Financial Officer of Nationwide since April 1995 and a Director of Nationwide since May 2001. Previously, he was Senior Vice President-Chief Financial Officer of Nationwide from October 1993 to April 1995. Prior to that time, Mr. Oakley held several positions within Nationwide. Mr. Oakley has been with Nationwide for 26 years.

ROBERT J. WOODWARD, JR. has been Executive Vice President-Chief Investment Officer of Nationwide since August 1995 and a Director of Nationwide since May 2001. Previously, he was Senior Vice President-Fixed Income Investments of Nationwide from March 1991 to August 1995. Prior to that time, Mr. Woodward held several positions within Nationwide. Mr. Woodward has been with Nationwide for 37 years.

JOHN R. COOK, JR. has been Senior Vice President-Chief Communications Officer of Nationwide since May 1997. Previously, Mr. Cook was Senior Vice President-Chief Communications Officer of USAA from July 1989 to May 1997. Mr. Cook has been with Nationwide for 5 years.

DAVID A. DIAMOND has been Senior Vice President-Corporate Strategy since December 2000. Previously, he was Senior Vice President-Corporate Controller of Nationwide from August 1999 to December 2000. He was Vice President-Controller of Nationwide from October 1993 to August 1996. Prior to that time, Mr. Diamond held several positions within Nationwide. Mr. Diamond has been with Nationwide for 13 years.

PHILIP C. GATH has been Senior Vice President-Chief Actuary-Nationwide Financial since May 1998. Previously, Mr. Gath was Vice President-Product
Manager-Individual Variable Annuity from July 1997 to May 1998, and Vice President-Individual Life Actuary from August 1989 to July 1997. Prior to that time, Mr. Gath held several positions within Nationwide. Mr. Gath has been with Nationwide for 33 years.

PATRICIA R. HATLER has been Senior Vice President, General Counsel and Secretary of Nationwide since April 2000, and was Senior Vice President and General Counsel from July 1999 to April 2000. Prior to that time, she was General Counsel and Corporate Secretary of Independence Blue Cross from 1983 to July 1999. Ms. Hatler has been with Nationwide for 3 years.

DAVID K. HOLLINGSWORTH has been Senior Vice President-President Nationwide Insurance Sales since August 2001. Mr. Hollingsworth has been with Nationwide for 12 years.

DAVID R. JAHN has been Senior Vice President-Product Management since November 2000. Mr. Jahn has been with Nationwide for 30 years.

RICHARD A. KARAS has been Senior Vice President-Sales-Financial Services of Nationwide since March 1993. Previously, he was Vice President-Sales-Financial Services of Nationwide from February 1989 to March 1993. Prior to that time, Mr. Karas held several positions within Nationwide. Mr. Karas has been with Nationwide for 37 years.

GREGORY S. LASHUTKA has been Senior Vice President-Corporate Relations of Nationwide since January 2000. Prior to that time, he was Mayor of the City of Columbus (Ohio) from January 1992 to December 1999. Mr. Lashutka has been with Nationwide for 2 years.

EDWIN P. MCCAUSLAND, JR. has been Senior Vice President-Fixed Income Securities since April 1998. Prior to joining Nationwide, he was Vice President-Managing Director of Massachusetts Life Insurance Company. Mr. McCausland has been with Nationwide for 5 years.

ROBERT H. MCNAGHTEN has been Senior Vice President-Real Estate Investments since November 2001. Prior to joining Nationwide in 1987 he was Executive Vice President with Buckeye Federal Savings & Loan. Mr. McNaghten has been with Nationwide for 15 years.

MICHAEL D. MILLER has been Senior Vice President-NI Finance since May 2001. Prior to joining Nationwide in 1985 he was P/C Accounting Manager with Celina Group. Mr. Miller has been with Nationwide for 17 years.

BRIAN W. NOCCO has been Senior Vice President and Treasurer of Nationwide since April 2001. Prior to that time, he was Executive Vice President of Imperial Bank and subsidiaries from May 1998 to June 2001. He was Senior Vice President-Chief Compliance Officer with The Chubb Corporation from 1994 to 1998 and Treasurer and Vice President-Finance of Continental Bank Corporation from 1986 to 1994. From 1974 to 1986 he held management positions in several companies. Mr. Nocco has been with Nationwide for 1 year.

MARK D. PHELAN has been Senior Vice President-Technology and Operations of Nationwide since December 2000. Prior to that time, he was Executive Vice President of Check Free Corporation from October 1992 to November 1997, Sales Vice President of AT&T Corporation from February 1982 to November 1992, and Operations Manager with IBM Corporation from April 1977 to February 1982. Mr. Phelan has been with Nationwide for 2 years.

DOUGLAS C. ROBINETTE has been Senior Vice President-Claims since November 2000. Prior to joining Nationwide, he was a CPA with KPMG LLP. Mr. Robinette has been with Nationwide for 15 years.

JOHN S. SKUBIK has been Senior Vice President-Strategic Initiatives since November 2001. Prior to joining Nationwide in 2001, Mr. Skubik was an Executive Vice President with Bank One.

MARK R. THRESHER has been Senior Vice President-Finance-Nationwide Financial since May 1999. Previously, he was Vice President-Controller of Nationwide from August 1996 to May 1999. He was Vice President and Treasurer of Nationwide from June 1996 to August 1996. Prior to that time, Mr. Thresher served as a partner with KPMG LLP from July 1988 to May 1996. Mr. Thresher has been with Nationwide for 6 years.

RICHARD M. WAGGONER has been Senior Vice President-Operations since August 1999. Mr. Waggoner has been with Nationwide for 18 years.

SUSAN A. WOLKEN has been Senior Vice President-Product Management and Nationwide Financial Marketing since May 1999. Previously, she was Senior Vice President-Life Company Operations of Nationwide from June 1997 to May 1999. She was Senior Vice President-Enterprise Administration of Nationwide from July 1996 to June 1997. Prior to that time, she was Senior Vice President-Human Resources of Nationwide from April 1995 to July 1996, Vice President-Human Resources of Nationwide from September 1993 to April 1995, and Vice President-Individual Life and Health Operations from September 1993 to April 1995. Ms. Wolken has been with Nationwide for 27 years.

10.  EXECUTIVE COMPENSATION

     A.  COMPENSATION


         In accordance with the Cost Sharing Agreement, the salaries and benefits of certain officers and employees of Nationwide Financial Services, Inc. and its subsidiaries (hereafter the "Company" or NFS), including some of the executive officers named in the table below, will be paid by Nationwide Mutual Insurance Company and reimbursed in accordance with the terms of the Cost Sharing Agreement.


         The following table provides certain information concerning compensation received by the Company's Chairman of the Board and Chief Executive Officer and the four other most highly paid executive officers for the fiscal years ended December 31, 2001, 2000 and 1999 for services rendered to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM COMPENSATION
                                                                                    ------------------------------------
                                                    ANNUAL COMPENSATION             AWARD                     PAYOUTS
                                                                                                              $
                                          ----------------------------------------- ------------------------- ----------
                                                                                              SECURITIES
                                                                     OTHER       RESTRICTED   UNDERLYING
NAME AND                                                             ANNUAL        STOCK       OPTIONS/                 ALL OTHER
PRINCIPAL                                 SALARY       BONUS       COMPENSATION    AWARD(S)      SARS        LTIP      COMPENSATION
POSITION                        YEAR         $           $              $            $           (#)        PAYOUTS $        $
---------                       ----    --------   ------------    ------------ -----------   -----------   ---------   ------------
W. G. Jurgensen:                 2001   277,682           --(2)         (5)           --        187,119(7)     --        27,186(9)
   Chairman of the               2000   230,290      951,660(3)         (5)      700,000        210,000        --         7,235
  Board and Chief                  --        --           --            --            --             --        --            --
  Executive Officer(1)

Joseph J. Gasper:                2001   718,269      246,500(2)         (5)    2,282,837(6)      77,643(7)     --        58,310(9)
   President and Chief           2000   634,499    1,132,145(3)         (5)    1,077,500         76,100        --        45,876
   Operating Officer             1999   512,308      952,282(4)         (5)           --         78,000(8)     --        21,491

Richard A. Karas:                2001   386,539      140,700(2)         (5)      399,656(6)      12,325(7)     --        21,129(9)
   Senior Vice                   2000   339,231      317,791(3)         (5)      202,031         15,000        --        23,108
  President-- Sales--Financial   1999   307,308      330,021(4)         (5)           --         34,400(8)     --        13,177
  Services

Mark D. Phelan:                  2001   297,154      134,000(2)         (5)           --         30,785(7)     --         7,072(9)
  Senior Vice President--        2000        --           --            --            --         10,400        --            --
  Technology & Operations        1999        --           --            --            --          5,000        --            --

Mark R. Thresher:                2001   293,269      134,000(2)         (5)      399,656(6)      12,035(7)     --        17,030(9)
   Senior Vice President--       2000   262,622      274,142(3)         (5)      140,075         11,400        --        15,806
   Finance                       1999   219,846      244,609(4)         (5)       61,695         19,250(8)     --        12,099

--------------

(1) Figures in the Summary Compensation Table, other than under Restricted Stock Awards, Securities Underlying Options/SARs and All Other Compensation, represent compensation received by Mr. Jurgensen for his services rendered to the Company and its subsidiaries as allocated pursuant to the Cost Sharing Agreement. See "Certain Transactions."

(2) Represents the amount paid to executive officers named in the table above under the SEIP in 2002 for the 2001 award year.

(3) Represents the amount paid to executive officers named in the table above under the Performance Incentive Plan in 2001 for the 2000 award year.

(4) Represents the amount paid to executive officers named in the table above under the Performance Incentive Plan in 2000 for the 1999 award year.

(5) Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.


(6) Valued at fair market value on the date of grant. Restricted stock granted in 2001 will vest on February 6, 2004. Annual grants under the NFS LTEP in 2001 were given to all named executive officers in the table above. Such awards were made in the form of restricted stock and/or stock options and the combination varied by individual. The following is the aggregate number and value of restricted stock held at the end of the 2001 fiscal year for:
     Mr. Jurgensen--25,000 shares at a value of $1,036,500; Mr. Gasper--93,550 shares at a value of $3,878,583; Mr. Karas--16,875 shares at a value of $699,638; Mr. Thresher--14,575 shares at a value of $604,280.

(7) Totals include options received in 2002 in lieu of all or a portion of the SEIP cash award for the 2001 award year. The Compensation Committee chose to deliver a portion of the short term cash awards as long term awards of stock options that are reported in this column. These options were exercisable on the date of grant. The amount delivered was as follows: Mr. Jurgensen -- 48,719 stock options, Mr. Gasper -- 41,943 stock options, Mr. Karas -- 6,075 stock options, Mr. Phelan -- 5,785 stock options and Mr. Thresher -- 5,785 stock options.

(8) Mr. Gasper's options include 2,500 Gartmore Global Investments, Inc. ("GGI" (f/k/a Villanova Capital, Inc., a subsidiary of the Company)), options; Mr. Karas' options include 2,000 GGI options; and Mr. Thresher's options include 2,000 GGI options.

(9) Represents contributions made or credited by the Company for 2001 under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan. The following are the amounts for the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan: Mr. Jurgensen-- $1,571 for the Nationwide Savings Plan and $25,615 for the Nationwide Supplemental Defined Contribution Plan; Mr. Gasper-- $5,100 for the Nationwide Savings Plan and $53,210 for the Nationwide Supplemental Defined Contribution Plan; Mr. Karas-- $5,100 for the Nationwide Savings Plan and $16,029 for the Nationwide Supplemental Defined Contribution Plan; Mr. Phelan $2,414 for the Nationwide Savings Plan and $4,658 for the Nationwide Supplemental Defined Contribution Plan; and Mr. Thresher-- $5,100 for the Nationwide Savings Plan and $11,930 for the Nationwide Supplemental Defined Contribution Plan.

     B.   PERFORMANCE INCENTIVE PLAN

          Nationwide maintains the Performance Incentive Plan ("PIP"), first implemented in 1998. Under the PIP, annual payments are made to the executive officers of the Company named in the Summary Compensation Table. Beginning in 2001, the executive officers named in the Summary Compensation Table no longer participated in PIP as it relates to services rendered to the Company. The Company's performance measures are based on a broad series of key financial results, financial and operational comparison to external peer comparators, the extent of accomplishment of strategic initiatives, and other factors and results impacting organizational performance, and further based upon individual employee performance. Under the PIP, the participant is granted a target incentive amount that represents a percentage (from 4.5% to 150% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the PIP will range from zero to no maximum factor of the participant's base salary, depending solely on the achievement of the performance measures.

     C.   SENIOR EXECUTIVE INCENTIVE PLAN

          The SEIP, established in 2001, is maintained by the Company for the benefit of its senior officers. Pursuant to the SEIP, annual incentive compensation awards may be granted to the executive officers of the Company named in the Summary Compensation Table. Senior officers include the Chairman, Chief Executive Officer ("CEO"), President, Executive Vice Presidents and Senior Vice Presidents of the Company. Participants are selected annually by the Compensation Committee of the Company's Board of Directors, which will at all times be comprised of at least 2 directors who are "outside directors" for purposes of IRC Section 162(m). Awards under the SEIP are based on the level of achievement with respect to performance goals established by the Compensation Committee during the first quarter of each calendar year, and may be based on criteria including, but not limited to, return on equity, operating earnings per share, stock performance, revenue and/or sales and expense levels. The Compensation Committee will establish minimum, target and maximum levels of performance. No payments will be made with respect to performance goals if the minimum level of performance is not achieved and maximum performance will result in payment at 250% of the target level payment established for the award. The maximum possible payment to any participant who is a covered employee under the SEIP in any year is $5 million.

     D.   NATIONWIDE ECONOMIC VALUE INCENTIVE PLAN

          Nationwide established the Nationwide Economic Value Incentive Plan (the "NEV Plan") in 2001 to encourage the senior officers of Nationwide and the Company to increase their focus on financial and growth strategies that enhance the overall economic value of the enterprise and transcend specific business/staff units. Under the NEV Plan, which is administered by the Nationwide Mutual Human Resources Committee and the CEO, the executive officers of the Company named in the Summary Compensation Table are eligible to receive annual awards based on the sustained achievement of measures tied to the overall economic value of the enterprise and the performance of the participant. Under the NEV Plan, the participants are granted a target incentive amount at the beginning of each year that represents a percentage of the participant's base salary range midpoint or a specific dollar amount. At the end of each year, the actual Nationwide Economic Value ("NEV"), determined based on the criteria established in advance, is compared to the target NEV level established for the year, and an initial annual award level is determined for each participant. One key component in determining NEV and awards granted under the NEV Plan is the total market capitalization of NFS' stock. The CEO may then adjust 25% of each participant's initial annual award level based on his evaluation of the participant's performance. The result is the participant's final annual award amount, which has no minimum or maximum value and can be positive or negative.

          Annual award amounts for each participant, whether positive or negative, will be credited to each participant's account ("NEV Plan Account"). Following the determination of a participant's annual award amount and its credit to the NEV Plan Account, one third of any positive balance maintained in the participant's NEV Plan Account will be credited to a deferred compensation account maintained for the participant. The participant is eligible to receive distributions from the deferred compensation account upon termination of employment. The remaining two-thirds of any positive balance in a participant's NEV Plan Account, or the entire negative balance, is retained as the initial balance in that account for the following year. NEV Plan Account balances are subject to increases or decreases depending on future annual award amounts.

     E.   DEFERRED COMPENSATION PROGRAM

          Nationwide maintains a deferred compensation program called the Nationwide Individual Deferred Compensation Plan under which eligible elected officers of participating Nationwide companies, including the Company, may elect to defer payment of compensation otherwise payable to them. Eligible officers of the Company may enter into deferral agreements in which they may annually elect to defer a portion of their salary or incentive compensation earned during the following year or performance cycle. Elections are effective prospectively. Amounts deferred under the Nationwide Individual Deferred Compensation Plan are generally payable in annual installments beginning in January of the calendar year following the calendar year in which the officer terminates employment or after the expiration of the deferral period elected by the participant. Accounts under the Nationwide Individual Deferred Compensation Plan are credited with deferrals and earnings based on the net investment return on the participants' choice of investment measures offered under the Nationwide Individual Deferred Compensation Plan.

     F.   SAVINGS PLAN

          Nationwide maintains the Nationwide Savings Plan, a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies. Under the Nationwide Savings Plan, executive officers of the Company named in the Summary Compensation Table and other participants who are not residents of Puerto Rico may elect to contribute between 1% to 22% of their compensation to accounts established on their behalf under the Nationwide Savings Plan. Participant contributions are in the form of voluntary, pre-tax salary reductions. Participants who are residents of Puerto Rico may make contributions on an after-tax basis. The participating Nationwide companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the Nationwide Savings Plan by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the Nationwide Savings Plan. All amounts contributed to the Nationwide Savings Plan are held in a separate account for each participant and are invested in one or more funds made available under the Nationwide Savings Plan, as selected by the participant. Normally, a participant receives the value of his or her account upon termination of employment, although a participant may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age 59 1/2. Under the Nationwide Savings Plan, a participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals (and earnings on those deferrals) or after-tax contributions (and earnings on those contributions), as applicable. A participant is vested pro rata in amounts attributable to employer matching contributions (and earnings on those contributions) over a period of five years.

     G.   SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

          Nationwide maintains an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Supplemental Defined Contribution Plan, which provides benefits equal to employer matching contributions that would have been made under the Savings Plan for the participants in the absence of the limitation on compensation that can be considered, found in Section 401(a)(17) of the IRC, and IRC Section 402(g) limitation on amounts that can be deferred under the Savings Plan, reduced by actual employer matching contributions made to the Savings Plan. Only elected officers of Nationwide, including officers of the Company, earning in excess of the limit set forth in IRC
          Section 401(a)(17) annually are eligible to participate in the Nationwide Supplemental Defined Contribution Plan. Benefits under the Nationwide Supplemental Defined Contribution Plan vest pro rata over a period of five years of participation in the plan.

     H. AMENDED AND RESTATED NATIONWIDE FINANCIAL SERVICES, INC. 1996 LONG-TERM EQUITY COMPENSATION PLAN

          The purposes of the NFS LTEP is to benefit the shareholders of the Company by encouraging high levels of performance by selected officers, directors and employees of the Company and certain of its affiliated companies, attracting and retaining the services of such individuals and aligning the interests of such individuals with those of the shareholders.

          The NFS LTEP provides for the grant of any or all of the following, types of awards:

          (i) stock options, including incentive stock options and nonqualified stock options, for shares of Class A Common Stock;

          (ii) stock appreciation rights ("SARs"), either in tandem with stock options or freestanding;

          (iii) restricted stock; and

          (iv) performance shares and awards.

          Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of Section 422 of the IRC. Awards may be made to the same person on more than one occasion and may be granted singularly, in combination or in tandem as determined by the Compensation Committee.

          The NFS LTEP provides the Compensation Committee, which administers the NFS LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant. The LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive and deferred compensation and is not intended to be subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Certain awards under the NFS LTEP are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the IRC.

I.   EQUITY COMPENSATION PLAN OF NFS INFORMATION(1)



                                                                                                               (c)
                                                  (a)                                                NUMBER OF CLASS A COMMON
                                       NUMBER OF CLASS A COMMON                  (b)                SHARES REMAINING AVAILABLE
                                       SHARES TO BE ISSUED UPON            WEIGHTED-AVERAGE         FOR FUTURE ISSUANCE UNDER
                                        EXERCISE OF OUTSTANDING           EXERCISE PRICE OF         EQUITY COMPENSATION PLANS
                                         OPTIONS, WARRANTS AND           OUTSTANDING OPTIONS,         (EXCLUDING SECURITIES
PLAN CATEGORY                                   RIGHTS                   WARRANTS AND RIGHTS         REFLECTED IN COLUMN (a))
---------------                       ----------------------------     -------------------------   -----------------------------
Equity compensation plans approved by           3,810,859                       $37.32                  1,760,588(2) and (3)
  shareholders......................
Equity compensation plans not                          --                                                      --
  approved byshareholders...........                                                --
    Total...........................            3,810,859                       $37.32                  1,760,588

--------------

(1)   Reported data is as of December 31, 2001.

(2) Securities remaining for issuance under the NFS LTEP, including 101,683 share grants that have been cancelled and are available for reissuance. Please see above for a more complete description of the plan.

(3) The Company uses treasury stock to compensate non-employee directors pursuant to the Nationwide Financial Services, Inc. Amended and Restated Stock Retainer Plan for Non-Employee Directors (the "Plan"). The Plan provides for the payment of one-half of each non-employee director's annual retainer in the form of NFS Class A Common Stock. The Plan does not provide for a maximum number of shares to be granted.

J.   OPTION/SAR GRANTS IN THE LAST FICSAL YEAR FOR NFS



                                         I.   INDIVIDUAL GRANTS
                                         ---------------------------------------------------------------------------------------

                                           NUMBER OF
                                          SECURITIES      % OF TOTAL      EXERCISE
                                          UNDERLYING        OPTIONS     OR BASE RATE
                                          PTIONS/SARS     GRANTED TO      PRICE PER                               GRANT DATE
                                            GRANTED        EMPLOYEES        SHARE            EXPIRATION         PRESENT VALUE(3)
NAME                                           #        IN FISCAL YEAR        $                 DATE                   $
------                                   ------------   --------------  -------------      ----------------     ---------------
W. G. Jurgensen.......................     138,400(1)        11.6%          42.63          February 6, 2011        2,487,048
                                            48,719(2)         4.1%          43.55          March 8, 2012             869,147
Joseph J. Gasper......................      35,700(1)         3.0%          42.63          February 6, 2011          641,529
                                            41,943(2)         3.5%          40.84          February 26, 2012         694,157
Richard A. Karas......................       6,250(1)         0.5%          42.63          February 6, 2011          112,313
                                             6,075(2)         0.5%          40.84          February 26, 2012         100,541
Mark D. Phelan........................      25,000(1)         2.1%          42.63          February 6, 2011          449,250
                                             5,785(2)         0.5%          40.84          February 26, 2012          95,742
Mark R. Thresher......................       6,250(1)         0.5%          42.63          February 6, 2011          112,313
                                             5,785(2)         0.5%          40.84          February 26, 2012          95,742

--------------

(1) One-third of the options granted become exercisable on each of the first three anniversary dates of the grant. Options may be accelerated upon a change of control or certain other events of termination of employment.

(2) Represents option grants awarded in 2002 in lieu of all or a portion of the SEIP cash awards for the 2001 award year. These options were exercisable on the date of grant.

(3) The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

     - An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

     - The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free rate used for the February 6, 2001 grant was 4.89%, 4.30% for the February 26, 2002 grant and 4.43% for the March 8, 2002 grant.

     - Dividends at a rate of $0.48 per share for the February 6, 2001, February 26, 2002 and March 8, 2002 grants, representing the annualized dividends paid on shares of common stock at the date of grant.

     - An option term before exercise of five years, which represents the typical period that options are held prior to exercise.

     - Volatility of the stock price of 45.33% for the February 6, 2001 grant, 44.48% for the February 26, 2002 grant and 44.44% for the March 8, 2002 grant, reflecting the average daily stock price volatility since the Company's initial public offering on March 6, 1997.

     - No adjustments were made for vesting requirements, non-transferability or risk of forfeiture.

K. AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES FOR NFS(1)



                                                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                       SHARES                    UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                      ACQUIRED        VALUE          OPTIONS/SARS AT              OPTIONS AT
                                                     ON EXERCISE    REALIZED            FY-END (#)            FY-END EXERCISABLE/
NAME                                                      #            $        EXERCISABLE/UNEXERCISABLE        UNEXERCISABLE
----                                                 -----------    ---------   -------------------------    --------------------
W. G. Jurgensen..................................        --           --              62,000/286,400         834,520/1,992,080
Joseph J. Gasper.................................        --           --             145,700/111,600         1,045,162/764,055
Richard A. Karas.................................        --           --               56,600/27,050         2,147,974/153,144
Mark D. Phelan...................................        --           --                9,300/33,600            53,531/100,684
Mark R. Thresher.................................      3,000        68,040             25,300/19,600            89,876/116,791

(1) Totals do not include options received in 2002 in lieu of all or a portion of the SEIP cash awards for 2001 award year.



L. AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES FOR GGI(1)



                                                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                       SHARES                    UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                      ACQUIRED        VALUE       OPTIONS AT FY-END (#)           OPTIONS AT
                                                     ON EXERCISE    REALIZED            FY-END (#)            FY-END EXERCISABLE/
NAME                                                      #            $        EXERCISABLE/UNEXERCISABLE        UNEXERCISABLE
----                                                 -----------    ---------   -------------------------    --------------------

W. G. Jurgensen..................................        --           --                 -- /--                    -- /--
Joseph J. Gasper.................................        --           --              500/2,000             12,500/50,000
Richard A. Karas.................................        --           --              400/1,600             10,000/40,000
Mark D. Phelan...................................        --           --                 -- /--                    -- /--
Mark R. Thresher.................................        --           --              400/1,600             10,000/40,000

--------------

(1)  GGI is a subsidiary of the Company.


M.   PENSION PLANS

     (i)  Retirement Plan

          Nationwide maintains a qualified defined-benefit plan called the Nationwide Retirement Plan. In general, the executive officers named in the Summary Compensation Table and other participants of NFS will receive an annual retirement benefit under the Nationwide Retirement Plan equal to the sum of:

          - 1.25% of the participant's Final Average Compensation (defined below) times years of service (to a maximum of 35 years); and

          - 0.50% of the participant's Final Average Compensation (defined below) in excess of Social Security Covered Compensation (defined below) times years of service (to a maximum of 35 years).


          The definition of Final Average Compensation changed on January 1, 1996. For service earned prior to that date, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant's last 10 years of service. For service earned since 1995, Final Average Compensation is the average of the highest five consecutive covered compensation amounts of the participant in the participant's last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any Nationwide company. Social Security

          Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age 65, whichever is later.

          With respect to Messrs. Karas, Gasper, Phelan and Thresher, because their compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary and Bonus shown in the Summary Compensation Table. Covered compensation for Mr. Jurgensen includes the amount set forth under the headings Salary and Bonus shown in the Summary Compensation Table and additional compensation amounts received for services rendered to other Nationwide companies.

          A participant becomes fully vested after the completion of five years of vesting service. The Nationwide Retirement Plan generally provides for payments to or on behalf of each vested participant upon such participant's retirement on his or her normal retirement date or later. However, the Nationwide Retirement Plan does provide for payment of early retirement benefits on a reduced basis commencing at age 55 for those participants with 15 or more years of vesting service or at age 62 for those with five or more years of vesting service. The normal retirement date under the Retirement Plan is the later of the date the participant attains age 65 or completes five years of vesting service. Death benefits are payable to:

          -    a participant's spouse; or

          - under certain circumstances, the named beneficiary of a participant who dies while an employee or with a vested benefit under the Nationwide Retirement Plan.

          The Nationwide Retirement Plan also provides for the funding of retiree medical benefits under Section 401(h) of the IRC.

     (ii) Excess and Supplemental Plans

          Nationwide maintains an unfunded, nonqualified defined-benefit excess benefit plan called the Nationwide Excess Benefit Plan. Nationwide also maintains an unfunded, nonqualified defined-benefit supplemental benefit plan called the Nationwide Supplemental Retirement Plan. Any participant of Nationwide or the Company, whose benefits are limited under the Retirement Plan by reason of limitations under IRC Section 415 on the maximum benefit that may be paid under the Retirement Plan will receive, under the Nationwide Excess Benefit Plan, that portion of the benefit that he or she would have been entitled to receive under the Retirement Plan in the absence of such limitations. Officers who earn in excess of the limit on compensation set forth in IRC
          Section 401(a)(17) annually, have at least five years of vesting service, and whose benefits under the Retirement Plan are limited by reason of certain other limitations under the IRC, may receive benefits under the Nationwide Supplemental Retirement Plan. Benefits under the Nationwide Supplemental Retirement Plan will be:

          - 1.25% of the participant's Final Average Compensation (as defined previously) times years of service (up to a maximum of 40 years); plus

          - 0.75% of the participant's Final Average Compensation (as defined previously) in excess of Social Security Covered Compensation (as defined previously) times years of service (up to a maximum of 40 years); less

          - benefits accrued under the Nationwide Retirement Plan and the Nationwide Excess Benefit Plan.

          For individuals participating in the Nationwide Supplemental Retirement Plan on January 1, 1999, benefits vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits under the Nationwide Excess Benefit Plan vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits for all other participants in the Nationwide Supplemental Retirement Plan vest over a period of five years of participation in that plan.

          The chart below indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Nationwide Retirement Plan, including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation (as defined previously) equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Nationwide Retirement Plan (including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement
          Plan) would be the total of the benefit determined based on years of service earned under each method.

                               PENSION PLAN TABLE



                                            YEARS OF SERVICE
                                   ------------------------------------------------------------------------------------------------
               FINAL AVERAGE
               COMPENSATION               15                  20                  25                    30                 35
               --------------      --------------       --------------      --------------      -----------------   ---------------
                $   125,000           $  30,021             $ 40,029            $ 50,036             $   60,043         $  70,050
                    150,000              36,584               48,779              60,973                 73,168            85,363
                    175,000              48,313               64,418              80,522                 96,627           112,731
                    200,000              55,813               74,418              93,022                111,627           130,231
                    225,000              63,313               84,418             105,522                126,627           147,731
                    250,000              70,813               94,418             118,022                141,627           165,231
                    300,000              85,813              114,418             143,022                171,627           200,231
                    350,000             100,813              134,418             168,022                201,627           235,231
                    400,000             115,813              154,418             193,022                231,627           270,231
                    450,000             130,813              174,418             218,022                261,627           305,231
                    500,000             145,813              194,418             243,022                291,627           340,231
                    700,000             205,813              274,418             343,022                411,627           480,231
                    900,000             265,813              354,418             443,022                531,627           620,231
                  1,100,000             325,813              434,418             543,022                651,627           760,231
                  1,700,000             505,813              674,418             843,022              1,011,627         1,180,231
                  1,900,000             565,813              754,418             943,022              1,131,627         1,320,231
                  2,000,000             595,813              794,418             993,022              1,191,627         1,390,231

     All executive officers named in the Summary Compensation Table have a portion or all of their benefits calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Nationwide Retirement Plan for Messrs. Gasper and Karas was 29.5 years and 31.5 years, respectively. Messrs. Jurgensen, Phelan and Thresher had no credited service under the Retirement Plan at that time. Messrs. Gasper and Karas earned years of service in the years 1996 through 2001. Messrs. Phelan and Thresher began participation in the Retirement Plan in 1999 and 1997, respectively. Mr. Jurgensen became eligible to participate in the Retirement Plan in 2001, but is entitled, pursuant to an agreement with Nationwide Mutual, to a retirement benefit of 4% of his highest 5-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. For purposes of such agreement, Mr. Jurgensen's highest 5-year average compensation is the average of his salary and annual incentive compensation over the five-year period, or the period of his employment by Nationwide, if shorter, that produces the highest average. This benefit is reduced by the benefits received under the Nationwide Retirement Plan, Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, as well as any benefit received under any defined benefit pension plans maintained by Mr. Jurgensen's prior employers, and will be paid by Nationwide Mutual (not the Nationwide Retirement Plan). The benefit of each executive officer named in the Summary Compensation Table for the years since 1995 and all future years will be calculated under the 5-year definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 2001, for Messrs. Jurgensen, Gasper, Karas, Phelan and Thresher was $906,212; $1,943,683; $704,330; $498,040; and $567,685,
     respectively.

11.  COMPENSATION COMMITTEE JOINT REPORT ON EXECUTIVE COMPENSATION

     A.   INTRODUCTION

          The Company is 18.7% publicly owned. Nationwide Corporation, a majority owned subsidiary of Nationwide Mutual, owns 81.3% of the outstanding shares of the Company. Because Nationwide Mutual establishes compensation practices throughout the Nationwide organization, the Nationwide Mutual Human Resources Committee established the base salary and NEV Plan components of 2001 compensation for the Company's executive officers. The Compensation Committee made stock-based incentive grants under the NFS LTEP and annual incentive grants and awards under the SEIP for the Company's executive officers in 2001.

          W. G. Jurgensen is the Company's Chairman of the Board and CEO as well as CEO of Nationwide Mutual. Under the Cost Sharing Agreement, compensation for Mr. Jurgensen is allocated among the companies in the Nationwide organization for whom he provides services. The amounts are paid by Nationwide Mutual and reimbursed by the other companies in accordance with the terms of the Cost Sharing Agreement. The 2001 compensation for Mr. Jurgensen reported in the compensation tables in this Proxy Statement and discussed in this report is the amount allocated to the Company and its subsidiaries under the Cost Sharing Agreement and is solely for services performed for the Company and its subsidiaries. Compensation for Mr. Gasper is allocated entirely to the Company for services performed for the Company and its subsidiaries. Compensation for Messrs. Karas, Phelan and Thresher, as shown in the Summary Compensation Table, was not allocated and is their aggregate 2001 compensation for services rendered to the Company and its subsidiaries.

          The Nationwide Mutual Human Resources Committee and the Compensation Committee (collectively referred to herein as the "Committees") are both comprised solely of non-employee directors.

     B.   COMPENSATION PHILOSOPHY AND OBJECTIVES

          The Committees believe that the compensation program for the Company's executive officers should support the Company's vision and business strategies. In addition, compensation should be determined within a competitive framework based on the overall financial results of NFS, business unit results, teamwork, and individual contributions that help build value for the Company's shareholders. The primary objectives of the compensation program are to:

          -    Provide a direct link between pay and performance;

          - Allocate a larger percentage of executive compensation to pay that is conditional or contingent in order to positively influence behavior and support accountability;

          - Attract, retain and motivate top-caliber employees required for new business directions;

          - Offer total compensation opportunities that are fully competitive with the appropriate external markets in design and pay level; and

          - Emphasize the need to focus on shareholder value, in addition to providing competitive value to customers.

          As part of the overall compensation philosophy, the Committees have determined that total compensation and each of the elements that comprise total compensation (base salary, annual incentives, long-term incentives) should be targeted at the 50th percentile of the competitive market. The introduction of the NEV Plan in 2001 provides additional long-term incentive target opportunity up to the 60th percentile of the competitive market when enterprise-wide efforts positively influence overall financial and growth strategies. The Committees believe that differences in individual performance should result in significantly different levels of compensation. Therefore, the pay that an individual receives may be higher or lower than an individual's targeted pay opportunities, depending on individual performance. The Compensation Committee may exercise discretion to adjust incentive compensation pay; however, SEIP awards are only subject to downward adjustment based on the Compensation Committee's exercise of discretion.

          Competitive market data is provided to the Committees by independent compensation consultants. This data compares the Company's and Nationwide's compensation practices to various groups of comparable companies. These companies compete with the Company for customers, capital and employees, and are comparable to the Company in size, scope and business focus. This group includes both multi-line insurers and diversified financial organizations.

          The companies chosen for the compensation comparison group are not necessarily the same companies that comprise the peer group in the Performance Graph included in this Proxy Statement. The compensation comparison group includes more companies than those in the peer group because it provides the Committees a broader database for comparison purposes.

     C.   ELEMENTS OF 2001 EXECUTIVE COMPENSATION


          The key elements of the Company's executive compensation program are base salary, annual incentives and long-term incentives. The following discussion relates to the Company's executive officers other than Mr. Jurgensen, whose compensation is discussed separately in the section below titled Compensation of the Chief Executive Officer.

          (i)  Base Salaries

          Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance and encourage the development of executives. Pay for individual performance rewards executives for achieving goals that may not be immediately evident in common financial measurements.

          The Nationwide Mutual Human Resources Committee initially determines base salaries for executive officers by evaluating the executives' levels of responsibility, prior experience, breadth of knowledge, internal equity and external pay practices.

          In determining increases to base salaries for 2001, the Nationwide Mutual Human Resources Committee considered relevant external market data, as described above in Compensation Philosophy and Objectives. However, increases to base salaries are driven primarily by individual performance that is evaluated based on levels of individual contribution to the Company and Nationwide. When evaluating individual performance, the Nationwide Mutual Human Resources Committee considered, among other things, the executive's:

          -    contribution towards financial results and strategic initiatives;

          -    efforts in promoting the values of the Company and Nationwide;

          -    continuing educational and management training;

          - product innovation; o ability to develop relationships with customers, distributors and employees; and

          -    leadership abilities.

          No specific formula is used in evaluating individual performance, and the weighting given to each factor with respect to each executive officer is within the individual discretion and judgment of each member of the Nationwide Mutual Human Resources Committee. Base salaries for the executive officers, including promotional increases and increases influenced by the activity of competing companies, increased by an average of 8.3% in 2001. This rate of increase enables the Company to maintain market competitive salaries. Executive officer salaries were established at a level that is consistent with the goals stated in the section titled Compensation Philosophy and Objectives.

          (ii) Annual Incentive Compensation

          The SEIP promotes the pay-for-performance philosophy of the Compensation Committee by providing NFS executives with direct financial rewards in the form of annual cash incentives. Awards for 2001 were based on return on equity, earnings and revenue growth and other key financial measures, comparing the Company's financial and operational performance to that of external peer competitors, and other factors and results impacting performance for the Company, including individual employee performance.

          Each year, the Compensation Committee establishes specific NFS performance measures used for the annual incentive compensation plan. Participants are provided a target incentive award opportunity that represents a percentage of their base salary. For 2001, aggregate individual targets for the executive officers named in the Summary Compensation Table other than the Chief Executive Officer ranged from 65% to 120% of base salary. Individual payouts under the SEIP annual incentive plan may range from zero to 2.5 times the individual's target incentive award opportunity. For 2001, moderate achievement of NFS financial and peer performance measures of the Company resulted in a cash payout of 28.6% of target for Mr. Gasper and an average of 65.2% of target for Messrs. Karas, Phelan and Thresher. In addition, the Committee awarded each executive officer a stock option grant in lieu of a portion of their cash incentive award under the SEIP for 2001. These amounts are reflected in the Bonus and Securities Underlying Options/SARs columns in the Summary Compensation Table.

          (iii) Long-Term Incentive Compensation

          In keeping with the philosophy of the Committees to provide a total compensation package that favors conditional or contingent components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. When determining long-term incentive award sizes, the Committees consider the executives' level of responsibility, position within the Company, prior experience, historical award data, various performance criteria, and compensation practices at comparable companies.

          The Committees utilize the NFS LTEP and the NEV Plan, both described below. These plans are designed to achieve a balance between market pay orientation and alignment of NFS executives' interests with those of shareholders.

          Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

          The NFS LTEP authorizes grants of stock options, stock appreciation rights, restricted stock, performance stock and performance awards. The objectives of the NFS LTEP are to encourage high levels of performance by selected officers, directors, and employees of the Company and certain of its affiliates to attract and retain the services of such individuals, and to align the interests of such individuals with those of the shareholders.

          During February 2001, the Compensation Committee made grants to NFS' executive officers and others under the NFS LTEP. Award sizes were determined based on competitive equity grant practices using the median practices at comparable companies and the individual's impact on the Company's performance and were determined consistent with the goals stated in Compensation Philosophy and Objectives. The grants were awarded in the form of nonqualified stock options that have an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of the option grant, as well as restricted stock grants. The options become exercisable in equal installments over a three-year term, and expire ten years after the date of grant, and the restricted stock vests at the end of a three-year period.

          As referred to above in the section titled Annual Incentive Compensation, during February and March 2002, the Compensation Committee granted stock options to executive officers under the NFS LTEP in lieu of a portion of their cash award earned under the SEIP for 2001. The stock options have an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of the grant. The options become exercisable immediately upon grant, and expire ten years after the date of grant.

          Nationwide Economic Value Incentive Plan

          The NEV Plan, which was implemented in 2001, authorizes grants of target incentive award opportunities to encourage the growth of NEV for the benefit of Nationwide as an organization. The objectives of the NEV Plan are to reward execution of broad, enterprise-wide efforts at increasing NEV by selected officers and directors of the Company and certain of its affiliates, and to attract and retain the services of key officers and directors. One key component in determining NEV and awards granted under the NEV Plan is the total market capitalization of NFS' stock.

          During February 2001, the Nationwide Mutual Human Resources Committee made grants to executive officers of NFS under the NEV Plan. Grant sizes were determined based on competitive grant practices using the 60th percentile long-term incentive practices at comparable companies and the individual's impact on the Company's performance. Determination of grant size is consistent with the goals stated in Compensation Philosophy and Objectives. Final awards are determined as a percent of salary grade midpoint value, 2001 NEV Plan performance and the discretionary evaluation by the CEO of an individual's performance (applied to 25% of the initial award value determined by NEV Plan performance). Final awards for a calendar year can be positive or negative, and each participant's award will be added to his or her NEV Plan Account balance from the previous year. Following the annual award determination process, one third of any positive NEV Plan Account balance for a participant will be credited to a deferred compensation account until that participant's termination of employment. The remaining two thirds, if a positive balance, or the entire NEV Plan Account balance, if negative, will be subject to future NEV Plan performance and the CEO's discretionary assessment of individual performance.

          For 2001, negative growth in NEV, linked partially to the decline in the NFS stock value, resulted in negative final awards for executive officers. These negative awards will create the initial NEV Plan Account balance (since the plan was new for 2001) for each participant to carry forward into 2002. Since NEV Plan Account balances are negative, no deferred compensation account credits will occur for 2001, and positive NEV Plan earnings in future years will need to first offset the negative account balances.

     D.   COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

          W. G. Jurgensen served as the Company's Chairman of the Board and CEO, as well as in the capacity of CEO for Nationwide Mutual. Except for grants and awards made under the NFS LTEP and SEIP by the Compensation Committee, the Nationwide Mutual Human Resources Committee established all components of Mr. Jurgensen's compensation for 2001.

          As discussed above in the Introduction, a portion of Mr. Jurgensen's annual compensation is allocated to the Company for services rendered to the Company, based on the time Mr. Jurgensen devotes to his responsibilities with the Company. The compensation reported for Mr. Jurgensen in the compensation tables and discussed in this report represents amounts paid for Mr. Jurgensen's services as Chairman of the Board and CEO of the Company and its subsidiaries during 2001.


          Mr. Jurgensen's 2001 compensation was determined pursuant to the same philosophy and objectives described earlier in this prospectus and used for all executive officers. In determining the base salary compensation of Mr. Jurgensen for 2001, the Nationwide Mutual Human Resources Committee reviewed the strong financial results of the Company for 2000, Mr. Jurgensen's superior leadership of the Nationwide companies during his tenure, his extensive experience in the industry, and his successful efforts in the Company. The portion of Mr. Jurgensen's base salary compensation allocated to the Company totaled $277,682 in 2001, an increase of 20.6% over 2000, primarily related to Mr. Jurgensen's full year of employment in 2001 as compared to partial-year employment in 2000. This increase also reflects a 34% decrease in the cost allocation, to more accurately reflect the portion of Mr. Jurgensen's time spent on Company matters in 2001. In 2001, Mr. Jurgensen's annual base salary rate was increased 8.2%. This salary positioned Mr. Jurgensen's base salary compensation at approximately the 50th percentile of the comparable companies.

          The portion of Mr. Jurgensen's annual incentive award allocated to the Company and paid as cash in 2001 under the SEIP was $0. However, the Compensation Committee awarded Mr. Jurgensen a stock option grant in lieu of the value of his cash incentive award under the SEIP for 2001. This amount is reflected in the Securities Underlying Options/SARs columns in the Summary Compensation Table. In determining the annual incentive award of Mr. Jurgensen for 2001, the Compensation Committee reviewed the moderate financial results of the Company for 2001, as well as the goal of increased executive officer stock ownership. The financial results were reviewed based on the level of achievement of specified NFS financial and operational goals as assessed by the Compensation Committee and Board in their annual incentive performance evaluation of Mr. Jurgensen.

          During February 2001, pursuant to the NFS LTEP, the Compensation Committee granted Mr. Jurgensen options to purchase 138,400 shares of the Company's Class A Common Stock. The Compensation Committee took into account Mr. Jurgensen's role in the continued strategic positioning of NFS. In addition, this grant reflects the competitive level of long-term compensation for chief executive officers of major diversified insurance and financial services organizations of similar size and scope to that of the Company. The award of the Compensation Committee reflected the Company's desire to have top officers build a significant personal level of stock ownership in the Company, so as to better align their interests with those of other shareholders.

     E.   POLICY ON DEDUCTIBILITY OF COMPENSATION

          Section 162(m) of the IRC provides that executive compensation in excess of $1 million paid to a "covered employee," as that term is defined in that section, in any calendar year is not deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the IRC. The Committees will continue to rely on performance-based compensation programs. Programs will be designed to meet, in the best possible manner, future corporate business objectives. Certain awards under both the SEIP and NFS LTEP are intended to qualify as "performance-based compensation" for the purposes of Section 162(m). However, the Committees may award compensation that is not fully deductible if the Committees determine that such an award is consistent with their philosophy and in the best interests of the Company and its shareholders.

          (i)  Nationwide Financial Services, Inc.'s Compensation Committee

               David O. Miller, Chairman
               James G. Brocksmith, Jr.
               Charles L. Fuellgraf, Jr.
               Donald L. McWhorter

          (ii) Nationwide Life Insurance Company Compensation Committee

               Willard J. Engel, Chairman
               Timothy J. Corcoran
               Yvonne M. Curl
               Ralph M. Paige
               Arden L. Shisler
               Robert L. Stewart

F.   NFS SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following tables set forth certain information regarding beneficial ownership of:

     (i) each person who is known by the Company to be the beneficial owner of more than five percent of either class of common stock,

     (ii)  each director and nominee for director,

     (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all of the directors and executive officers of the Company as a group.

     The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.


                              CLASS A COMMON STOCK


NAME AND ADDRESS OF                                             AMOUNT AND NATURE OF     PERCENT
BENEFICIAL OWNER                                                BENEFICIAL OWNERSHIP     OF CLASS
-------------------                                             --------------------     --------
Neuberger Berman, Inc.(1).............................              2,062,300            8.54%
605 Third Avenue
New York, NY 10158

INVESCO Funds Group, Inc.(2)..........................              1,758,700            7.28%
4350 South Monaco Street
Denver, CO 80237

Goldman Sachs Asset Management(3).....................              1,418,340            5.87%
32 Old Slip
New York, NY 10005

--------------

(1) Based on a Schedule 13G dated February 11, 2002, Neuberger Berman, Inc. reported shared voting power with respect to 1,572,500 shares and shared dispositive power with respect to 2,062,300 shares.

(2) Based on a Schedule 13G dated January 31, 2002, INVESCO Funds Group, Inc. reported sole voting power and sole dispositive power with respect to 1,758,700 shares.

(3) Based on a Schedule 13G dated February 14, 2002, Goldman Sachs Asset Management reported sole voting power with respect to 1,354,440 shares and sole dispositive power with respect to 1,418,340 shares.

     The table below sets forth the number of shares of stock of the Company owned beneficially as of March 11, 2002, by the directors, each nominee for director, each executive officer listed in the Summary Compensation Table herein and all directors and executive officers of the Company as a group.


                               SECURITY OWNERSHIP


                                                                     AMOUNT AND                OPTIONS
                                                                      NATURE OF              EXERCISABLE
NAME OF                                                              BENEFICIAL               WITHIN 60
BENEFICIAL OWNER                                                  OWNERSHIP(1) AND (2)          DAYS
-----------------                                                ---------------------       -----------
Joseph A. Alutto(5)...........................................                --                   --
James G. Brocksmith, Jr.......................................               6,672                2,333
Charles L. Fuellgraf, Jr......................................              20,796(3)             4,333
Joseph J. Gasper..............................................             353,099(4)           241,576
Henry S. Holloway.............................................              10,751(4)             4,333
W. G. Jurgensen...............................................             181,852              156,852
Richard A. Karas..............................................             105,070               78,091
Lydia M. Marshall.............................................               8,426                2,333
Donald L. McWhorter...........................................               7,751                2,333
David O. Miller...............................................               9,735                4,333
James F. Patterson............................................               9,544(4)             4,333
Mark D. Phelan................................................              28,551               28,551
Gerald D. Prothro.............................................               6,751                2,333
Arden L. Shisler..............................................              10,751                4,333
Alex Shumate(5)...............................................                --                   --
Mark R. Thresher..............................................              63,752(4)            40,718
Directors and Executive Officers as a group (Total of 31).....           1,648,695            1,247,613

--------------

(1) The shares of the Company's Class A Common Stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Class A Common Stock as of March 11, 2002, except the shares beneficially owned by Mr. Gasper and the group of directors and executive officers as a whole which represents 1.3% and 6.8%, respectively.

(2)  Total includes options exercisable within 60 days of March 11, 2002.

(3) Total includes 2,000 shares held by spouse and 2,000 shares held in a limited partnership.

(4)  Total includes shares jointly owned with spouse for the following persons:
     Mr. Gasper-- 17,972 shares; Mr. Holloway-- 2,000 shares; Mr. Patterson-- 1,000 shares; and Mr. Thresher-- 8,450 shares.

(5)  A new nominee seeking a first term on the Board of Directors.


                              CLASS B COMMON STOCK


NAME AND ADDRESS OF                                                               AMOUNT AND NATURE OF    PERCENT
BENEFICIAL OWNER                                                                  BENEFICIAL OWNERSHIP    OF CLASS
                                                                                  --------------------    ---------
Nationwide Corporation..........................................................       104,745,000          100%
One Nationwide Plaza
Columbus, Ohio 43215

     The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

G.   CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

     (i)  Intercompany Agreement

          The Company, Nationwide Mutual and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below (the "Intercompany Agreement"). As used herein, "Nationwide Mutual" means Nationwide Mutual collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

          Nationwide Mutual Consent to Certain Events. Under the Intercompany Agreement, until Nationwide Mutual ceases to control at least 50% of the combined voting power of the outstanding voting stock of the Company, the Company must obtain the prior written consent of Nationwide Mutual for:

          (a) any consolidation or merger of the Company or any of its subsidiaries with any person (other than with a wholly-owned subsidiary);

          (b) any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions involving consideration in excess of $250 million;

          (c) any change in the authorized capital stock of the Company or the creation of any additional class or series of capital stock of the Company;

          (d) any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase such equity securities, except

               - shares of Class A Common Stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable for such stock,

               - shares of Class A Common Stock issued upon the conversion of any Class B Common Stock,

               - the issuance of shares of capital stock of a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company and

               -    in the public offering of Class A Common Stock in March
                    1997;

          (e)  the dissolution, liquidation or winding up of the Company;

          (f) the amendment of the Amended and Restated Certificate of Incorporation and certain provisions of the Restated Bylaws affecting corporate governance;

          (g) the election, removal or filling of a vacancy in the office of the Chairman, Chief Executive Officer or President of the Company;

          (h) the declaration of dividends on any class or series of capital stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock;

          (i) capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months;

          (j) the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except in connection with the Capital Securities and the Senior Notes; and

          (k) any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any committee thereof and the filling of newly created memberships and vacancies on the Board of Directors or any committee of the Board of Directors.

     (ii) License to Use Nationwide Name and Service Marks.

     Pursuant to the Intercompany Agreement, Nationwide Mutual granted to the Company and certain of its subsidiaries a non-exclusive, nonassignable, revocable license to use the "Nationwide" trade name and certain other service marks specifically identified in the Intercompany Agreement (collectively, the "Service Marks") solely for the purpose of identifying and advertising the Company's long-term savings and retirement business and activities related to such business.

          (iii) Equity Purchase Rights

          The Company has agreed that, to the extent permitted by the New York Stock Exchange and so long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation may purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

          (iv) Registration Rights

          The Company has granted to Nationwide Corporation certain demand and "piggyback" registration rights with respect to shares of Common Stock owned by it. Nationwide Corporation has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in any registration of common equity securities of the Company, initiated by the Company on its own behalf or on behalf of any other stockholders of the Company. These rights are subject to certain "blackout" provisions. Such registration rights are transferable by Nationwide Corporation.

          (v) Nationwide Mutual Agents.

          In the Intercompany Agreement, Nationwide Mutual has agreed to allow the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual agents. Such right is exclusive to the Company, subject to the limited right of certain companies of Nationwide to sell such products through the agency force, for at least five years following the equity offerings.

          (vi) Federal Income Taxes

          The Company is a party to a Tax Sharing Agreement with Nationwide Mutual and the other Nationwide companies included in the consolidated returns of Nationwide Mutual. The Tax Sharing Agreement defines how the tax liability for each company included in Nationwide Mutual's consolidated tax return is determined for 1996 and subsequent years. The Company's tax liability is determined pursuant to the Tax Sharing Agreement for each year it is included in Nationwide Mutual's consolidated federal income tax return. The Tax Sharing Agreement also applies for any year in which the Company is included in a Nationwide Mutual consolidated or combined state or local tax return. Under the Tax Sharing Agreement, the Company pays to Nationwide Mutual amounts equal to the taxes the Company would pay if the Company filed a separate federal income, or a separate state or local income or franchise tax return, including any amounts that are later determined to be due as a result of any audit or other recomputation of its liability. The Company will be responsible for all taxes, including assessments, if any, for prior years with respect to all other taxes payable by the Company or any of its subsidiaries, and for all other federal, state and local taxes that may be imposed upon the Company and that are not addressed in the Tax Sharing Agreement.

          Nationwide Mutual effectively controls all of the Company's tax decisions by virtue of its control of the Company and the terms of the Tax Sharing Agreement. Under the Tax Sharing Agreement, Nationwide Mutual will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company and to determine the amount of the Company's liability to (or entitlement to payment from) Nationwide Mutual under the Tax Sharing Agreement.

          This arrangement may result in conflicts of interest between the Company and Nationwide Mutual. For example, under the Tax Sharing Agreement, Nationwide Mutual may choose to consent, compromise or settle any adjustment or deficiency proposed by the relevant tax authority in a manner that may be beneficial to Nationwide Mutual and detrimental to the Company. Under the Tax Sharing Agreement, however, Nationwide Mutual is obligated to act in good faith with regard to all persons included in the applicable returns.

          The Tax Sharing Agreement may not be amended without the prior written consent of the Company.

          (vii) Savings Plan

          The Savings Plan is administered by The 401(k) Company, Inc., a subsidiary of the Company, which earned fees of $2.1 million, $2 million and $1.7 million in 2001, 2000 and the last seven months of 1999 (time period when The 401(k) Company, Inc. first assumed the administrative duties for the Savings Plan), respectively.

          (viii) Lease

          Under an arrangement between Nationwide Mutual and certain of its subsidiaries, during 2001 the Company leased on average approximately 721,717 square feet of office space primarily in the four building home office complex in Columbus, Ohio. This office space was leased at current market rates ranging from $20.06 to $22.06 per square foot plus an occupancy charge of $1.84 per square foot per year. Under the arrangement, the Company determines the amount of office space necessary to conduct its operations and leases such space from Nationwide Mutual, subject to availability. For the years ending December 31, 2001, 2000 and 1999, the Company made payments to Nationwide Mutual and its subsidiaries totaling $18.7 million, $14.3 million and $11.4 million, respectively, under such arrangement. The Company also leased approximately 245,898 square feet of office space in suburban Columbus, Ohio, from Duke Realty, Inc. This office space was leased at current market rates ranging from $19.54 to $20.50 per square foot plus an occupancy charge of $0.48 to $1.74 per square foot per year. For the year ending December 31, 2001, Nationwide Mutual, on behalf of the Company, made lease payments totaling $5.2 million.

          (ix) Modified Coinsurance Agreements

          Effective as of January 1, 1996, Nationwide Life entered into a 100% modified coinsurance agreement with Employers Life Insurance Company of Wausau ("ELOW"). Under the agreement, Nationwide Life ceded to ELOW and ELOW assumed Nationwide Life's non-variable group and wholesale life insurance business and group and franchise health insurance business and any ceded or assumed reinsurance applicable to such group business. During the second quarter of 1999, Nationwide Life entered into a modified coinsurance arrangement to reinsure the 1999 operating results of ELOW retroactive to January 1, 1999. In September 1999, the Company acquired ELOW for $120.8 million and immediately merged ELOW into Nationwide Life terminating the modified coinsurance arrangement, effective July 1, 1999. During September 1999, NFS also acquired Pension Associates ("PA"), an affiliated pension plan administrator for $3.4 million. Revenues ceded to ELOW for the year ended December 31, 1999 was $35.8 million, while benefits, claims and expenses ceded was $46.2 million.

          Nationwide Life has a reinsurance agreement with Nationwide Mutual whereby all of Nationwide Life's accident and health business is ceded to Nationwide Mutual on a modified coinsurance basis. The agreement covers individual accident and health business for all periods presented and group and franchise accident and health business since July 1, 1999. Either party may terminate the agreement on January 1 of any year with prior notice. Prior to July 1, 1999 group and franchise accident and health business and a block of group life insurance policies were ceded to ELOW under a modified coinsurance agreement. Under a modified coinsurance agreement, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of Nationwide Life's agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by Nationwide Life, although a fee is paid to Nationwide Life for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to Nationwide Mutual and ELOW for the years ended December 31, 2001, 2000 and 1999 were $200.7 million, $170.1 million and $193.0 million, respectively, while benefits, claims and expenses ceded were $208.5 million, $168.0 million and $197.3 million, respectively.

          (x) Cost Sharing Agreement

          Pursuant to a cost sharing agreement among Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among Nationwide Mutual and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, Nationwide Services Company, a subsidiary of Nationwide Mutual, provides computer, telephone, mail, employee benefits administration, and other services to Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2001, 2000 and 1999, the Company made payments to Nationwide Mutual and Nationwide Services Company totaling $145.6 million, $156.6 million and $132.3 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

          (xi) Marketing Allowance Agreement


          Under a marketing agreement with Nationwide Mutual, Nationwide Life makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $26.4 million; $31.4 million and $34.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

          (xii) Cash Management Agreement

          Nationwide Mutual entered into an Investment Agency Agreement with Nationwide Cash Management Company ("NCMC"), an affiliate of the Company. NCMC makes, holds and administers short-term investments (those maturing in one year or less) for Nationwide Mutual and certain of its affiliates, including Nationwide Life and certain of the Company's other subsidiaries. Under the agreement, expenses of NCMC are allocated pro rata among the participants based upon the participant's ownership percentage of total assets held by NCMC. For the years ending December 31, 2001, 2000 and 1999 the Company paid NCMC fees and expenses totaling $0.4 million, $0.4 million and $0.3 million, respectively, under this agreement. Amounts on deposit with NCMC were $85.6 million and $436.5 million as of December 31, 2001 and 2000, respectively.

          (xiii) Repurchase Agreement

          The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. During 2001, the most the Company had outstanding at any given time was $368.5 million and the Company incurred interest expense on intercompany repurchase agreements of $0.2 million for 2001. Transactions under the agreements during 2000 and 1999 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

          (xiv) Group Annuity and Life Insurance Contracts

          The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by Nationwide Mutual or its affiliates. Total account values of these contracts were $4.96 billion and $5.15 billion as of December 31, 2001 and 2000, respectively. Total revenues from these contracts were $154.0 million, $160.2 million, and $150.9 million for the years ended December 31, 2001, 2000 and 1999, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $118.4 million, $131.9 million, and $112.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties.

          (xv) Partial Sale of Limited Partnership

          During 2001, the Company entered into a transaction with Nationwide Mutual, whereby it sold 78% of its interest in the limited partnership called Nationwide Realty Investors, Ltd. (representing 49% of the limited partnership) to Nationwide Mutual for $158.9 million. As a result of this sale, the Company recorded a realized gain of $44.4 million, and related tax expense of $15.5 million. The sale price, which was paid in cash, represented the fair value of the limited partnership interest and was based on a valuation of the limited partnership and its underlying investments. The valuation was completed by qualified management of the limited partnership and utilized a combination of internal and independent valuations of the underlying investments of the limited partnership. Additionally, senior financial officers and the Boards of Directors of the Company and Nationwide Mutual separately reviewed and approved the valuation prior to the execution of this transaction. The Company continues to hold an economic and voting interest in the limited partnership of approximately 14%, with Nationwide Mutual holding the remaining interests.

          (xvi) Transactions with Management and Others

          Joseph J. Gasper, President and Chief Operating Officer and Director of the Company and Richard A. Karas, Senior Vice President--Sales--Financial Services of the Company are limited partners in Country Club Properties, L.P., which holds a 25% interest in NRI-CCP I, LLC, a Delaware limited liability company, 75% of which is owned by Nationwide Realty Investors, Ltd. Nationwide Life, a wholly owned subsidiary of the Company, currently owns approximately 14% of Nationwide Realty Investors, Ltd. and Nationwide Mutual owns the remainder.

          The general partner of Country Club Properties, L.P. is Desert Management Group, LLC. NRI-CCP I, LLC was formed for the purpose of acquiring 960 acres of land in La Quinta, California, for the development of residential lots and three golf courses. The land was acquired by NRI-CCP I, LLC on June 15, 2000.

          Mr. Gasper and Mr. Karas each purchased their Limited Partnership Interests in Country Club Properties L.P. (the "Limited Partnership Interest") on March 11, 1999, at a cost of $125,000. Each of Mr. Gasper's and Mr. Karas' Limited Partnership Interest represents less than one percent of the partnership. Mr. Gasper and Mr. Karas are entitled to a share of partnership distributions and a lifetime membership in several golf courses to be developed. The golf membership is transferable upon death.

12.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS



          Financial Statements:


               Independent Auditors' Report


               Balance Sheets as of December 31, 2001 and 2000



               Statements of Income for the years ended December 31, 2001, 2000 and 1999

               Statements of Shareholder's Equity for the years ended December 31, 2001, 2000 and 1999

               Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999



               Notes to Financial Statements

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Nationwide Life and Annuity Insurance Company:


We have audited the accompanying balance sheets of Nationwide Life and Annuity Insurance Company (the "Company"), a wholly owned subsidiary of Nationwide Life Insurance Company, as of December 31, 2001 and 2000, and the related statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life and Annuity Insurance Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the financial statements, the Company changed its methods of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets in 2001.


KPMG, LLP
January 29, 2002




See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                                 Balance Sheets

                   ($000's omitted, except per share amounts)


                                                                                                                December 31,
                                                                                                       -----------------------------
                                                                                                            2001            2000
====================================================================================================================================

                                                                     ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities (cost $2,464,658 in 2001; $1,184,078 in 2000)                               $2,501,627      $1,192,444
    Equity securities (no cost in 2001; $979 in 2000)                                                           --             1,828
  Mortgage loans on real estate, net                                                                         663,458         380,685
  Real estate, net                                                                                             1,223           1,822
  Policy loans                                                                                                   486           1,517
  Other long-term investments                                                                                   --                 8
  Short-term investments, including amounts managed by a related party                                        75,462          61,194
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           3,242,256       1,639,498
------------------------------------------------------------------------------------------------------------------------------------

Cash                                                                                                           1,842            --
Accrued investment income                                                                                     34,241          16,925
Deferred policy acquisition costs                                                                            129,924         108,982
Reinsurance receivable from a related party                                                                  102,472          96,892
Other assets                                                                                                 121,043          69,459
Assets held in separate accounts                                                                           2,312,919       2,242,478
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          $5,944,697      $4,174,234
====================================================================================================================================

                                                      LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits and claims                                                                         $3,271,309      $1,765,451
Other liabilities                                                                                            103,305          10,493
Liabilities related to separate accounts                                                                   2,312,919       2,242,478
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           5,687,533       4,018,422
------------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (notes 8 and 12)

Shareholder's equity:
  Common stock, $40 par value.  Authorized, issued and outstanding 66,000 shares                               2,640           2,640
  Additional paid-in capital                                                                                 152,960          77,960
  Retained earnings                                                                                           90,026          72,063
  Accumulated other comprehensive income                                                                      11,538           3,149
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             257,164         155,812
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          $5,944,697      $4,174,234
====================================================================================================================================


See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                              Statements of Income

                                ($000's omitted)


                                                                                                     Years ended December 31,
                                                                                           -----------------------------------------
                                                                                                  2001           2000          1999
====================================================================================================================================

Revenues:
  Policy charges                                                                               $ 51,286       $ 55,992      $ 44,793
  Life insurance premiums                                                                         1,380          1,297           292
  Net investment income                                                                          16,880         14,732        13,959
  Net realized (losses) gains on investments, hedging instruments and hedged
     items                                                                                         (244)           842         5,208
  Other                                                                                             816            929         1,059
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 70,118         73,792        65,311
------------------------------------------------------------------------------------------------------------------------------------

Benefits and expenses:
  Interest credited to policyholder account balances                                              5,114         11,097         8,548
  Other benefits and claims                                                                       4,549          5,581         5,210
  Amortization of deferred policy acquisition costs                                              11,257          9,893        13,592
  Other operating expenses                                                                       22,730         29,982        24,185
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 43,650         56,553        51,535
------------------------------------------------------------------------------------------------------------------------------------

    Income before federal income tax expense and cumulative effect of
     adoption of accounting principles                                                           26,468         17,239        13,776
Federal income tax expense                                                                        8,175          4,712         4,571
------------------------------------------------------------------------------------------------------------------------------------
    Income before cumulative effect of adoption of accounting principles                         18,293         12,527         9,205
Cumulative effect of adoption of accounting principles, net of tax                                 (330)          --            --
------------------------------------------------------------------------------------------------------------------------------------
    Net income                                                                                 $ 17,963       $ 12,527      $  9,205
====================================================================================================================================


See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                       Statements of Shareholder's Equity

                  Years ended December 31, 2001, 2000 and 1999
                                ($000's omitted)



                                                                                                        Accumulated
                                                                     Additional                            other          Total
                                                       Common          paid-in           Retained      comprehensive  shareholder's
                                                       stock           capital           earnings      income (loss)     equity
====================================================================================================================================

Balance as of December 31, 1998                     $   2,640         $  52,960        $  50,331        $  10,055       $ 115,986

Comprehensive income:
  Net income                                             --                --              9,205             --             9,205
  Net unrealized losses on securities
    available-for-sale arising during the year,
    net of tax                                           --                --               --            (11,923)        (11,923)
                                                                                                                        ---------
  Total comprehensive loss                                                                                                 (2,718)
---------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1999                         2,640            52,960           59,536           (1,868)        113,268
=================================================================================================================================

Comprehensive income:
  Net income                                             --                --             12,527             --            12,527
  Net unrealized gains on securities
    available-for-sale arising during the year,
    net of tax                                           --                --               --              5,017           5,017
                                                                                                                        ---------
  Total comprehensive income                                                                                               17,544
                                                                                                                        ---------
  Capital contribution                                   --              25,000             --               --            25,000
---------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 2000                         2,640            77,960           72,063            3,149         155,812
=================================================================================================================================

Comprehensive income:
  Net income                                             --                --             17,963             --            17,963
  Net unrealized gains on securities
    available-for-sale arising during the year,
    net of tax                                           --                --               --              8,015           8,015
  Cumulative effect of adoption of
     accounting principles, net of tax                   --                --               --                452             452
  Accumulated net losses on cash flow
     hedges, net of tax                                  --                --               --                (78)            (78)
                                                                                                                        ---------
  Total comprehensive income                                                                                               26,352
                                                                                                                        ---------
  Capital contributions                                  --              75,000             --               --            75,000
---------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 2001                     $   2,640         $ 152,960        $  90,026        $  11,538       $ 257,164
=================================================================================================================================

See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                            Statements of Cash Flows

                                ($000's omitted)

                                                                                                  Years ended December 31,
                                                                                      ---------------------------------------------
                                                                                             2001            2000           1999
===================================================================================================================================
Cash flows from operating activities:
  Net income                                                                            $    17,963     $    12,527     $     9,205
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
      Interest credited to policyholder account balances                                      5,114          11,097           8,548
      Capitalization of deferred policy acquisition costs                                   (47,193)        (38,932)        (33,965)
      Amortization of deferred policy acquisition costs                                      11,257           9,893          13,592
      Amortization and depreciation                                                           1,125             625           1,351
      Realized losses (gains) on investments, hedging instruments and hedged
         items                                                                                  244            (842)         (5,208)
      Cumulative effect of adoption of accounting principles                                    508            --              --
      Increase in accrued investment income                                                 (17,316)         (3,019)         (2,261)
      Increase in other assets                                                              (58,114)        (31,833)         (1,309)
      Increase (decrease) in other liabilities                                               23,384         (33,516)         21,795
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash (used in ) provided by operating activities                              (63,028)        (74,000)         11,748
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                                   288,962         190,173         137,210
  Proceeds from sale of securities available-for-sale                                       110,574          47,537          73,864
  Proceeds from repayments of mortgage loans on real estate                                  77,513          30,896          32,397
  Proceeds from sale of real estate                                                           1,188           1,269            --
  Proceeds from repayments of policy loans and sale of other invested assets                  3,224             267             109
  Cost of securities available-for-sale acquired                                         (1,680,536)       (354,904)       (375,642)
  Cost of mortgage loans on real estate acquired                                           (360,971)        (82,250)        (93,500)
  Cost of real estate acquired                                                                   (2)           --              --
  Short-term investments, net                                                               (14,268)        (60,488)          1,571
  Collateral received - securities lending, net                                              64,935            --              --
  Other, net                                                                                 (1,493)         (1,327)           (242)
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash used in investing activities                                          (1,510,874)       (228,827)       (224,233)
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Capital contributions received                                                             75,000          25,000            --
  Increase in investment and universal life insurance product account balances            1,748,753         469,596         353,139
  Decrease in investment and universal life insurance product account balances             (248,009)       (196,049)       (136,376)
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by financing activities                                       1,575,744         298,547         216,763
-----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                                               1,842          (4,280)          4,278

Cash, beginning of year                                                                        --             4,280               2
-----------------------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                                       $     1,842     $      --       $     4,280
===================================================================================================================================



See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                          Notes to Financial Statements

                        December 31, 2001, 2000 and 1999
                                ($000's omitted)


(1)      ORGANIZATION AND DESCRIPTION OF BUSINESS

         Nationwide Life and Annuity Insurance Company (the Company) is a wholly owned subsidiary of Nationwide Life Insurance Company (NLIC).

         The Company provides long-term savings and retirement products in the United States of America, including individual annuities and life insurance.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) which differ from statutory accounting practices. The statutory financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (the Department). The State of Ohio has adopted the National Association of Insurance Commissioners (NAIC) statutory accounting practices (NAIC SAP) as the basis of its statutory accounting practices. The Company has no statutory accounting practices that differ from NAIC SAP. See also note 10.

         In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

         The most significant estimates include those used in determining deferred policy acquisition costs for investment products and universal life insurance products, valuation allowances for mortgage loans on real estate, impairment losses on other investments and federal income taxes. Although some variability is inherent in these estimates, management believes the amounts provided are appropriate.

         (a) VALUATION OF INVESTMENTS, INVESTMENT INCOME AND RELATED GAINS AND LOSSES

                  The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. The Company classifies fixed maturity and equity securities as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of accumulated other comprehensive income (AOCI) in shareholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. Management regularly reviews its fixed maturity and equity securities portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value as compared to amortized cost or cost, as appropriate, of the security, the length of time the security's fair value has been below amortized cost/cost, and by how much, and specific credit issues related to the issuer. Impairment losses result in a reduction of the cost basis of the underlying investment.

                  For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments, and any resulting adjustment is included in net investment income. All other investment income is recorded on the accrual basis.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


                  Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the Company determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the estimated value of the mortgage loan. Estimated value is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.

                  The valuation allowance account for mortgage loans on real estate is maintained at a level believed adequate by the Company to absorb estimated probable credit losses. The Company's periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.

                  Real estate is carried at cost less accumulated depreciation. Real estate designated as held for disposal is carried at the lower of the carrying value at the time of such designation or fair value less cost to sell. Other long-term investments are carried on the equity method of accounting. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                  Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in valuation allowances and impairment losses for other-than-temporary declines in fair values are included in realized gains and losses on investments, hedging instruments and hedged items.

         (b)      DERIVATIVE INSTRUMENTS

                  Derivatives are carried at fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or a foreign currency fair value or cash flow hedge (foreign currency hedge) or a non-hedge transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for entering into various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used for hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

                  The Company enters into interest rate swaps, cross-currency swaps or Eurodollar Futures to hedge the fair value of existing fixed rate assets and liabilities. In addition, the Company uses short treasury future positions to hedge the fair value of bond and mortgage loan commitments. Typically, the Company is hedging the risk of changes in fair value attributable to changes in benchmark interest rates. Derivative instruments classified as fair value hedges are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items. Changes in the fair value of the hedged item, attributable to the risk being hedged, are also recorded in realized gains and losses on investments, hedging instruments and hedged items. The adjustment of the carrying amount of hedged assets using Eurodollar Futures and firm commitments using Treasury Futures are accounted for in the same manner as other components of the carrying amount of that asset. The adjustment of the carrying amount is amortized to investment income over the life of the asset.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



                  The Company may enter into receive fixed/pay variable interest rate swaps to hedge existing floating rate assets or to hedge cash flows from the anticipated purchase of investments. These derivative instruments are classified as cash flow hedges and are carried at fair value, with the offset recorded in AOCI to the extent the hedging relationship is effective. The ineffective portion of the hedging relationship is recorded in realized gains and losses on investments, hedging instruments and hedged items. Gains and losses on cash flow derivative instruments are reclassified out of AOCI and recognized in earnings over the same period(s) that the hedged item affects earnings.

                  Amounts receivable or payable under interest rate and foreign currency swaps are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item.

                  From time to time, the Company may enter into a derivative transaction that will not qualify for hedge accounting. These include basis swaps (receive one variable rate, pay another variable rate) to hedge variable rate assets or foreign-denominated liabilities. These instruments are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items.

                  The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires, or is sold, terminated or exercised, the derivative is dedesignated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

                  When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged item for changes in fair value. The adjustment of the carrying amount of the hedged item is accounted for in the same manner as other components of the carrying amount of that item. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company continues to carry the derivative on the balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet and recognizes any gain or loss in net realized gains and losses on investments, hedging instruments and hedged items. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the balance sheet at fair value and gains and losses that were accumulated in AOCI are recognized immediately in realized gains and losses on investments, hedging instruments and hedged items. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in fair value in net realized gains and losses on investments, hedging instruments and hedged items.

                  Prior to the adoption of SFAS 133, defined in note 2 (i), provided they met specific criteria, interest rate and foreign currency swaps and futures were considered hedges and accounted for under the accrual and deferral method, respectively. Amounts receivable or payable under interest rate and foreign currency swaps were recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. Changes in the fair value of interest rate swaps were not recognized on the balance sheet, except for interest rate swaps designated as hedges of fixed maturity securities available-for-sale, for which changes in fair values were reported in AOCI. Gains and losses on foreign currency swaps were recorded in earnings based on the related spot foreign exchange rate at the end of the reporting period. Gains and losses on these contracts offset those recorded as a result of translating the hedged foreign currency denominated liabilities and investments to U.S. dollars.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


         (c)      REVENUES AND BENEFITS

                  INVESTMENT PRODUCTS AND UNIVERSAL LIFE INSURANCE PRODUCTS:
                  Investment products consist primarily of individual variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees. Asset fees, cost of insurance and policy administration charges are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

                  TRADITIONAL LIFE INSURANCE PRODUCTS: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

         (d)      DEFERRED POLICY ACQUISITION COSTS

                  The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses that relate to and vary with the production of new or renewal business have been deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period.

                  For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. The Company regularly reviews the estimated future gross profits and revises such estimates when appropriate. The cumulative change in amortization as a result of changes in estimates to reflect current best estimates is recorded as a charge or credit to amortization expense. The most significant assumptions that are involved in the estimation of future gross profits include future market performance and surrender/lapse rates. In the event actual experience differs significantly from assumptions or assumptions are significantly revised, the Company may be required to record a significant charge or credit to amortization expense. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(a).

         (e)      SEPARATE ACCOUNTS

                  Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. Separate account assets are recorded at market value except for separate account contracts with guaranteed investment funds. The investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the statements of income and cash flows except for the fees the Company receives. Such fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned.

         (f)      FUTURE POLICY BENEFITS

                  Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         (g)      FEDERAL INCOME TAX


                  The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC). The members of the consolidated tax return group have a tax sharing agreement, which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

                  The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain expenses and the realization of certain tax credits. In the event the ultimate deductibility of certain expenses or the realization of certain tax credits differ from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the financial statements.

                  The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

         (h)      REINSURANCE CEDED

                  Reinsurance revenues ceded and reinsurance recoveries on benefits and expenses incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

         (i)      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

                  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, was adopted by the Company effective January 1, 2001. Upon adoption, the provisions of SFAS 133 were applied prospectively.

                  SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

                  As of January 1, 2001, all derivatives qualified for hedge accounting under SFAS 133. The adoption of SFAS 133 resulted in the Company derecognizing $350 of deferred assets related to hedges, while recognizing $350 of additional derivative instrument liabilities and $288 of additional firm commitment assets. The adoption of SFAS 133 also resulted in the Company recording a net transition adjustment gain of $102 (net of related income tax of $55) in net income. In addition, a net translation adjustment gain of $20 (net of related income tax of $11) was recorded in AOCI as of January 1, 2001. Further, the adoption of SFAS 133 resulted in the Company reporting total derivative instrument assets and liabilities of $32 and $170, respectively.

                  The adoption of SFAS 133 may increase the volatility of reported earnings and other comprehensive income. The amount of volatility will vary with the level of derivative and hedging activities and fluctuations in market interest rates and foreign currency exchange rates during any period.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


                  In November 1999, the Emerging Issues Task Force (EITF) issued EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (EITF 99-20). The Company adopted EITF 99-20 on April 1, 2001. EITF 99-20 establishes the method of recognizing interest income and impairment on asset-backed investment securities. EITF 99-20 requires the Company to update the estimate of cash flows over the life of certain retained beneficial interests in securitization transactions and purchased beneficial interests in securitized financial assets. Pursuant to EITF 99-20, based on current information and events, if the Company estimates that the fair value of its beneficial interests is not greater than or equal to its carrying value and if there has been a decrease in the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment should be recognized. The cumulative effect, net of tax, upon adoption of EITF 99-20 on April 1, 2001 decreased net income by $432 with a corresponding increase to AOCI.

                  In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141) and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142).

                  SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and the use of the pooling-of-interests method has been eliminated.

                  SFAS 142 applies to all acquired intangible assets whether acquired singularly, as part of a group, or in a business combination. SFAS 142 supersedes APB Opinion No. 17, Intangible Assets, and will carry forward provisions in Opinion 17 related to internally developed intangible assets. SFAS 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. The amortization of goodwill from past business combinations ceased upon adoption of this statement, which was January 1, 2002 for the Company. Companies are required to evaluate all existing goodwill and intangible assets with indefinite lives for impairment within six months of adoption. Any transitional impairment losses will be recognized in the first interim period in the year of adoption and will be recognized as the cumulative effect of a change in accounting principle.

                  The Company does not expect any material impact of adopting SFAS 141 and SFAS 142 on the results of operations and financial position.

                  In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001 (January 1, 2002 for the Company) and will carry forward many of the provisions of SFAS 121 and Opinion 30 for recognition and measurement of the impairment of long-lived assets to be held and used, and measurement of long-lived assets to be disposed of by sale. Under SFAS 144, if a long-lived asset is part of a group that includes other assets and liabilities, then the provisions of SFAS 144 apply to the entire group. In addition, SFAS 144 does not apply to goodwill and other intangible assets that are not amortized. Management does not expect the adoption of SFAS 144 to have a material impact on the results of operations or financial position of the Company.

                  In 2001, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 01-5, Amendments to Specific AICPA Pronouncements for Changes Related to the NAIC Codification (SOP 01-5). In doing so, AICPA SOP 94-5, Disclosures of Certain Matters in the Financial Statements of Insurance Enterprises, was amended to reflect the results of the completion of the NAIC codification of statutory accounting practices for certain insurance enterprises (Codification). The adoption of SOP 01-5 did not have an impact on the results of operations or financial position of the Company.

         (j)      RECLASSIFICATION

                  Certain items in the 2000 and 1999 financial statements and related footnotes have been reclassified to conform to the 2001 presentation.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

               (3)    INVESTMENTS

                     The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 2001 and 2000 were:


                                                                                           Gross         Gross
                                                                         Amortized      unrealized    unrealized   Estimated
                                                                            cost           gains        losses    fair value
        ====================================================================================================================

         December 31,
           2001 Fixed maturity securities:
             U.S. Treasury securities and obligations of U.S.
               Government corporations and agencies                       $   56,381   $    1,469   $      243   $   57,607
             Obligations of states and political subdivisions                  2,046            1         --          2,047
             Debt securities issued by foreign governments                       549           86         --            635
             Corporate securities                                          1,500,190       38,031       12,527    1,525,694
             Mortgage-backed securities - U.S. Government backed             318,148        6,791          979      323,960
             Asset-backed securities                                         587,344       10,454        6,114      591,684
        -------------------------------------------------------------------------------------------------------------------
                 Total fixed maturity securities                           2,464,658       56,832       19,863    2,501,627
           Equity securities                                                    --           --           --           --
        -------------------------------------------------------------------------------------------------------------------
                                                                          $2,464,658   $   56,832   $   19,863   $2,501,627
        ===================================================================================================================

         December 31, 2000
           Fixed maturity securities:
             U.S. Treasury securities and obligations of U.S.
               Government corporations and agencies                       $   40,694   $      769   $      133   $   41,330
             Obligations of states and political subdivisions                  3,129         --             37        3,092
             Debt securities issued by foreign governments                     1,253           12           13        1,252
             Corporate securities                                            662,849       11,717        7,859      666,707
             Mortgage-backed securities - U.S. Government backed             236,368        2,190          413      238,145
             Asset-backed securities                                         239,785        3,342        1,209      241,918
        -------------------------------------------------------------------------------------------------------------------
                 Total fixed maturity securities                           1,184,078       18,030        9,664    1,192,444
           Equity securities                                                     979          849         --          1,828
        -------------------------------------------------------------------------------------------------------------------
                                                                          $1,185,057   $   18,879   $    9,664   $1,194,272
        ===================================================================================================================

         The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 2001, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            Amortized            Estimated
                                                                                               cost              fair value
        ====================================================================================================================

         Fixed maturity securities available-for-sale:
            Due in one year or less                                                         $   92,255           $   93,634
            Due after one year through five years                                              643,605              660,158
            Due after five years through ten years                                             669,210              676,749
            Due after ten years                                                                154,096              155,442
        -------------------------------------------------------------------------------------------------------------------
                                                                                             1,559,166            1,585,983
             Mortgage-backed securities - U.S. Government backed                               318,148              323,960
             Asset-backed securities                                                           587,344              591,684
        -------------------------------------------------------------------------------------------------------------------
                                                                                            $2,464,658           $2,501,627
        ===================================================================================================================

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



The components of unrealized gains on securities available-for-sale, net, were as follows as of each December 31:

                                                                                               2001                  2000
         ==================================================================================================================

         Gross unrealized gains                                                              $ 36,969             $  9,215
         Adjustment to deferred policy acquisition costs                                      (19,363)              (4,369)
         Deferred federal income tax                                                           (6,152)              (1,697)
         -----------------------------------------------------------------------------------------------------------------
                                                                                             $ 11,454             $  3,149
         ==================================================================================================================

         An analysis of the change in gross unrealized gains (losses) on securities available-for-sale follows for the years ended December 31:

                                                                          2001                2000                 1999
         ==================================================================================================================
         Securities available-for-sale:
           Fixed maturity securities                                    $ 28,603             $ 22,622             $(35,128)
           Equity securities                                                (849)              (2,820)              (1,861)
         -----------------------------------------------------------------------------------------------------------------
                                                                        $ 27,754             $ 19,802             $(36,989)
         ==================================================================================================================

         Proceeds from the sale of securities available-for-sale during 2001, 2000 and 1999 were $110,574, $47,537 and $73,864, respectively. During
         2001, gross gains of $3,266 ($376 and $297 in 2000 and 1999, respectively) and gross losses of $207 ($778 and $37 in 2000 and 1999, respectively) were realized on those sales.

         The Company had no investments that were non-income producing for the twelve month periods preceding December 31, 2001 and 2000.

         Real estate is presented at cost less accumulated depreciation of $165 as of December 31, 2001 ($138 as of December 31, 2000). The carrying value of real estate held for disposal totaled $727 as of December 31, 2001, none as of December 31, 2000.

         The recorded investment of mortgage loans on real estate considered to be impaired was $898 as of December 31, 2001 (none as of December 31, 2000), which includes $411 (none as of December 31, 2000) of impaired mortgage loans on real estate for which the related valuation allowance was $77 (none as of December 31, 2000) and $487 (none as of December 31, 2000) of impaired mortgage loans on real estate for which there was no valuation allowance. Impaired mortgage loans with no valuation allowance are a result of collateral dependent loans where the fair value of the collateral is greater than the recorded investment of the loan. During 2001, the average recorded investment in impaired mortgage loans on real estate was approximately $180 ($527 in 2000) and interest income recognized on those loans totaled $9 in 2001 (none in 2000) which is equal to interest income recognized using a cash-basis method of income recognition.

         The valuation allowance account for mortgage loans on real estate was $750 for the year ended December 31, 2001, which was unchanged from the previous two years.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         An analysis of investment income by investment type follows for the years ended December 31:

                                                                          2001                2000                   1999
         ====================================================================================================================
         Gross investment income:
           Fixed maturity securities available-for-sale                 $121,017             $ 75,426             $ 66,160
           Mortgage loans on real estate                                  37,633               27,821               23,475
           Real estate                                                       332                  461                  413
           Short-term investments                                          3,405                1,352                1,580
           Derivatives                                                       626                 --                   --
           Other                                                             245                  431                  334
         -----------------------------------------------------------------------------------------------------------------
               Total investment income                                   163,258              105,491               91,962
         Less:
           Investment expenses                                             2,243                1,988                2,040
           Net investment income ceded (note 11)                         144,135               88,771               75,963
         -----------------------------------------------------------------------------------------------------------------
               Net investment income                                    $ 16,880             $ 14,732             $ 13,959
         =================================================================================================================

         An analysis of net realized (losses) gains on investments, hedging instruments and hedged items, by investment type follows for the years ended December 31:

                                                                            2001                2000              1999
         =================================================================================================================

         Realized gains (losses) on sale of fixed maturity securities
            available-for-sale                                          $  3,059             $   (401)            $    260
         Other-than-temporary impairments of fixed maturity securities
            available-for-sale                                            (2,658)                (636)                --
         Real estate                                                          79                  373                 --
         Mortgage loans on real estate                                       383                 (261)                   7
         Derivatives                                                      (1,513)                --                     (2)
         Other                                                               406                1,767                4,943
         -----------------------------------------------------------------------------------------------------------------
         Net realized (losses) gains on investments, hedging instruments
            and hedged items                                            $   (244)            $    842             $  5,208
         =================================================================================================================

         Fixed maturity securities with an amortized cost of $3,435 and $3,420 were on deposit with various regulatory agencies as required by law as of December 31, 2001 and 2000, respectively.

         As of December 31, 2001, the Company had loaned securities with a fair value of $64,047. As of December 31, 2001 the Company held collateral of $64,935. This amount is included in short-term investments with a corresponding liability recorded in other liabilities.

(4)      DERIVATIVE FINANCIAL INSTRUMENTS

         QUALITATIVE DISCLOSURE

         Interest Rate Risk Management

         The Company is exposed to changes in the fair value of fixed rate investments (commercial mortgage loans and corporate bonds) due to changes in interest rates. To manage this risk, the Company enters into various types of derivative instruments to minimize fluctuations in fair values resulting from changes in interest rates. The Company principally uses interest rate swaps and short Eurodollar futures to manage this risk.

         Under interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments, thereby creating floating rate investments.

         Short Eurodollar futures change the fixed rate cash flow exposure to variable rate cash flows. With short Eurodollar futures, if interest rates rise (fall), the gains (losses) on the futures adjust the fixed rate income on the investments, thereby creating floating rate investments.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         As a result of entering into commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of the commitment due to changes in interest rates during the commitment period. To manage this risk, the Company enters into short Treasury futures.

         With short Treasury futures, if interest rates rise (fall), the gains (losses) on the futures will offset the change in fair value of the commitment.

         Floating rate investments (commercial mortgage loans and corporate bonds) expose the Company to fluctuations in cash flow and investment income due to changes in interest rates. To manage this risk, the Company enters into receive fixed, pay variable over-the-counter interest rate swaps or long Eurodollar futures strips to convert the variable rate investments to a fixed rate.

         In using interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments; thereby creating fixed rate assets.

         The long Eurodollar futures change the variable rate cash flow exposure to fixed rate cash flows. With long Eurodollar futures, if interest rates rise (fall), the losses (gains) on the futures are used to reduce the variable rate income on the investments, thereby creating fixed rate investments.

         Foreign Currency Risk Management

         The Company is exposed to changes in fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and interest rates. To manage this risk, the Company uses cross-currency interest rate swaps to convert these assets to variable U.S. dollar rate instruments.

         Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in the foreign currency, and receive a variable U.S. dollar rate, generally 3-month libor.

         Non-Hedging Derivatives

         From time-to-time, the Company enters into over-the-counter basis swaps (receive one variable rate, pay another variable rate) to change the rate characteristics of a specific investment to better match the variable rate paid on a liability. While the pay-side terms of the basis swap will line up with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability; therefore, basis swaps do not receive hedge accounting treatment.

         QUANTITATIVE DISCLOSURE

         Fair Value Hedges

         During the year ended December 31, 2001, losses of $1,400 were recognized in net realized losses on investments, hedging instruments and hedged items representing the ineffective portion of the fair value hedging relationships. There were no gains or losses attributable to the portion of the derivative instruments' change in fair value excluded from the assessment of hedge effectiveness. There were also no gains or losses recognized in earnings as a result of hedged firm commitments no longer qualifying as fair value hedges.

         Cash Flow Hedges

         For the year ended December 31, 2001, the ineffective portion of cash flow hedges was immaterial. There were no gains or losses attributable to the portion of the derivative instruments' change in fair value excluded from the assessment of hedge effectiveness.

         The Company does not anticipate reclassifying any losses out of AOCI over the next 12-month period.

         As of December 31, 2001, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with forecasted transactions is twelve months. The Company did not discontinue any cash flow hedges because the original forecasted transaction was no longer probable.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         Other Derivative Instruments

         Net realized gains and losses on investments, hedging instruments and hedged items for the year ended December 31, 2001 include a gain of $74 related to other derivative instruments.

         The notional amount of derivative financial instruments outstanding as of December 31, 2001 and 2000 were as follows:


                                                                                              2001                 2000
         =======================================================================================================================

         Interest rate swaps
            Pay fixed/receive variable rate swaps hedging investments                        $ 10,500             $  6,000
            Pay variable/receive fixed rate swaps hedging investments                          12,400                5,000
            Other                                                                              55,700                1,600

         Cross currency interest rate swaps
             Hedging foreign currency denominated investments                                $  2,000             $  1,420

         Interest rate futures contracts                                                     $ 81,900             $ 18,700

         =====================================================================================================================

(5)      FEDERAL INCOME TAX

         The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 2001 and 2000 were as follows:

                                                                                              2001                  2000
         =====================================================================================================================
         Deferred tax assets:
           Equity securities                                                                 $    128             $   --
           Future policy benefits                                                              10,338                9,874
           Collateral receivable                                                               22,727                 --
           Liabilities in separate accounts                                                    21,368               18,505
           Mortgage loans on real estate and real estate                                          476                  267
         -------------------------------------------------------------------------------------------------------------------
             Total gross deferred tax assets                                                   55,037               28,646
         -------------------------------------------------------------------------------------------------------------------

         Deferred tax liabilities:
           Deferred policy acquisition costs                                                   13,161               14,963
           Derivatives                                                                            978                 --
           Fixed maturity securities                                                           28,313                4,188
           Equity securities                                                                     --                    297
           Other                                                                               25,946               11,525
         -------------------------------------------------------------------------------------------------------------------
             Total gross deferred tax liabilities                                              68,398               30,973
         -------------------------------------------------------------------------------------------------------------------
             Net deferred tax liability                                                      $ 13,361             $  2,327
         ===================================================================================================================

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income tax paid within the statutory carryback period can offset all future deductible amounts. The Company has determined that valuation allowances are not necessary as of December 31, 2001, 2000 and 1999 based on its analysis of future deductible amounts.

         The Company's current federal income tax liability (asset) was $10,476 and $(3,544) as of December 31, 2001 and 2000, respectively.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         Federal income tax expense attributable to income before cumulative effect of adoption of accounting principles for the years ended December 31 was as follows:

                                                                          2001                 2000                1999
        ------------------------------------------------------------------------------------------------------------------

         Currently payable                                              $  1,464             $ (1,434)            $  4,391
         Deferred tax expense                                              6,711                6,146                  180
        ------------------------------------------------------------------------------------------------------------------
                                                                        $  8,175             $  4,712             $  4,571
        ==================================================================================================================

         Total federal income tax expense for the years ended December 31, 2001, 2000 and 1999 differs from the amount computed by applying the U.S. federal income tax rate to income before federal income tax expense and cumulative effect of adoption of accounting principles as follows:

                                                                    2001                    2000                         1999
                                                           --------------------     ----------------------     ---------------------
                                                           Amount            %       Amount            %        Amount          %
        ============================================================================================================================

         Computed (expected) tax expense                   $ 9,264         35.0      $ 6,034         35.0      $ 4,822         35.0
         Tax exempt interest and dividends
            received deduction                              (1,158)        (4.4)      (1,324)        (7.7)        (255)        (1.8)
         Other, net                                             69          0.3            2         --              4         --
        ----------------------------------------------------------------------------------------------------------------------------
               Total (effective rate of each year)         $ 8,175         30.9      $ 4,712         27.3      $ 4,571         33.2
        ============================================================================================================================

         Total federal income tax (refunded) paid was $(12,556), $3,970 and $4,053 during the years ended December 31, 2001, 2000 and 1999, respectively. See also note 11.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



(6)      COMPREHENSIVE INCOME (LOSS)

         Comprehensive income (loss) includes net income as well as certain items that are reported directly within a separate component of shareholder's equity that bypass net income. Other comprehensive income
         (loss) is comprised of unrealized gains (losses) on securities available-for-sale and accumulated net losses on cash flow hedges. The related before and after federal income tax amounts for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                                          2001                2000                 1999
        ==================================================================================================================
         Unrealized gains (losses) on securities available-for-sale arising during the period:
            Gross                                                       $ 27,726             $ 18,765             $(36,729)
            Adjustment to deferred policy acquisition costs              (14,994)             (12,083)              18,645
            Related federal income tax (expense) benefit                  (4,456)              (2,339)               6,330
        -------------------------------------------------------------------------------------------------------------------
               Net                                                         8,276                4,343              (11,754)
        -------------------------------------------------------------------------------------------------------------------

         Reclassification adjustment for net (gains) losses on securities available-for-sale realized during the period:
            Gross                                                           (401)               1,037                 (260)
            Related federal income tax expense (benefit)                     140                 (363)                  91
        -------------------------------------------------------------------------------------------------------------------
               Net                                                          (261)                 674                 (169)
        -------------------------------------------------------------------------------------------------------------------

         Other comprehensive income (loss) on securities
            available-for-sale                                             8,015                5,017              (11,923)
        -------------------------------------------------------------------------------------------------------------------

         Accumulated net loss on cash flow hedges:
               Gross                                                        (120)                --                   --
               Related federal income tax benefit                             42                 --                   --
        -------------------------------------------------------------------------------------------------------------------
                 Other comprehensive loss on cash flow hedges                (78)                --                   --
        -------------------------------------------------------------------------------------------------------------------

         Accumulated net gain on transition adjustments:
               Transition adjustment - SFAS 133                               31                 --                   --
               Transition adjustment - EITF 99-20                            665                 --                   --
               Related federal income tax expense                           (244)                --                   --
        -------------------------------------------------------------------------------------------------------------------
                 Other comprehensive gain on transition adjustments          452                 --                   --
        -------------------------------------------------------------------------------------------------------------------
                   Total other comprehensive income (loss)              $  8,389             $  5,017             $(11,923)
        ==================================================================================================================

         Reclassification adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during 2001 and, therefore, are not reflected in the table above.

(7)      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

         The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         In estimating its fair value disclosures, the Company used the following methods and assumptions:

                  FIXED MATURITY AND EQUITY SECURITIES: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for fixed maturity and equity securities exclude the fair value of derivatives contracts designated as hedges of fixed maturity and equity securities.

                  MORTGAGE LOANS ON REAL ESTATE, NET: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for impaired mortgage loans is the estimated fair value of the underlying collateral.

                  POLICY LOANS, SHORT-TERM INVESTMENTS AND CASH: The carrying amount reported in the balance sheets for these instruments approximates their fair value.

                  SEPARATE ACCOUNT ASSETS AND LIABILITIES: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.

                  INVESTMENT CONTRACTS: The fair value for the Company's liabilities under investment type contracts is based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

                  POLICY RESERVES ON LIFE INSURANCE CONTRACTS: The estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

                  COLLATERAL RECEIVED - SECURITIES LENDING: The carrying amount reported in the balance sheets for these instruments approximates their fair value.

                  COMMITMENTS TO EXTEND CREDIT: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 8.

                  FUTURES CONTRACTS: The fair value for futures contracts is based on quoted market prices.

                  INTEREST RATE AND FOREIGN CURRENCY SWAPS: The fair value for interest rate and foreign currency swaps are calculated with pricing models using current rate assumptions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                                         2001                              2000
                                                              --------------------------      ----------------------------
                                                                Carrying     Estimated           Carrying       Estimated
                                                                 amount      fair value           amount        fair value
         =================================================================================================================
         Assets:
           Investments:
             Securities available-for-sale:
               Fixed maturity securities                      $ 2,501,627    $ 2,501,627        $ 1,191,741    $ 1,191,741
               Equity securities                                     --             --                1,828          1,828
             Mortgage loans on real estate, net                   663,458        671,530            380,685        388,396
             Policy loans                                             486            486              1,517          1,517
             Short-term investments                                75,462         75,462             61,194         61,194
           Cash                                                     1,842          1,842               --             --
           Assets held in separate accounts                     2,312,919      2,312,919          2,242,478      2,242,478

         Liabilities:
           Investment contracts                                (3,112,910)    (3,019,705)        (1,616,017)    (1,562,224)
           Policy reserves on life insurance contracts           (158,399)      (156,981)          (149,434)      (149,783)
           Collateral received - securities lending               (64,935)       (64,935)              --             --
           Liabilities related to separate accounts            (2,312,919)    (2,251,782)        (2,242,478)    (2,189,633)

         Derivative financial instruments:
           Interest rate swaps hedging assets                         809            809                703            703
           Cross currency interest rate swaps                         (60)           (60)               128            128
           Futures contracts                                         (390)          (390)              (151)          (151)

(8)      RISK DISCLOSURES

         The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

         CREDIT RISK: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

         INTEREST RATE RISK: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer could potentially have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

         LEGAL/REGULATORY RISK: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by operating throughout the
         U. S., thus reducing its exposure to any single jurisdiction and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans and derivative financial instruments. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the balance sheets.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to generally lend no more than 80% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $73,032 extending into 2002 were outstanding as of December 31, 2001. The Company also had $15,000 of commitments to purchase fixed maturity securities outstanding as of December 31, 2001.

         Notional amounts of derivative financial instruments, primarily interest rate swaps, interest rate futures contracts and foreign currency swaps, significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to NLAIC, including accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements and other contract provisions. As of December 31, 2001, NLAIC's credit risk from these derivative financial instruments was $1,182.

         EQUITY MARKET RISK: Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. As of December 31, 2001, 77% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in the Company's separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins, which may require the Company to accelerate the amortization of deferred policy acquisition costs.

         SIGNIFICANT CONCENTRATIONS OF CREDIT RISK: The Company grants mainly commercial mortgage loans on real estate to customers throughout the U.S. The Company has a diversified portfolio with no more than 24% (29% in 2000) in any geographic area and no more than 2% (1% in 2000) with any one borrower as of December 31, 2001. As of December 31, 2001 29% (27% in 2000) of the carrying value of the Company's commercial mortgage loan portfolio financed office building properties.

         SIGNIFICANT BUSINESS CONCENTRATIONS: As of December 31, 2001, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location. Also, the Company did not have a concentration of business transactions with a particular customer, lender or distribution source, a market or geographic area in which business is conducted that makes it vulnerable to an event which could cause a severe impact to the Company's financial position.

         COLLATERAL - SECURITIES LENDING: The Company, through its agent, lends certain portfolio holdings and in turn receives cash collateral. The cash collateral is invested in high-quality short-term investments. The Company's policy requires a minimum of 102% of the fair value of the securities loaned be maintained as collateral. Net returns on the investments, after payment of a rebate to the borrower, are shared between the Company and its agent. Both the borrower and the Company can request or return the loaned securities at any time. The Company maintains ownership of the securities at all times and is entitled to receive from the borrower any payments for interest or dividends received during the loan term.

(9)      PENSION PLAN AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service and who have met certain age requirements. Plan contributions are invested in a group annuity contract of NLIC. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

         Pension costs charged to operations by the Company during the years ended December 31, 2001, 2000 and 1999 were $237, $77 and $127, respectively.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

         The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

         The Company's accrued postretirement benefit expense as of December 31, 2001 and 2000 was $1,185 and $1,090, respectively, and the net periodic postretirement benefit cost (NPPBC) for 2001, 2000 and 1999 was $143, $132 and $177, respectively.

         Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 2001 and 2000 follows:

                                                                        Pension Benefits            Postretirement Benefits
                                                                 ---------------------------    ---------------------------
                                                                     2001            2000            2001           2000
        ===================================================================================================================

         Change in benefit obligation:
         Benefit obligation at beginning of year                  $ 1,981,700    $ 1,811,400    $   276,400    $   239,800
         Service cost                                                  89,300         81,400         12,600         12,200
         Interest cost                                                129,100        125,300         21,400         18,700
         Participant contributions                                       --             --            3,300          2,900
         Plan amendment                                                27,700           --              200           --
         Actuarial (gain) loss                                         (5,800)        34,800         20,200         16,100
         Benefits paid                                                (89,800)       (71,200)       (20,100)       (13,300)
        ------------------------------------------------------------------------------------------------------------------
         Benefit obligation at end of year                          2,132,200      1,981,700        314,000        276,400
        ------------------------------------------------------------------------------------------------------------------

         Change in plan assets:
         Fair value of plan assets at beginning of year             2,337,100      2,247,600        119,400         91,300
         Actual return (loss) on plan assets                          (46,600)       140,900           (200)        12,200
         Employer contribution                                           --             --           17,300         26,300
         Participant contributions                                       --             --            3,300          2,900
         Plan curtailment                                                --           19,800           --             --
         Benefits paid                                                (89,800)       (71,200)       (20,100)       (13,300)
        ------------------------------------------------------------------------------------------------------------------
         Fair value of plan assets at end of year                   2,200,700      2,337,100        119,700        119,400
        ------------------------------------------------------------------------------------------------------------------

         Funded status                                                 68,500        355,400       (194,300)      (157,000)
         Unrecognized prior service cost                               49,500         25,000            200           --
         Unrecognized net gains                                       (79,300)      (311,700)        (4,000)       (34,100)
         Unrecognized net (asset) obligation at transition             (5,100)        (6,400)           800          1,000
        ------------------------------------------------------------------------------------------------------------------
         Prepaid (accrued) benefit cost                           $    33,600    $    62,300    $  (197,300)   $  (190,100)
        ===================================================================================================================

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         Assumptions used in calculating the funded status of the pension plan and postretirement life and health care benefit plan were as follows:

                                                                                  Pension Benefits      Postretirement Benefits
                                                                              ---------------------     -----------------------
                                                                               2001          2000         2001        2000
         ======================================================================================================================

         Weighted average discount rate                                         6.50%       6.75%        7.25%        7.50%
         Rate of increase in future compensation levels                         4.75%       5.00%        --           --
         Assumed health care cost trend rate:
              Initial rate                                                      --          --          11.00%       11.00%
              Ultimate rate                                                     --          --           5.50%        5.50%
              Declining period                                                  --          --          4 Years      4 Years
         ----------------------------------------------------------------------------------------------------------------------

         The components of net periodic pension cost for the pension plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                                                  2001             2000             1999
         ======================================================================================================================

         Service cost (benefits earned during the period)                      $  89,300        $  81,400        $  80,000
         Interest cost on projected benefit obligation                           129,100          125,300          109,900
         Expected return on plan assets                                         (183,800)        (184,500)        (160,300)
         Recognized gains                                                         (7,800)         (11,800)          (9,100)
         Amortization of prior service cost                                        3,200            3,200            3,200
         Amortization of unrecognized transition asset                            (1,300)          (1,300)          (1,400)
         ----------------------------------------------------------------------------------------------------------------------
                                                                               $  28,700        $  12,300        $  22,300
         ======================================================================================================================

         Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with Nationwide and employees of WSC ended participation in the pension plan resulting in a curtailment gain of $67,100. During 1999, the pension plan transferred assets to settle its obligation related to WSC employees, resulting in a gain of $32,900. The spin-off of liabilities and assets was completed in the year 2000, resulting in an adjustment to the curtailment gain of $19,800.

         Assumptions used in calculating the net periodic pension cost for the pension plan were as follows:

                                                                                      2001           2000           1999
         =======================================================================================================================

         Weighted average discount rate                                               6.75%          7.00%          6.08%
         Rate of increase in future compensation levels                               5.00%          5.25%          4.33%
         Expected long-term rate of return on plan assets                             8.00%          8.25%          7.33%
        -----------------------------------------------------------------------------------------------------------------------

         The components of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                                              2001             2000            1999
         =======================================================================================================================
         Service cost (benefits attributed to employee service
            during the year)                                                $ 12,600        $ 12,200        $ 14,200
         Interest cost on accumulated postretirement benefit
            obligation                                                        21,400          18,700          17,600
         Expected return on plan assets                                       (9,600)         (7,900)         (4,800)
         Amortization of unrecognized transition obligation of
            affiliates                                                           600             600             600
         Net amortization and deferral                                          (400)         (1,300)           (500)
        -----------------------------------------------------------------------------------------------------------------------
                                                                            $ 24,600        $ 22,300        $ 27,100
        =======================================================================================================================

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         Actuarial assumptions used for the measurement of the NPPBC for the postretirement benefit plan for 2001, 2000 and 1999 were as follows:

                                                                                            2001         2000          1999
         ===================================================================================================================
         Discount rate                                                                     7.50%         7.80%         6.65%
         Long-term rate of return on plan assets, net of tax in 1999                       8.00%         8.30%         7.15%
         Assumed health care cost trend rate:
               Initial rate                                                               11.00%        13.00%        15.00%
               Ultimate rate                                                               5.50%         5.50%         5.50%
               Declining period                                                           4 Years       5 Years       6 Years
         --------------------------------------------------------------------------------------------------------------------

         Because current plan costs are very close to the employer dollar caps, the health care cost trend has an immaterial effect on plan obligations for the postretirement benefit plan as a whole. For this reason, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on the APBO as of December 31, 2001 and on the NPPBC for the year ended December 31, 2001 was not calculated.

(10) SHAREHOLDER'S EQUITY, REGULATORY RISK-BASED CAPITAL, RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

         The State of Ohio, where the Company is domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the Company's insurance regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The Company exceeds the minimum risk-based capital requirements for all periods presented herein.

         The statutory capital and surplus of the Company as reported to regulatory authorities as of December 31, 2001, 2000 and 1999 was $122,926, $67,769 and $63,275, respectively. The statutory net loss of the Company as reported to regulatory authorities for the years ended December 31, 2001, 2000 and 1999 was $(19,201), $(6,150) and $(305),
         respectively.

         The NAIC completed a project to codify statutory accounting principles (Codification), which became effective January 1, 2001 for NLAIC. The resulting change to the Company's January 1, 2001 surplus was an increase of approximately $3,674. The significant change for NLAIC, as a result of Codification, was the recording of deferred taxes, which were not recorded prior to the adoption of Codification.

         The Company is limited in the amount of shareholder dividends it may pay without prior approval by the Department. As of December 31, 2001, the maximum amount available for dividend payment from the Company to its shareholder without prior approval of the Department was $12,293.

         The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses, interest and shareholder dividends in the future.

(11)     RELATED PARTY TRANSACTIONS

         The Company received capital contributions from NLIC in the amount of $75,000 and $25,000 during 2001 and 2000, respectively.

         The Company files a consolidated federal tax return with NMIC, as described in note 2(g). Total payments (from) to NMIC were $(12,556), $3,970, and $4,053 for the years ended December 31, 2001, 2000, and 1999, respectively.

         The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 2001, 2000 and 1999, the Company made lease payments to NMIC and its subsidiaries of $625, $441 and $660, respectively.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


         Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among NMIC and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, Nationwide Services Company, a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration, and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2001, 2000 and 1999, the Company made payments to NMIC and Nationwide Services Company totaling $4,662, $4,704 and $5,150, respectively. In addition, the Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

         The Company is a party to an intercompany reinsurance agreement with NLIC whereby certain fixed individual deferred annuity contracts are ceded on a modified coinsurance basis. Under modified coinsurance agreements, invested assets and liabilities for future policy benefits are retained by the ceding company and net investment earnings on the invested assets are paid to the assuming company. Under terms of the Company's agreement, the investment risk associated with changes in interest rates is borne by NLIC. Risk of asset default is retained by the Company, although a fee is paid by NLIC to the Company for the Company's retention of such risk. The agreement will remain in-force until all contract obligations are settled. Amounts ceded to NLIC in 2001 are included in NLIC's results of operations for 2001 and include premiums of $1,594,098 ($432,803 and $258,468 in 2000 and 1999,
         respectively), net investment income of $144,135 ($88,771 and $75,963 in 2000 and 1999, respectively) and benefits, claims and other expenses of $1,766,874 ($524,715 and $319,240 in 2000 and 1999, respectively).

         During 1999, the Company entered into an intercompany reinsurance agreement with NLIC whereby a certain life insurance contract was ceded on a 100% coinsurance basis. Amounts ceded to NLIC include premiums of $87,696 in 1999 (none in 2000 and 2001) and expenses of $195, $185 and
         $3,150 during 2001, 2000 and 1999, respectively. Policy reserves ceded and amounts receivable from NLIC under this agreement totaled $102,472 and $96,892 as of December 31, 2001 and 2000, respectively.

         The ceding of risk does not discharge the original insurer from its primary obligation to the contractholder. The Company believes that the terms of the reinsurance agreements with affiliates are consistent in all material respects with what the Company could have obtained with unaffiliated parties.

         The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. During 2001, the most the Company had outstanding at any given time was $26,700 and the Company incurred interest expense on intercompany repurchase agreements of $18 for 2001. Transactions under the agreements during 2000 and 1999 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

         The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $2,080 and $56,332 as of December 31, 2001 and 2000, respectively, and are included in short-term investments on the accompanying balance sheets.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued




(12)     CONTINGENCIES

         On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. The Company intends to defend this lawsuit vigorously.

         There can be no assurance that any such litigation will not have a material adverse effect on the Company in the future.

(13)     SEGMENT INFORMATION

         The Company uses differences in products as the basis for defining its reportable segments. The Company reports two product segments:
         Individual Annuity and Life Insurance.

         The Individual Annuity segment consists of individual The BEST of AMERICA(R) and private label deferred variable annuity products, deferred fixed annuity products and income products. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

         The Life Insurance segment consists of investment life products, including both individual variable life and COLI products, and universal life insurance. Life insurance products provide a death benefit and generally also allow the customer to build cash value on a tax-advantaged basis.

         In addition to the product segments, the Company reports a Corporate segment. The Corporate segment includes net investment income not allocated to the two product segments and unallocated expenses. In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments, hedging instruments and hedged items in the Corporate segment.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


         The following table summarizes the financial results of the Company's business segments for the years ended December 31, 2001, 2000 and 1999.

                                                             Individual          Life
                                                               Annuity        Insurance       Corporate           Total
        ==================================================================================================================

         2001:
         Net investment income                             $    11,864      $     4,310      $       706       $    16,880
         Other operating revenue                                33,064           20,418             --              53,482
        ------------------------------------------------------------------------------------------------------------------
            Total operating revenue(1)                          44,928           24,728              706            70,362
        ------------------------------------------------------------------------------------------------------------------
         Interest credited to policyholder
            account balances                                     2,027            3,087             --               5,114
         Amortization of deferred policy
            acquisition costs                                    9,833            1,424             --              11,257
         Other benefits and expenses                            14,436           12,286              557            27,279
        ------------------------------------------------------------------------------------------------------------------
            Total benefits and expenses                         26,296           16,797              557            43,650
        ------------------------------------------------------------------------------------------------------------------
         Operating income before
            federal income tax expense(1)                       18,632            7,931              149            26,712
         Net realized losses on investments,
            hedging instruments and hedged
            items                                                 --               --               (244)             (244)
        ------------------------------------------------------------------------------------------------------------------
         Income (loss) before federal
            income tax expense and
            cumulative effect of adoption of
            accounting principles                          $    18,632      $     7,931      $       (95)      $    26,468
        ==================================================================================================================

         Assets as of year end                             $ 5,103,294      $   631,201      $   210,202       $ 5,944,697
        ==================================================================================================================

        -----------------
         (1) Excludes net realized gains and losses on investments, hedging instruments and hedged items.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



                                                              Individual          Life
                                                                Annuity        Insurance         Corporate         Total
        ===================================================================================================================

         2000:
         Net investment income                              $     5,349       $     2,831      $     6,552      $    14,732
         Other operating revenue                                 35,650            22,568             --             58,218
        -------------------------------------------------------------------------------------------------------------------
            Total operating revenue(1)                           40,999            25,399            6,552           72,950
        -------------------------------------------------------------------------------------------------------------------
         Interest credited to policyholder
            account balances                                      8,078             3,019             --             11,097
         Amortization of deferred policy
            acquisition costs                                     9,189               704             --              9,893
         Other benefits and expenses                             22,098            13,465             --             35,563
        -------------------------------------------------------------------------------------------------------------------
            Total benefits and expenses                          39,365            17,188             --             56,553
        -------------------------------------------------------------------------------------------------------------------
         Operating income before
            federal income tax expense(1)                         1,634             8,211            6,552           16,397
         Net realized gains on investments,
            hedging instruments and hedged
            items                                                  --                --                842              842
        -------------------------------------------------------------------------------------------------------------------
         Income before federal income tax
           expense and cumulative effect of
           adoption of accounting principles                $     1,634       $     8,211      $     7,394      $    17,239
        ===================================================================================================================

         Assets as of year end                              $ 3,573,040       $   548,240      $    52,954      $ 4,174,234
        ===================================================================================================================

         1999:
         Net investment income                              $     6,246       $     1,596      $     6,117      $    13,959
         Other operating revenue                                 29,497            16,647             --             46,144
        -------------------------------------------------------------------------------------------------------------------
            Total operating revenue(1)                           35,743            18,243            6,117           60,103
        -------------------------------------------------------------------------------------------------------------------
         Interest credited to policyholder
            account balances                                      6,561             1,987             --              8,548
         Amortization of deferred policy
            acquisition costs                                     8,649             4,943             --             13,592
         Other benefits and expenses                             20,971             8,424             --             29,395
        -------------------------------------------------------------------------------------------------------------------
            Total benefits and expenses                          36,181            15,354             --             51,535
        -------------------------------------------------------------------------------------------------------------------
         Operating (loss) income before
            federal income tax expense(1)                          (438)            2,889            6,117            8,568
         Net realized gains on investments,
            hedging instruments and hedged
            items                                                  --                --              5,208            5,208
        -------------------------------------------------------------------------------------------------------------------
         (Loss) income before federal
           income tax expense and
           cumulative effect of adoption of
           accounting principles                            $      (438)      $     2,889      $    11,325      $    13,776
        ===================================================================================================================

         Assets as of year end                              $ 3,309,810       $   382,388      $    70,265      $ 3,762,463
        ===================================================================================================================

------------------
(1) Excludes net realized gains and losses on investments, hedging instruments and hedged items.




The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.

APPENDIX

Example A

Assume that a variable annuity contract owner made a $10,000 allocation on the first day of a calendar quarter into a 5-year Guaranteed Term Option. The Specified Interest Rate at the time is 8% and the 5-year Constant Maturity Treasury Rate in effect for the Specified Interest Rate is 8%. The variable annuity contract owner decides to surrender the GTO 985 days from maturity. The Specified Value of the GTO is $11,937.69. At this time, the 3-year Constant Maturity Treasury Rate is 7%. (985/365.25 is 2.69 which rounds up to 3.)



                                     1 + a                       d
                           ------------------------       --------------
       MVA FACTOR =             1 + b + 0.0025                365.25


                                   1 + 0.08                     985
                            -----------------------        --------------
       MVA FACTOR =           1 + 0.07 + 0.0025               365.25


               MVA FACTOR =            1.01897


     SURRENDER VALUE =      SPECIFIED VALUE          X       MVA FACTOR

     SURRENDER VALUE =      11,937.69                X         1.01897

                        *SURRENDER VALUE =      $12,164.15

*Assumes no variable annuity contract contingent deferred sales charges are applicable.

Specified Value (for purposes of the Example) = the amount of the GTO allocation ($10,000), plus interest accrued at the Specified Interest Rate (8%).

a = The Constant Maturity Treasury Rate declared by the Federal Reserve
    Board on Friday, and placed in effect by Nationwide on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.

b = The Constant Maturity Treasury Rate declared by the Federal Reserve
    Board on Friday, and placed in effect by Nationwide on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the Market Value Adjustment.

d = The number of days remaining in the Guaranteed Term.

Example B

Assume variable annuity contract owner made a $10,000 allocation on the first day of a calendar quarter into a 5-year Guaranteed Term Option. The Specified Interest Rate at the time is 8% and the 5-year Constant Maturity Treasury Rate in effect for the Specified Interest Rate is 8%. The variable annuity contract owner decides to surrender his money 985 days from maturity. The Specified Value of the GTO is $11,937.69. At this time, the 3 year Constant Maturity Treasury Rate is 9%. (985/365.25 is 2.69 which rounds up to 3.)


                                         1 + a                    d
                                -----------------------     --------------
        MVA FACTOR =                1 + b + 0.0025             365.25


                                        1 + 0.08                  985
                                -----------------------    --------------
        MVA FACTOR =               1 + 0.09 + 0.0025             365.25


                MVA FACTOR =                  0.96944


     SURRENDER VALUE =  SPECIFIED VALUE         X            MVA FACTOR

     SURRENDER VALUE =  11,937.69               X             0.96944

                    *SURRENDER VALUE =      $11,572.87

*Assumes no variable annuity contract contingent deferred sales charges are applicable.

Specified Value (for purposes of the Example) = the amount of the GTO allocation ($10,000), plus interest accrued at the Specified Interest Rate (8%).

a = The Constant Maturity Treasury Rate declared by the Federal Reserve
    Board on Friday, and placed in effect by Nationwide on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.

b = The Constant Maturity Treasury Rate declared by the Federal Reserve
    Board on Friday, and placed in effect by Nationwide on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the Market Value Adjustment.

d = The number of days remaining in the Guaranteed Term.

The table set forth below illustrates the impact of a Market Value Adjustment applied upon a full surrender of a 10 year GTO allocation, at various stages of the corresponding Guaranteed Term. These figures are based on CMT Rate of 8% (a in the Market Value Adjustment Formula) and varying current yield CMT Rates shown in the first column (b in the Market Value Adjustment Formula).


--------------------------------------------------------------------------------------------------
                     TIME REMAINING TO THE
                     END OF THE GUARANTEED    SPECIFIED VALUE    MARKET VALUE         MARKET
  CURRENT YIELD              TERM                                 ADJUSTMENT          VALUE
--------------------------------------------------------------------------------------------------
      12.00%                9 Years                $10,800          -29.35%             $7,630
                            7 Years                $12,597          -23.68%             $9,614
                            5 Years                $14,693          -17.55%            $12,114
                            2 Years                $18,509          -7.43%             $17,134
                           180 Days                $20,785          -1.88%             $20,394
      10.00%                9 Years                $10,800          -16.94%             $8,970
                            7 Years                $12,597          -13.44%            $10,904
                            5 Years                $14,693          -9.80%             $13,253
                            2 Years                $18,509          -4.04%             $17,761
                           180 Days                $20,785          -1.01%             $20,575
      9.00%                 9 Years                $10,800          -9.84%              $9,731
                            7 Years                $12,597          -7.74%             $11,622
                            5 Years                $14,693          -5.59%             $13,872
                            2 Years                $18,509          -2.28%             $18,067
                           180 Days                $20,785          -0.57%             $20,667
      8.00%                 9 Years                $10,800          -2.06%             $10,578
                            7 Years                $12,597          -1.61%             $12,394
                            5 Years                $14,693          -1.15%             $14,524
                            2 Years                $18,509          -0.46%             $18,424
                           180 Days                $20,785          -0.11%             $20,762
      7.00%                 9 Years                $10,800           6.47%             $11,499
                            7 Years                $12,597           5.00%             $13,227
                            5 Years                $14,693           3.55%             $15,215
                            2 Years                $18,509           1.40%             $18,768
                           180 Days                $20,785           0.34%             $20,856
      6.00%                 9 Years                $10,800          15.84%             $12,511
                            7 Years                $12,597          12.11%             $14,122
                            5 Years                $14,693           8.51%             $15,943
                            2 Years                $18,509           3.32%             $19,123
                           180 Days                $20,785           0.81%             $20,953
      4.00%                 9 Years                $10,800          37.45%             $14,845
                            7 Years                $12,597          28.07%             $16,133
                            5 Years                $14,693          19.33%             $17,533
                            2 Years                $18,509           7.32%             $19,864
                           180 Days                $20,785           1.76%             $21,151

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS


Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Not Applicable

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article VII of the Amended Code of Regulations of Nationwide provides as follows:

          Section 1. Indemnification of Directors, Officers and Employees. Nationwide will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of Nationwide, or is or was serving at the request of Nationwide as a director, trustee, officer, member, or employee of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

          Such indemnification (unless ordered by a court) will be made as authorized in a specific case upon a determination that indemnification of the director, trustee, officer or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in the General Corporation Law of the State of Ohio. Such determination will be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not, and are not, parties to or threatened with any such action, suit or proceeding, or (2) if such a quorum is not obtainable, or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel meeting the requirements of independence prescribed by the General Corporation Law of Ohio, or
          (3) by the shareholders, or (4) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought.

          Section 2. Other Rights. The foregoing right of indemnification will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation, these Regulations, any agreement, vote of shareholders or disinterested directors or otherwise, and will continue as to a person who has ceased to be a director, trustee, officer or employee and will inure to the benefit of the heirs, executors and administrators of such a person.

          Section 3. Advance Payment of Expenses. Nationwide may pay expenses, including attorneys' fees, incurred in defending any action, suit or proceeding referred to in Section 1 of this Article VII, in advance of the final disposition of such action, suit or proceeding as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer or employee to repay such amount, unless it will ultimately be determined that he is entitled to be indemnified by Nationwide as authorized in this Article VII.

          Section 4. Insurance. Nationwide may purchase and maintain insurance on behalf of any person who is or was a director, officer, member, or employee of Nationwide, or is or was serving at the request of Nationwide as a director, trustee, officer or employee of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Nationwide would have the power to indemnify him against such liability under this Article VII.

Item 15.      RECENT SALES OF UNREGISTERED SECURITIES


              Not Applicable


Item 16.      EXHIBITS AND FINANCIAL SCHEDULES


(a)


---------------------------------------------------------------------------------------------
                               Exhibit Index Page
---------------------------------------------------------------------------------------------
(1)              Underwriting Agreement (Exhibit A)                                  E-1

(3)(i)           Certificate of Incorporation (Exhibit B)                            E-2

(3)(ii)          Code of Regulations (Exhibit C)                                     E-3

(4)              Annuity Contracts (Exhibit D)                                       E-4

(5)              Opinion Regarding Legality (Exhibit E)                              E-5

(23)             Consent of Experts and Counsel (Exhibit F)                          E-6

(24)             Power of Attorney (Exhibit G)                                       E-7



(b)(1)        Financial Statements:


              Independent Auditors' Report


              Balance Sheets as of December 31, 2001 and 2000

              Statements of Income for the years ended December 31, 2001, 2000 and 1999

              Statements of Shareholder's Equity for the years ended December 31, 2001, 2000 and 1999

              Statements of Cash Flows for the years ended
              December 31, 2001, 2000 and 1999



              Notes to Financial Statements

Item 17.  UNDERTAKINGS

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to
                          the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the determining of any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          INDEPENDENT AUDITORS' CONSENT



     The Board of Directors of Nationwide Life and Annuity Insurance Company:

     We consent to the use of our report for Nationwide Life and Annuity Insurance Company dated January 29, 2002, included herein (File
     No. 333-47640). Our report for Nationwide Life and Annuity Insurance Company refers to a change to the method of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets.



KPMG LLP
Columbus, Ohio
April 29, 2002

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 30th of April, 2002.


                                   NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                                   ---------------------------------------------
                                                   (Registrant)


                                   By: /s/ STEVEN SAVINI
                                      ------------------------------------------
                                                Steven Savini, Esq.


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons on the 30th of April, 2002 in the capacities indicated.



               SIGNATURE                              TITLE

W. G. JURGENSEN                             Director and Chief Executive Officer
----------------------------------------
W. G. Jurgensen

JOSEPH J. GASPER                                 Director and President and
----------------------------------------          Chief Operating Officer
Joseph J. Gasper

MICHAEL S. HELFER                                  Director and Executive
----------------------------------------     Vice President-Corporate Strategy
Michael S. Helfer

DONNA A. JAMES                                  Director and Executive Vice
----------------------------------------   President-Chief Administrative Officer
Donna A. James

ROBERT A. OAKLEY                                Director and Executive Vice
----------------------------------------     President-Chief Financial Officer
Robert A. Oakley

ROBERT A. WOODWARD, JR                          Director and Executive Vice
----------------------------------------     President-Chief Investment Officer
Robert A. Woodward, Jr.

GALEN R. BARNES                                           Director
----------------------------------------
Galen R. Barnes

                                                                                                  By /s/ STEVEN SAVINI
                                                                                     ---------------------------------------------
                                                                                                      Steven Savini
                                                                                                    Attorney-in-Fact